                                  SCHEDULE 14A
                                 (Rule 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                  Exchange Act of 1934 (Amendment No. ______)

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X]  Preliminary Proxy Statement                   [_]  Confidential, for Use of the Commission
                                                        Only (as permitted by Rule 14a-6(e)(2))
[_]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[_]  Soliciting Material Under Rule 14a-12

                     ACCESS WORLDWIDE COMMUNICATIONS, INC.
        ---------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


                                Not applicable
     --------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[_]  No fee required.

[X]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)  Title of each class of securities to which transaction applies:

________________________________________________________________________________

(2)  Aggregate number of securities to which transaction applies:

________________________________________________________________________________

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
The value of the transaction is $33,000,000, based upon the cash purchase price
-------------------------------------------------------------------------------
of $33,000,000, subject to adjustment, to be received by the Registrant in the
------------------------------------------------------------------------------
sale of the Registrant's Phoenix Marketing Group.
-------------------------------------------------

(4)  Proposed maximum aggregate value of transaction:

$33,000,000
--------------------------------------------------------------------------------

(5)  Total fee paid:
$6,600
--------------------------------------------------------------------------------

[_]_____________________________ Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)  Amount previously paid:

________________________________________________________________________________

(2)  Form, Schedule or Registration Statement No.:

________________________________________________________________________________

(3)  Filing Party:

________________________________________________________________________________

(4)  Date Filed:
________________________________________________________________________________

                          [LOGO of Access WORLDWIDE]

Boca Raton, Florida
____________ , 2002

To the Stockholders of
ACCESS WORLDWIDE COMMUNICATIONS, INC.:

     We are pleased to invite you to a Special Meeting of the stockholders of Access Worldwide Communications, Inc. to be held on February 14, 2002.

     The Board of Directors (the "Board") of Access Worldwide Communications, Inc. (the "Company") has negotiated a proposed sale of the Company's Phoenix Marketing Group, our pharmaceutical sampling, direct mail and database management business, to Express Scripts, Inc. (Nasdaq: ESRX), a pharmacy benefit management company. A Special Meeting of the stockholders of the Company has been called at which time you will be asked to consider and vote upon approval of this transaction. This transaction represents the sale of a significant portion of our business and it is consistent with the Company's previously stated goal of considering strategic alternatives.

     The Board has fixed the close of business on December 17, 2001, as the record date for us to determine those stockholders entitled to notice of, and to vote at the Special Meeting. We request that all stockholders sign the enclosed proxy card and return it as promptly as possible in the accompanying stamped envelope. You are respectfully urged to read the Proxy Statement contained in this booklet for further information concerning the proposed transaction.

Sincerely,
/s/ Michael Dinkins
Michael Dinkins
Chairman of the Board, President
and Chief Executive Officer

                          [LOGO OF Access WORLDWIDE]
                     4950 Communication Avenue, Suite 300
                             Boca Raton, FL 33431
                                (561) 226-5000

        NOTICE OF SPECIAL MEETING OF STOCKHOLDERS OF ACCESS WORLDWIDE
               COMMUNICATIONS, INC. TO BE HELD FEBRUARY 14, 2002


Boca Raton, Florida

_______________, 2002

To the Stockholders of

ACCESS WORLDWIDE COMMUNICATIONS, INC.:

     Notice is hereby given that a Special Meeting of the stockholders of Access Worldwide Communications, Inc. ("Access" or the "Company") will be held at the executive offices of the Company at 4950 Communication Avenue, Suite 300, Boca Raton, Florida 33431, at 10:00 a.m., local time, on Thursday, February 14, 2002 to consider and act upon the following matters:

     (1) To consider and vote upon a proposal to sell our Phoenix Marketing Group division which operates our pharmaceutical sampling, direct mail and database management business, to Express Scripts, Inc. ("Express") pursuant to an Asset Purchase Agreement dated December 19, 2001 among Phoenix Marketing Group (Holdings), Inc., Access and Express.

     (2) To transact such other business as may properly come before the meeting or any adjournments thereof.

     The close of business on December 17, 2001 has been fixed by the Board of Directors as the record date for the determination of stockholders entitled to notice of, and to vote at, the Special Meeting.

     The Board of Directors has determined that the sale of the Phoenix Marketing Group division is in the best interests of Access and its stockholders, and has approved and adopted the Asset Purchase Agreement, subject to approval by Access's stockholders.

     It is important that your shares be represented at the meeting regardless of the number of shares you hold. You are encouraged to specify your voting preferences by following the directions on the enclosed proxy card and returning it in the enclosed envelope. If you attend the meeting, you may, if you prefer, revoke your proxy and vote your shares in person.

By order of the Board of Directors,



Richard Lyew
Secretary

               SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

      From time to time, including herein, we may issue forward-looking statements within the meanings of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. These statements represent management's current expectations, beliefs, future plans and strategies, and anticipated events or trends concerning matters that are not historical facts. Such forward-looking statements include, among others:

   . Possible future strategic transactions, including the proposed sale of our Phoenix Marketing Group division ("Phoenix"), one or all of our remaining four divisions or a transaction involving the Company as a whole;

   . Statements regarding our ability to fund our current operations, planned expenditures and anticipated growth;

   . Statements regarding proposed activities pursuant to agreements with clients;

   .  The effects of personnel or facilities additions;

   .  Our banking arrangements;

   . Statements regarding our ability to make principal payments due under our credit facility;

   .  Future plans relating to our growth strategy and business strategy;

   .  Effects of our cost reduction efforts; and

   . Trends or proposals of clients or relating to the industries which we serve.

      Such statements involve known or unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements, include, among others, the following:

   . The need for stockholder approval and lender approval for, and the fulfillment of other conditions, prior to the closing of the sale of Phoenix, that may not be satisfied;

   . The ability of the hired financial advisors to assist us in our efforts to enter into strategic transactions to that could benefit our stockholders;

   . Uncertainties applicable to our ability to satisfactorily effectuate strategic alternatives that could benefit our stockholders;

   . Contingent liabilities to which we would be subject after any consummation of the sale of Phoenix;

   . Risks resulting from the more narrow focus of our business after any disposition of a portion of our business, such as Phoenix;

   . Reliance to a significant extent on a single industry - the pharmaceutical industry;

   .  The risk that the pharmaceutical industry will not experience growth;

   .  Reliance on a limited number of major customers;

   . Our ability to comply with current banking arrangements, including significant penalties for failure to make certain payments by March 31, 2002;

   .  The need for management of any growth that we may achieve;

   . Competition from other third-party providers and those of our clients and prospective clients who may decide to perform in-house the work that we do;

   . Industry consolidation which reduces the number of clients that we are able to serve;

   .  Potential consumer saturation reducing the need for our services;

   . Our ability to launch new products or enter into strategic alliance agreements on a timely basis or at all;

   .  Effects of the loss of our Nasdaq listing privileges;

   . The possible limited nature of any beneficial effects of cost reduction actions undertaken by us;

   . The possible effect on us of the recent terrorist attacks of September 11, 2001; and

   .  The possible limited duration of significant agreements with our clients.

      We assume no duty to update any forward-looking statements. For a more detailed discussion of these risks and others that could affect our results, see the Risk Factors section of this Proxy Statement and our filings with the Securities and Exchange Commission, including the Risk Factors section of Access's Annual Report on Form 10-K for the year ended December 31, 2000.

                               TABLE OF CONTENTS

Summary.....................................................................  3
Questions and Answers About the Proposed Transaction........................  8
Security Ownership of Certain Beneficial Owners and Management.............. 13
Risk Factors................................................................ 15
Proposal: Approval of Proposed Sale of Phoenix.............................. 16
Opinion of Our Financial Advisor............................................ 29
Where You Can Find More Information About Access............................ 33
Selected Financial Data..................................................... 34
Unaudited Financial Statements of Phoenix................................... 36
Pro Forma Condensed Consolidated Financial Information...................... 51
Additional Information...................................................... 55
Appendix A: Asset Purchase Agreement........................................ A-1
Appendix B: Opinion of Financial Advisor.................................... B-1

                     ACCESS WORLDWIDE COMMUNICATIONS, INC.

                      4950 Communication Avenue, Suite 300
                             Boca Raton, FL  33431
                                 (561) 226-5000

                                PROXY STATEMENT

                        Special Meeting of Stockholders

          This Proxy Statement is being furnished to you as a holder of shares of common stock, par value $0.01 per share, of Access Worldwide Communications, Inc. ("Access," or the "Company," references to "we," "us" or "our" refer to Access and its subsidiaries) in connection with the solicitation of proxies by the Board of Directors (the "Board") of Access for use at a Special Meeting of Stockholders (the "Special Meeting") to be held at 4950 Communication Avenue, Suite 300, Boca Raton, Florida on February 14, 2002 at 10:00 a.m., Eastern Standard Time. Accompanying this Proxy Statement is a proxy card for the Special Meeting, which you may use to indicate your vote as to the proposal described in this Proxy Statement.

          All proxies which are properly completed, signed and returned to us prior to the Special Meeting, and which have not been revoked, will be voted in favor of the proposal described in this Proxy Statement unless otherwise directed. You may revoke a proxy given to us at any time before it is voted either by filing with the Secretary of Access, at our executive offices, a written notice of revocation or a duly executed proxy bearing a later date, or by attending the Special Meeting and expressing a desire to vote your shares in person.

          The close of business on December 17, 2001 has been fixed as the record date for the determination of stockholders entitled to notice of, and to vote at, the Special Meeting or any adjournments of the Special Meeting. As of the record date, we had 9,740,001 outstanding shares of common stock, the only voting securities of Access. As of the record date, we had approximately 1,774 stockholders of record. A stockholder is entitled to cast one vote for each share held on the record date on all matters to be addressed at the Special Meeting.

          Our principal executive offices are located at 4950 Communication Avenue, Suite 300, Boca Raton, Florida. This Proxy Statement and the accompanying proxy are first being mailed to our stockholders on or about ____________, 2002.

          At the Special Meeting, the stockholders will consider and vote upon
(i) the proposal to approve the sale of essentially all of the assets and business of our Phoenix Marketing Group division ("Phoenix") pursuant to an Asset Purchase Agreement entered into on December 19, 2001 among the Company, Phoenix Marketing Group (Holdings), Inc., a wholly-owned subsidiary of the Company that operates Phoenix ("Holdings;" references herein to "Phoenix" include references to Holdings), and Express Scripts, Inc. ("Express") (this transaction is sometimes referred to herein as the "Asset Sale" and the asset purchase agreement is referred to herein as the "Asset Purchase Agreement"), and
(ii) such other proposals as may properly come before the Special Meeting or any adjournment thereof.

          Additional information about the Asset Sale is contained in this Proxy Statement, which should be reviewed carefully.

          THE ACCESS BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE ASSET SALE AND RECOMMENDS A VOTE "FOR" APPROVAL OF THE ASSET SALE PURSUANT TO THE ASSET PURCHASE AGREEMENT.

          YOU MAY RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROXY STATEMENT. ACCESS HAS NOT AUTHORIZED ANYONE TO PROVIDE INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROXY STATEMENT. NEITHER THE DELIVERY OF THE PROXY STATEMENT NOR THE CONSUMMATION OF THE ASSET SALE BY ACCESS TO EXPRESS MEANS THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS CORRECT AFTER THE DATE OF THIS PROXY STATEMENT.

                                    SUMMARY

          This summary highlights selected information in this Proxy Statement and may not contain all of the information that is important to you. You should carefully read this entire Proxy Statement and the other documents we refer you to for a more complete understanding of the Asset Sale.

THE SPECIAL MEETING

Purpose of this Proxy

          We are seeking your proxy in order to vote your shares for approval of the sale of the assets and business of Phoenix pursuant to the Asset Purchase Agreement.

Record Date and Stockholders Entitled to Vote

          You are entitled to vote if you owned shares of our common stock at the close of business on December 17, 2001, the record date for the Special Meeting. You will have one vote for each share of our common stock that you owned on the record date. As of December 17, 2001, there were 9,740,001 shares of Access common stock entitled to be voted.

Vote Required

          We will need the affirmative vote of the holders of a majority of the shares of our outstanding common stock in order to approve the Asset Sale pursuant to the Asset Purchase Agreement.

THE COMPANIES

Access

          Founded in 1983, Access provides a variety of sales, marketing, Internet and education services to more than 100 clients. Among other things, we reach physicians, pharmacists and patients on behalf of pharmaceutical clients, educating them on new drugs, prescribing indications, medical procedures and disease management programs. Our services include medical education, product stocking, database management, teleservices and sample and literature fulfillment. For clients in the telecommunications, insurance, financial services and consumer products industries, we reach the growing multicultural markets with multilingual telemarketing, strategic planning and market research services. Our corporate headquarters are located at 4950 Communication Avenue, Suite 300, Boca Raton, Florida 33431. Our telephone number at that location is
(561) 226-5000.

Phoenix

          Phoenix is a pharmaceutical sampling, direct mail and database management business that employs approximately 300 people at four pharmaceutical sampling, warehouse and management sites in New Jersey. For the first nine months of 2001, Phoenix accounted for approximately 32% of our gross revenues and approximately 95% of our earnings before interest, taxes, depreciation, and amortization ("EBITDA"). For 2000, Phoenix accounted for approximately 25% of our revenues and approximately 59% of our EBITDA (excluding Access's loss on the sale of a business unit in 2000). For 1999, Phoenix accounted for 19% of our revenues and 56% of our EBITDA. Phoenix's principal executive offices are in Access's corporate headquarters located at 4950 Communication Avenue, Suite 300, Boca Raton, Florida 33431. Phoenix's telephone number also is (561) 226-5000.

Express

          The common stock of Express trades on the Nasdaq Stock Market. According to Express's management, Express is the third largest pharmacy benefit management ("PBM") company in North America. Express provides a range of PBM services, including retail drug card programs, mail pharmacy services, drug formulary management programs and other clinical management programs for approximately 19,000 client groups that include HMOs, health insurers, third-party administrators, employers, union-sponsored benefit plans and government health programs. Headquartered in Missouri, Express has facilities in seven states and Canada.

THE ASSET SALE

The Reasons for the Asset Sale

          The Board has approved the sale of Phoenix pursuant to the Asset Purchase Agreement in connection with its consideration of strategic transactions for Access, including, the possible sale of one or all of our divisions or a transaction involving the Company as a whole. During the past several years, the Company has considered various strategic alternatives, none of which was deemed suitable for the Company or its stockholders. The consideration of various strategic alternatives was accelerated after the renewal of Access's credit facility (the "Credit Facility") with its lenders (the "Bank Group") in April 2001, as a result of the need to make certain cash payments under that renewal by March 31, 2002. Absent such payments, Access would be subject to significant penalties under the terms of its Credit Facility. If the Asset Sale is consummated, Access intends to use all of the net proceeds, after paying transaction expenses, to repay amounts outstanding under the Credit Facility.

Fairness of the Asset Sale to the Stockholders of Access

          In arriving at the determination that the transaction is fair to, and in the best interests of, our stockholders, our Board considered a number of factors, including, the following:

          . The fact that the $33.0 million cash purchase price would extinguish a significant percentage of Access's outstanding debt and reduce risks we face in connection with the Credit Facility;

          . The absence of other offers that are superior to Express's offer in light of all the terms and conditions offered by Express;

          . The fact that the Asset Purchase Agreement requires that the sale be approved by a majority of Access's stockholders, which ensures that the Board will not be taking action of which the stockholders disapprove;

          . The risk that, after the Asset Sale, Access will have a less diversified business which would leave Access dependent on the performance of its other divisions, including an increase in the relative importance of its revenues from, and relationships with, telemarketing and educational related customers; and

          . The risk that Access could be exposed to future indemnification payments for a breach of its representations and warranties contained in the Asset Purchase Agreement.

THE ASSET PURCHASE AGREEMENT

General

          We propose to sell essentially all of the tangible and intangible assets of Phoenix pursuant to the Asset Purchase Agreement among the Company, Phoenix and Express, dated December 19, 2001. The sale of Phoenix is expected to close within 15 days of any approval of that sale by the stockholders of Access. The Asset Purchase Agreement is described in more detail under "The Asset Purchase Agreement" and a copy of the Asset Purchase Agreement is attached to this Proxy Statement as Appendix A. The Asset Purchase Agreement contains various customary representations and warranties made by each of the parties to the Asset Purchase Agreement. Such representations and warranties relate to, among other things, the enforceability of the Asset Purchase Agreement, our authority and the authority of Express to enter into the Asset Purchase Agreement, our organization and the organization of Express and the assets of Phoenix being transferred. We encourage you to read the Asset Purchase Agreement, as it is the legal document that governs the transaction.

Purchase Price

          As consideration for the Asset Sale, Express will pay to Access $33.0 million in cash at the closing and will assume certain liabilities of Phoenix in the approximate amount of $2.0 million. The cash purchase price may be adjusted as necessary to reflect prorations for rent and lease payments and other items that are customarily proratable. That amount will be determined subsequent to the closing date.

Conditions that Must be Satisfied Prior to the Closing of the Asset Sale

          Completion of the Asset Sale is subject to various conditions (any of which may be waived by the party benefited by the condition), including, among others:

          . The truth and correctness of the representations and warranties of Access, Phoenix and Express;

          . Performance of, and compliance with, all covenants by Access, Phoenix and Express;

          . Delivery of a customary opinion of counsel, by counsel to Access and Phoenix;

          . The absence of certain material adverse changes in the assets or the business of Phoenix;

          . The execution of employment agreements and non-competition agreements with certain Phoenix employees;

          . Approval of the Asset Sale by Bank of America, as agent for our Bank Group and

           .    Approval of the Asset Sale by the stockholders of Access.

Termination of the Asset Purchase Agreement

          The Asset Purchase Agreement may be terminated, and the Asset Sale abandoned for various reasons, including:

          . Subject to certain exceptions, by mutual consent of us and Express;

          . If the closing does not occur on or before February 28, 2002, subject to exceptions;

          . If any of the representations or warranties of Access, Phoenix or Express are not true and correct when made or at any time prior to the closing;

          . If we or Express fail to fulfill their obligations under the Asset Purchase Agreement; and

          . If there is any statute, rule or regulation making consummation of the transaction illegal.

Expenses of the Asset Sale

          Whether or not the Asset Sale is consummated, each party is required to bear its own cost and expenses relating to the Asset Sale, including fees and expenses of attorneys, accountants and financial advisors, except that if the Asset Purchase Agreement is terminated as a result of the willful breach by a party of any of its representations, warranties, covenants or agreements set forth in the Asset Purchase Agreement, such breaching party will pay the costs and expenses of the other parties.

OPINION OF OUR FINANCIAL ADVISOR

          In connection with its approval of the Asset Purchase Agreement, our Board received an opinion of our financial advisor, Alterity Partners LLC ("Alterity"), as to the fairness, from a financial point of view, to us of the consideration to be received in the transaction. The full text of the opinion is attached to this Proxy Statement as Appendix B. We encourage you to read this opinion carefully in its entirety for a description of the assumptions made, matters considered and limitations on the review undertaken by Alterity. The opinion is addressed to our Board and does not constitute a recommendation to any stockholder as to how to vote with respect to matters relating to the Asset Sale.

EFFECT OF THE TRANSACTION

          Upon completion of the Asset Sale, we intend to apply the proceeds to pay our expenses of this transaction, including taxes and fees, anticipated to be approximately $5.0 million, and use the balance, anticipated to be approximately $28.0 million, to the Bank Group. That would reduce our indebtedness under the Credit Facility, thus lessening the burden of high interest rates and terminating the potential obligation to issue shares of our common stock to the Bank Group under warrants that we issued in connection with the Credit Facility. Consistent with previously announced plans, the Company is continuing to pursue other strategic transactions, including the possible sale of one or all of our remaining four divisions or a transaction involving the Company as a whole. We cannot assure you that we will be able to consummate any such transactions on terms acceptable to us, if at all. While the Company currently has no pending transactions other than the one described in this Proxy Statement, our efforts in this regard are ongoing and it is possible that a transaction or transactions could be agreed to or closed prior to the Special Meeting.

INTERESTS OF CERTAIN PERSONS IN THE TRANSACTION

          The members of our Board and our officers do not have any interests in the transaction that are different from or in addition to your interests. Our financial advisor, Alterity, will receive a $300,000 cash payment upon delivery of its fairness opinion and, for its services as our financial advisor, 4.0% of the total consideration received by Access upon consummation of the transaction.

MANAGEMENT OWNERSHIP

          As of December 24, 2001, our directors and executive officers own, in aggregate, 1,091,625 shares of our outstanding common stock, representing approximately 11.0% of our outstanding shares.

FEDERAL INCOME TAX CONSEQUENCES

          We will recognize a gain for federal income tax purposes on the sale of Phoenix to Express. The transaction may also subject us to state or local income, franchise, sales, use or other tax liabilities in state or local tax jurisdictions in which we file returns or have certain assets.

ACCOUNTING TREATMENT OF THE TRANSACTION

          The transaction will be accounted as a sale of a business under accounting principles generally accepted in the United States of America. The sale of the business of Phoenix will be evaluated by the Company pursuant to the requirements of FAS No. 144, "Accounting for the Impairment or Disposal of Long-lived Assets," which will be effective January 1, 2002.

APPRAISAL RIGHTS

          We are organized under the corporate laws of the State of Delaware. Delaware law does not provide for appraisal or other similar rights for dissenting stockholders in connection with the Asset Sale. Accordingly, our stockholders will have no right to dissent and obtain payment for their shares in connection with the Asset Sale.

BOARD RECOMMENDATION

          Based on its determination that the terms of the Asset Purchase Agreement are fair to, and are in the best interests of Access and the best interests of our stockholders, our Board has approved, and recommends that our stockholders approve the Asset Sale pursuant to the Asset Purchase Agreement.

             QUESTIONS AND ANSWERS ABOUT THE PROPOSED TRANSACTION


Q:   WHEN AND WHERE IS THE SPECIAL MEETING?

A: The Special Meeting of stockholders of Access will be held at the executive offices of the Company at 4950 Communication Avenue, Suite 300, Boca Raton, Florida 33431, at 10:00 a.m., local time, on Thursday, February 14, 2002.


Q:   WHAT AM I ASKED TO VOTE UPON?

A: Our Board is asking you to vote to approve an Asset Purchase Agreement providing for the sale of esssentially all of the assets of Phoenix to Express.



Q.   WHO IS ENTITLED TO VOTE?

A: The record date for the Special Meeting is December 17, 2001. Stockholders of record as of the close of business on the record date are entitled to notice of, and to vote at, the Special Meeting. You are entitled to one vote for each share of common stock that you held on this date, including shares:

     .    held directly in your name as the "stockholder of record" and

     .    held for you in an account with a broker, bank or other nominee.


Q.   HOW DO I VOTE BY PROXY?

A: Sign and date each proxy form that you receive and return it in the prepaid envelope. If you return your signed proxy, but do not indicate your voting preference, it will be voted FOR the approval of the sale of the assets of Phoenix to Express and in the discretion of the proxies named in your proxy card as to other matters that may properly come before the meeting. Sign your name exactly as it appears on the proxy form. If you are signing in a representative capacity (for example, as an attorney, executor, administrator, guardian, trustee or officer or agent of a company or partnership), indicate your name and your title or capacity. If your shares are held in custody for a minor (for example, under the Uniform Gift to Minors Act), the custodian should sign, not the minor. If your shares are held jointly, both owners should sign.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: Your broker will vote your shares only if you provide instructions on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares.

Q:   MAY I CHANGE MY VOTE AFTER I MAIL MY SIGNED PROXY CARD?

A: Yes. Just send in a written revocation or a later dated, signed proxy card before the Special Meeting or simply attend the Special Meeting and vote in person.

Q.   WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE PROXY FORM?

A: It means that your shares are registered in more than one account. To ensure that all your shares are voted, sign and return each proxy card that you receive from us or from your broker.

Q.   WHAT CONSTITUTES A QUORUM?

A: A majority of all outstanding shares of common stock, which may be present or represented by proxy, constitutes a quorum for the Special Meeting. Absent a quorom, no action may be taken with respect to the Asset Sale at the Special Meeting.

Q.   HOW MANY VOTES ARE NEEDED FOR APPROVAL OF THE SALE OF PHOENIX?

A: Under applicable Delaware law, the affirmative vote of a majority of the outstanding shares of our common stock is required for the approval of the Asset Sale.

Q.   HOW WILL VOTES BE COUNTED?

A: All proxies which are properly completed, signed and returned to us prior to the Special Meeting, and which have not been revoked, will be voted in favor of the Proposal. If you return your signed proxy, but do not indicate your voting preferences, it will be voted in favor of the Proposal. Any shares that are not voted (whether by abstention, broker non-vote or otherwise) will have the same effect as votes against the Proposal. A "broker non-vote" refers to shares of common stock represented at the Special Meeting in person or by proxy by a broker or nominee where such broker or nominee (i) has not received voting instructions on a particular matter from the beneficial owners or persons entitled to vote, and (ii) the broker or nominee does not have discretionary voting power on such matter.

Q.   WILL ANY OTHER MATTERS BE PRESENTED TO STOCKHOLDERS AT THE SPECIAL MEETING?

A: As of the date of this Proxy Statement, we do not know of any matters to be presented for consideration at the Special Meeting other than that described in this Proxy Statement. If any other matters properly come before the Special Meeting, a signed proxy would confer discretionary authority with respect to those matters, and the person named in the accompanying form of proxy intend to vote that proxy, to the extent entitled, in accordance with their best judgment.

Q.   WHO WILL BE SOLICITING PROXIES AND WHO WILL BEAR THE COST?

A: The Board is soliciting your proxy. Access will bear the cost of the Special Meeting and the cost of soliciting proxies in the accompanying form, including the cost of mailing this Proxy Statement. In addition to solicitation by mail, our directors, executive officers and regular employees (none of whom will be additionally compensated for such services) and other solicitors who may be retained by us may solicit proxies by telephone or otherwise. Arrangements will be made with brokerage firms and other custodians, nominees and fiduciaries to forward forms of proxies and proxy materials to their principals and we will reimburse them for their reasonable expenses in connection therewith.

Q.   WHAT PERCENTAGE OF THE COMMON STOCK IS OWNED BY THE DIRECTORS AND OFFICERS?

A: Our directors and executive officers, in the aggregate, beneficially own approximately 11.0% of our outstanding common stock as of the record date.

Q: IF THE TRANSACTION IS COMPLETED, WHAT WILL ACCESS RECEIVE FOR THE PHOENIX ASSETS?

A: If the transaction with Express is consummated, we will receive $33.0 million in cash. In addition, Express will assume approximately $2.0 million in liabilities associated with the assets being sold. The amount of cash we receive may be adjusted as necessary to reflect the prorations for rent and lease payments and other similar items that are customarily proratable.

Q: WILL ANY OF THE MONEY RECEIVED FROM THE TRANSACTION BE DISTRIBUTED TO ME AS A STOCKHOLDER?

A: No. If the transaction with Express is consummated, after paying certain transaction expenses, Access will use the net proceeds, estimated to be approximately $28.0 million, to pay down a portion of the Credit Facility which had an outstanding balance of approximately $33.4 million as of November 30, 2001.

Q:   HOW DOES THE BOARD RECOMMEND THAT I VOTE ON THE PROPOSED MATTER?

A: Our Board unanimously recommends that stockholders vote "FOR" the sale of Phoenix.

Q:   WHY IS OUR BOARD RECOMMENDING THE TRANSACTION?

A: Our Board believes the sale of Phoenix to Express will benefit Access and its stockholders by enabling us to reduce our debt with the Bank Group and lessen the burden of our interest payments at their current high rate. Our Board believes that the terms of the Asset Purchase Agreement, which are the product of arm's length negotiations between our representatives and those of Express, are fair and in the best interests of Access and our stockholders.

Q: ARE THERE RISKS I SHOULD CONSIDER IN DECIDING WHETHER TO VOTE TO APPROVE THE TRANSACTION?

A: Yes. For a discussion of the risk factors you should carefully read the section of this Proxy Statement titled "Risk Factors."

Q: WILL THE BOARD RECEIVE AN OPINION AS TO THE FAIRNESS OF THE TRANSACTION FROM A THIRD PARTY?

A: Yes. In arriving at its determination that the transaction is fair to, and in the best interests of Access, the Board has considered a number of factors, including the opinion of our financial advisor, Alterity, as to the fairness, from a financial point of view, to Access of the consideration to be received in the transaction. The opinion is addressed to our Board and does not constitute a recommendation to any stockholder as to how to vote with respect to matters relating to the transaction. For a full description of the opinion, see the section of this Proxy Statement titled "Opinion of Our Financial Advisor." To review the text of the opinion, see Appendix B to this Proxy Statement.

Q: DO THE MEMBERS OF OUR BOARD OR OUR MANAGEMENT HAVE ANY SPECIAL INTEREST IN THE OUTCOME OF THE VOTE?

A: The members of our Board and our officers do not have any interests in the transaction that are different from, or in addition to your interests.

Q:   WILL STOCKHOLDERS HAVE DISSENTING OR APPRAISAL RIGHTS?

A: Under Delaware law you will have no dissenting or appraisal rights as a result of the transaction.

Q:   WHAT IS MANAGEMENT'S PLAN IF THE ASSET SALE PROPOSAL IS NOT APPROVED?

A: If stockholders either vote to reject the Asset Sale or determine, for whatever reason, not to vote (so that the required minimum vote of holders of a majority of all outstanding shares of common stock does not occur), then, we would continue to seek strategic transactions, including finding a buyer for Phoenix and/or one or all of our other four divisions or a transaction involving the Company as a whole.

Q:   CAN I STILL SELL MY SHARES?

A: Yes. Neither the Asset Purchase Agreement nor the Asset Sale will affect your right to sell or otherwise transfer your shares of Access common stock.

Q: WHAT ARE THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE ASSET SALE TO THE STOCKHOLDERS?

A: Access does not expect that holders of our common stock will recognize any gain or loss due to the transaction. However, if a stockholder chooses to sell his or her shares, that stockholder may owe taxes as a result of that sale. Stockholders are encouraged to contact their own tax advisor to discuss tax issues relating to their transactions in our stock.

Q:   WHAT DO I NEED TO DO NOW?

A: You simply need to vote and sign your proxy by February 14, 2002. Please mark your vote with care. If you do not include instructions on how to vote your properly signed proxy card, your shares will be voted "FOR" approval of the Asset Sale pursuant to the Asset Purchase Agreement.

Q:   WHO CAN HELP ANSWER MY QUESTIONS?

A: If you have questions about the transaction after reading this Proxy Statement, you should contact one of the following people: Andrea Greenan, Director of Investor Relations, at (240) 582-0100; Richard Lyew, Senior Vice President and Corporate Controller, at (561) 226-5000; or John Hamerski, Executive Vice President and Chief Financial Officer, at (561) 226-5000.

                             SECURITY OWNERSHIP OF
                   CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


         The following table sets forth information regarding the beneficial ownership of our common stock as of December 17, 2001, by (i) each person known by us to be the beneficial owner of more than five percent of the outstanding shares of our common stock (based on a review of filings with the Securities and Exchange Commission (the "SEC")); (ii) each director; (iii) the chief executive officer and each executive officer whose compensation was required to be included in our most recent proxy statement; and (iv) all of our current directors and executive officers as a group. Unless otherwise indicated, each stockholder has sole voting and investment power with respect to the indicated shares. The addresses for the officers and directors is that of Access is 4950 Communication Avenue, Suite 300, Boca Raton, Florida 33431.

       Name and Title of Beneficial Owner                  Amount and Nature of           Percentage of Class
                                                           Beneficial Ownership
-------------------------------------------------------------------------------------------------------------------
Michael Dinkins, Chairman of the Board,                           49,110 (l)                      *
President, and Chief Executive Officer
John Hamerski, Executive Vice President and
Chief Financial Officer                                            6,020 (2)                      *
Robert Regazzi, Executive Vice President and
Chief Operating Officer - Phoenix Marketing Group                 30,400 (3)                      *
Joseph Macaluso, Executive Vice President of Sales (4)           176,463 (5)                    1.81%
Bernard Tronel, Senior Vice President and Chief
Operating Officer - Teleservices Group (6)                         3,000 (7)                      *
Liam S. Donahue, Director                                          3,700                          *
Lee H. Edelstein, Director                                       201,016                        2.06%
Randall J. Lewis, Director                                         5,000                          *
Stawkat Raslan, Director                                          19,003 (8)                      *
Charles H. Weil, Director                                        551,130 (9)                    5.66%
All directors and executive officers as a                      1,091,625 (10)                  11.04%
group (15 persons)

*    Less than one percent.

(1) Includes 40,000 shares of common stock currently issuable, or issuable within 60 days after January 1, 2002, upon exercise of options.

(2) Includes 400 shares of common stock currently issuable, or issuable within 60 days after January 1, 2002, upon exercise of options.

(3) Includes 400 shares of common stock currently issuable, or issuable within 60 days after January 1, 2002, upon exercise of options.

(4)  Resigned as of August 31, 2001.

(5) Includes 400 shares of common stock currently issuable, or issuable within 60 days of January 1, 2002, upon exercise of options and 10,000 shares owned by Mr. Macaluso's spouse.

(6)  Resigned as of June 30, 2001.

(7) Includes 1,000 shares of common stock currently issuable, or issuable within 60 days of January 1, 2002, upon exercise of options.

(8) Includes 4,003 shares of common stock currently issuable, or issuable within 60 days of January 1, 2002, upon exercise of options.

(9) Mr. Weil controls Compania Financiera Tassarina, S.A. ("Compania"). According to a Schedule 13-D, dated September 17, 1999, filed by Compania, Compania has sole voting and no dispositive power over all 551,130 shares and Mr. Weil has no voting power and sole dispositive power over all 551,130 shares.

(10) Includes 46,203 shares of common stock currently issuable, or issuable within 60 days of January 1, 2002, upon exercise of options. This amount also includes 32,667 shares beneficially owned by Peter Bewley who resigned as a director as of December 17, 2001.

                                 RISK FACTORS

         You should carefully consider the following risk factors relating to the transaction before you decide whether to vote to approve the Asset Sale and the Asset Purchase Agreement. You should also consider the other information in this Proxy Statement and the additional risk factors and information in our other reports we file with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2000.

After the Asset Sale, We Will Face Additional Risks

         After the sale of Phoenix, our business would consist of inbound/outbound telemarketing, medical education and multicultural marketing research. While we are continuing to seek strategic transactions, including the sale of one or more of our remaining four divisions or a transaction involving Access as a whole, we cannot assure you that we will be able to enter into any transactions on terms acceptable to us or at all. After the Asset Sale and any subsequent sale of any of our other subsidiaries, our business would be more narrowly focused than it is now, creating greater risks to us if a portion of our business fails to perform satisfactorily. Such failure to perform could adversely affect our financial condition and results of operations.

There is No Plan to Distribute Any of the Proceeds of the Asset Sale to Our Stockholders

         We do not intend to distribute any portion of the proceeds from the Asset Sale to our stockholders. Currently, we intend to use all of the net proceeds of the sale, after the payment of expenses, to reduce the outstanding amounts of indebtedness under the Credit Facility.

The Asset Purchase Agreement Will Expose Us to Contingent Liabilities

         Under the Asset Purchase Agreement, we have agreed to indemnify Express and individuals and entities related to Express for any breach of our representations and warranties in that agreement and for certain other matters. This means that, if statements we made in the Asset Purchase Agreement are untrue, or if we fail to fulfill our obligations in the Asset Purchase Agreement, Express can require us to pay amounts to compensate them for any such misstatements. A copy of the Asset Purchase Agreement is attached hereto as Appendix A, and that agreement is further described under "The Asset Purchase Agreement."

The Asset Sale May Not be Consummated

         The consummation of the Asset Sale is subject to numerous conditions. Even if our stockholders approve the proposed Asset Sale, we cannot assure you that the other conditions to closing will be met and that the Asset Sale will be consummated. These conditions include the required approval of the Bank Group. If the Asset Sale is not consummated, the Company will have devoted a substantial amount of time and financial resources to the transaction without realizing any gain therefrom. Also, if the Asset Sale is not consummated, we may not be able to sell Phoenix on terms as favorable as those provided in the Asset Purchase Agreement with Express, if at all, in the future.

                PROPOSAL: APPROVAL OF PROPOSED SALE OF PHOENIX

         The following is a summary description of the material aspects of the Asset Sale. This description does not purport to be complete and is qualified in its entirety by reference to the appendices attached to this Proxy Statement, including the Asset Purchase Agreement, which is attached as Appendix A. While we believe that the description covers the material terms of the Asset Sale, the summary provided in this Proxy Statement may not contain all of the information that is important to you. Therefore, we urge you to read the appendices to the Proxy Statement in their entireties.

General

         Our Board of Directors has approved, and recommends that our stockholders approve, the Asset Sale pursuant to the Asset Purchase Agreement providing for the sale of the assets and business of Phoenix to Express. The affirmative vote of the holders of a majority of the outstanding shares of our common stock is required to approve the Asset Sale. Abstentions and broker non-votes have the same effect as a vote against the proposal.

         OUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE SALE OF PHOENIX PURSUANT TO THE ASSET PURCHASE AGREEMENT AND RECOMMENDS THAT OUR STOCKHOLDERS VOTE "FOR" THE PROPOSED SALE OF PHOENIX PURSUANT TO THE ASSET PURCHASE AGREEMENT.

         Under the Asset Purchase Agreement, Access will transfer to Express essentially all of the tangible and intangible property constituting Phoenix's business. Subject to certain post-closing adjustments representing pro-rations of rent and lease payments and other items customarily proratable, the total consideration to be paid by Express for Phoenix's business is $33.0 million in cash, plus the assumption by Express of certain liabilities relating to Phoenix. The amount of those liabilities is approximately $2.0 million. The closing of the transaction is expected to take place within 15 days after the approval, if any, of the transaction by our stockholders at the Special Meeting. The terms of the Asset Purchase Agreement are discussed in more detail below.

Access

         Founded in 1983, Access provides a variety of sales, marketing, Internet and education services to more than 100 clients. Among other things, we reach physicians, pharmacists and patients on behalf of pharmaceutical clients, educating them on new drugs, prescribing indications, medical procedures and disease management programs. Our services include medical education, product stocking, database management, teleservices and sample and literature fulfillment. For clients in the telecommunications, insurance, financial services and consumer products industries, we reach the growing multicultural markets with multilingual telemarketing, strategic planning and market research services. We have facilities in six states and we have a total of approximately 1,300 employees.

Phoenix

         Phoenix is a pharmaceutical sampling, direct mail and database management business that employs approximately 300 people at four pharmaceutical sampling, warehouse, and management sites in New Jersey. Phoenix maintains the nation's largest outsourced Drug Enforcement Administration ("DEA")-approved sample fulfillment center. Drugs and product literature are sent to medical personnel on behalf of pharmaceutical companies from the distribution centers. All requests are validated through a single-loop system that uses state licenses, DEA and American Medical Association ("AMA") databases. Shipping manifests and labels are generated as samples are picked, packed and shipped to targeted medical practitioners. Follow-up letters are produced, driven by a system that processes and stores acknowledgements of delivery, closing the sample fulfillment loop. Returned products are quarantined and processed for destruction. A destruction acknowledgement closes the returned goods loop. In 2000, Phoenix sent 74 million sample units to medical personnel and pharmaceutical sales representatives. During the first nine months of 2001, Phoenix sent 72.1 million sample units, benefiting from a new facility opened in 2000.

         Additional information about Access may be obtained from periodic reports and other information we have filed with the SEC. You may read and copy this information at the Commission's public reference facilities. Please call the SEC at 1-800-SEC-0330 for information about these facilities. This information is also available at the Internet site maintained by the Commission at http://www.sec.gov.
   ------------------

Express

         According to its management, Express is the third largest pharmacy benefit management (PBM) company in North America. Express provides a range of PBM services, including retail drug card programs, mail pharmacy services, drug formulary management programs and other clinical management programs for approximately 19,000 client groups that include HMOs, health insurers, third-party administrators, employers, union-sponsored benefit plans and government health programs. Headquartered in St. Louis, Missouri, Express has facilities in seven states and Canada. Express's principal executive offices are located at 13900 Riverport Drive, Maryland Heights, Missouri 63043. Express's telephone number at that location is (314) 770-1666.

Background of the Transaction

         The proposed sale of Phoenix has resulted, to a significant extent, from our need to generate cash to repay certain amounts due under the Credit Facility by March 31, 2002. The pertinent background with regard to the Credit Facility is as follows. We entered into the Credit Facility in March 1999. The Credit Facility is collateralized by substantially all of our assets and has certain financial covenants which have become increasingly more restrictive. After a number of defaults had occurred and subsequent forbearance agreements and amendments to the Credit Facility were entered into by Access and the Bank Group, on April 3, 2001, we entered into the Fourth Amendment Agreement and Waiver (the "Fourth Amendment") to the Credit Facility with the Bank Group. The Fourth Amendment increased our revolving commitment line to $18.5 million through September 30, 2001, with periodic reductions thereafter, and provided funding for $4.0 million in capital expenditures during the then current year.

         The payment schedule under our Credit Facility was modified under the Fourth Amendment, and requires no monthly installments of principal until January 1, 2002, at which time monthly principal payments in the amount of $350,000 will commence and continue through December 31, 2002, with the remaining outstanding balance due on January 2, 2003. An additional payment of $3.0 million in principal is due on March 31, 2002. The interest rate for our Credit Facility under the Fourth Amendment is prime plus four percent.

         Additionally, the Fourth Amendment required us to hire an investment banker by May 15, 2001 to explore strategic alternatives, and provided for the issuance of warrants to the Bank Group in the amount of 12% of the common equity of Access if we do not pay down $3.0 million by March 31, 2002. The total amount outstanding under the Credit Facility as of November 30, 2001 was approximately $33.4 million.

         On May 10, 2001, our Board of Directors approved the hiring of HNY Associates, L.L.C. ("HNY Associates"), as financial advisor to explore strategic transactions, including the possible sale of one or all of our divisions or a transaction involving Access as whole.

         During the summer of 2001, business plans were prepared for each of our business segments, with a focus on the Company's non-pharmaceutical businesses. The original plan was to retain Phoenix. However, we were unable to identify a non-Phoenix transaction that would benefit the stockholders of Access. Therefore, management commenced a search for an investment advisor with a history of working on pharmaceutical transactions. On August 9, 2001, the Board approved the hiring of a second investment advisor, Alterity, in order to assist Access in seeking alternatives for Phoenix. This firm was selected primarily based on its pharmaceutical background and was charged with focusing on a transaction involving Phoenix. HNY Associates continues to be retained to search for non-pharmaceutical opportunities.

         During September 2001, members of Alterity visited Phoenix and held a series of meetings with employees of Access. Alterity prepared an information memorandum that described Phoenix's business and included historical and projected financial information. Potential acquirers were identified and contacted by Alterity, and non-disclosure agreements were collected prior to distribution of the information memoranda to the interested companies.

         Potential acquirers were given until October 9, 2001 to provide first-round indications of interest in buying Phoenix. Alterity received twelve first-round indications. Management, with the approval of the Board, invited five companies to submit additional offers and to meet with the management of Access and Phoenix and perform due diligence. These meetings with potential acquirors took place during the remainder of October, and included management presentations, facilities visits and due diligence of relevant documents. Final bids were due the second week of November 2001.

          Management, with the Board's approval, elected to negotiate a definitive agreement with Express. Express was selected from among the final bids because of the price offered and the perceived benefits of their all cash offer. In addition, Express indicated that it was willing to initiate immediate due diligence and complete the transaction as soon as possible.

         Access and Express executed a non-binding term sheet dated November 19, 2001, and commenced negotiations on a purchase and sale agreement. During the following weeks, negotiations and due diligence progressed, and the Asset Purchase Agreement with Express was executed on December 19, 2001.

Reasons for the Transaction

         Our Board believes that the sale of Phoenix will benefit us and enhance stockholder value by providing the funds needed to reduce our indebtedness to the Bank Group. These funds will allow us to reduce existing interest payments, which are at prime plus four percent, and avoid the issuance of warrants that would be dilutive to the holders of our common stock. We will be required to issue these warrants if we were unable to make a $3.0 million payment to the Bank Group by March 31, 2002.

         The Board believes that the terms of the Asset Purchase Agreement, which are the product of arm's length negotiations between us and representatives of Express, are fair and in our best interests and those of our stockholders. In reaching its decision to recommend and approve the transaction, our Board consulted with its advisors and considered a number of factors. The Board reviewed the likelihood of realizing a long-term value equal to or greater than the value offered by Express if Phoenix were not sold.

The Board determined that the ability to obtain such value would depend on numerous factors, many of which were speculative, uncertain and/or out of our control. The key factors considered by the Board included:

         . The fact that the cash payment of $33.0 million would extinguish a significant percentage of our outstanding debt under the Credit Facility;

         . The absence of other offers that were superior to Express's offer in light of all the terms and conditions offered by Express;

         . The fact that the Asset Purchase Agreement requires that the sale be approved by a majority of Access's stockholders, which ensures that the Board will not be taking action of which the stockholders disapprove;

         . The risk, that after the Asset Sale, Access will have a less diversified business which would leave Access dependent on the performance of its other divisions and that there would be an increase in the relative importance of its revenues and relationships with telemarketing and educational related customers;

         . The risk that the sale of individual divisions would leave Access with excess overhead that would need to be proportionately reduced; and

         . The risk that Access could be exposed to future indemnification payments for a breach of its representations and warranties contained in the Asset Purchase Agreement.

         The Phoenix transaction was also evaluated within the context of possible returns, if any, that would be available to investors from possible strategic transactions involving our remaining four divisions. We offer stockholders no assurance that we will be successful in effectuating any strategic transactions that would be beneficial to our stockholders. The above discussion of the factors considered by the Board is not intended to be exhaustive. In determining whether to approve and recommend the Asset Purchase Agreement, the Board did not assign any relative or specific weights to any of the foregoing factors, and individual directors may have weighed factors differently. After deliberating with respect to the Asset Purchase Agreement and considering, among other factors, the reasons discussed above, our Board unanimously approved the sale as being in our best interests and the best interests of our stockholders.

The Asset Purchase Agreement

         Phoenix will be sold by us pursuant to the Asset Purchase Agreement with Express. The following summarizes the significant provisions of the Asset Purchase Agreement. This summary description does not purport to be complete and is qualified in its entirety by the full text of the Asset Purchase Agreement attached to this Proxy Statement as Appendix A which sets forth the terms of the Asset Sale.

Purchase Price

         The purchase price for Phoenix assets is $33.0 million in cash plus the assumption of certain liabilities of Phoenix by Express in the approximate amount of $2.0 million.

         The purchase price is subject to adjustment as necessary to reflect the prorations for rent and lease payments and other items that are usually and customarily proratable.

Assets to be Sold

         Express will purchase from us essentially all of our assets related to Phoenix, including:

               .   Vehicles;
               .   Equipment and machinery;
               .   Furniture and fixtures;
               .   Leasehold improvements;
               .   Computer and computer-related equipment;
               .   Spare parts, tools, supplies and other tangible property;
               .   Inventories;
               .   Right, title and interest under permits used in the business;
               .   Right, title and interest in, to and under contracts,
                   agreements, understandings and leases related to the
                   business;
               .   Trademarks, service marks, trade names, service names, domain names, brand names, copyrights, know-how, processes,
                   software, trade secrets, proprietary information, inventions, databases, customer lists, and other intellectual property used in or related to the business;
               .   All physician and other databases, whether in electronic or hardcopy format, owned, leased, or otherwise held by Access and used in the operation of the business;
               .   Accounts receivable;
               .   Rights, claims, and causes of action under or pursuant to
                   warranties, representations, indemnifications, hold harmless provisions and guarantees;
               .   Books, records, papers, material correspondence and
                   instruments of whatever nature or format that relate to the assets of Phoenix or the operation of its business; and
               .   All other assets used in the business of Phoenix, including deposits, prepaid expenses, promotional materials, insurance claims and claims against third parties.

Excluded Assets

               .   Most of Phoenix's cash;
               .   Certain inter-Access receivables and payables;
               .   Certain intangible assets; and
               .   Access's corporate assets relating to Phoenix including:
                   corporate bank accounts, insurance, and computers used in the treasury and corporate functions.

Liabilities to be Assumed By Express

         At the closing, Express will assume the following liabilities, obligations and commitments of Access which relate to the business of Phoenix:

               .   Accounts payable;
               .   Customer deposits payable;
               .   Unearned income;
               .   Deferred revenue;

               .    Sales tax payable;
               .    Use tax payable;
               .    Employee 401(k) payable;
               .    Profit sharing loans;
               .    Cafeteria plan payable;
               .    Insurance benefit not recorded/medical claims;
               .    Accrued payroll;
               .    Accrued bonus;
               .    Accrued 401(k) contribution; and
               .    Current and long-term portions of certain loans.

Excluded Liabilities

          Express will not assume any of our liabilities that are not specifically assumed in the Asset Purchase Agreement, including:

               .    Certain related party liabilities;
               .    Accrued interest payable to related parties;
               .    Any severance obligations of Phoenix or Access with the
                    exception of specified obligations;
               .    Expenses that did not arise in the ordinary course of
                    Access's business; and
               .    Compensated absences.

Closing Under the Asset Purchase Agreement

          Subject to approval by Access's stockholders, the closing of the Asset Purchase Agreement will take place (i) at the offices of Shapiro Sontag Lawyers, in Fort Lauderdale, Florida, at 10:00 a.m., local time, no later than February 28, 2002, assuming all of the conditions have been met, including approval by our stockholders at the Special Meeting, or (ii) at such other time or place or on such other date as Access or Express will agree in writing, but no later than March 15, 2002.

Our Representations and Warranties

          We have made certain representations and warranties relating to Phoenix, including with respect to, among other things:

               .    Financial statements for Phoenix;

               .    Liabilities and obligations;

               .    Compliance with applicable laws and permits;

               . The existence of any legal proceeding in connection with the assets or the business;

               .    Payment of taxes;

               .    Title to the assets being transferred;

               .    Condition of the assets being transferred;

               .    Accounts receivable;

               .    Employee benefits;

               .    Absence of certain changes since November 30, 2001;

               . Agreements, leases, arrangements and understandings of any nature that relate to the assets or the business of Phoenix involving remaining payments, liabilities or obligations of $15,000 or more;

               .    Insurance;

               .    Employees;

               . The intellectual property relating to the operations of Phoenix, including trademarks, service marks, trade names, copyrights, domain names, databases, software and software licenses;

               . The accuracy of the disclosures made by us in the course of the transaction; and

               .    Environmental matters.

Representations and Warranties of Express

          Express has made certain representations and warranties relating to, among other things:

               .    Its corporate organization;

               . Its authority to enter into and perform its obligations under the Asset Purchase Agreement; and

               . The existence of any proceedings to restrain, prohibit, or obtain damages or other relief in connection with the Asset Purchase Agreement or the transactions contemplated thereby.

Survival of Representations and Warranties

          The representations and warranties of Access, Phoenix and Express survive and remain in full force and effect for 425 days after the closing date of the Asset Sale, except that certain representations and warranties of Access, Phoenix and Express will survive indefinitely and certain representations and warranties of Access and Phoenix will survive for the applicable statue of limitations period.

Indemnification

          Under the Asset Purchase Agreement, we agree to indemnify and hold harmless Express and certain related individuals and entities harmless from and against any damage it may suffer after the closing for:

          . Any misrepresentation, omission, or inaccuracy in or breach of any representation or warranty of Phoenix or Access contained in this Agreement or in any certificate, instrument, or document delivered pursuant hereto;

          . Any breach by Phoenix or Access of any of the covenants or agreements contained in the Asset Purchase Agreement or in any certificate, instrument, or document delivered pursuant thereto;

          . Any liability (including the excluded liabilities) or obligation of Phoenix or Access (whether accrued, absolute, contingent, unliquidated, or otherwise, whether or not known to Phoenix, and whether due or to become due), unless specifically assumed by Express;

          . Any taxes arising under state tax laws from or in connection with the sale of the assets to Express, other than those for which Express has agreed to be responsible;

          . The ownership, operation, management, or use of the assets and the operation of the business prior to and including the closing date;

          .    Any services provided by Phoenix or Access;

          . Any action taken or claim asserted by any stockholder of Phoenix or Access, whether or not in connection with the transaction contemplated by the Asset Purchase Agreement; and

          . Any acts or omissions of Phoenix or Access prior to the closing date and any events or occurrences involving the assets or the business or its operation (other than the liabilities assumed by Express), or the current or former employees or independent contractors of Phoenix or Access taking place on or prior to the closing date.

          Under the Asset Purchase Agreement, Express agrees to indemnify and hold us and certain related individuals and entities harmless from and against any damage it may suffer after the closing for:

          . Any misrepresentation, omission, or inaccuracy in or breach of any representation or warranty of Express contained in the Asset Purchase Agreement or in any certificate, instrument, or document delivered pursuant thereto;

          . Any breach by Express of any of the covenants or agreements contained in the Asset Purchase Agreement or in any certificate, instrument, or document delivered pursuant thereto; and

          . The operation of the assets and the business following the closing date.

          No indemnification will be required to be made by either party with respect to any claims unless the aggregate amount of damages incurred by such party with respect to all such claims (whether asserted, resulting, imposed, or incurred before, on, or after the closing date) exceeds $25,000, in which case the indemnifying party will be liable to the full extent of such damages, subject to the limitation that except for judicial determinations of fraud against either party (for which no dollar limit will apply), neither party will be liable to the other party for any sum in excess of $1,750,000, whether arising by virtue of a direct claim by one of the parties hereto against the other, or by virtue of a claim asserted by a third party.

Conditions to Completion of the Transaction

          Under the Asset Purchase Agreement, the obligations of Phoenix and Access to consummate the transaction contemplated by the Asset Purchase Agreement are subject to the fulfillment on or prior to the closing date of each of the following conditions:

          . The representations and warranties of Express contained in the Asset Purchase Agreement are true and correct as of the closing date;

          . Express has performed and complied with all covenants and agreements required by the Asset Purchase Agreement to be performed or complied with by it on or prior to the Closing Date;

          . Our receipt of an officer's certificate executed on behalf of Express by the chief executive officer and chief financial officer of Express, dated the closing date, representing and certifying that the above conditions have been fulfilled and our receipt of a secretary's certificate, dated the closing date, certifying certain matters customary for a transaction like this;

          . No proceeding will, on the closing date, be pending or threatened or seek to restrain, prohibit, or obtain damages or other relief in connection with the Asset Purchase Agreement or the consummation of the transactions contemplated thereby;

          .    Corporate approval of the transaction by Express;

          . Approval of the Asset Purchase Agreement by Bank of America, as agent for our Bank Group;

          .    Approval of the transaction by our stockholders;

          . Phoenix and Access receiving from Express assignment and assumption agreements, in form and substance reasonably acceptable to Phoenix and Access, executed by Express assuming the assumed liabilities;

          . Receipt by Phoenix and Access from Express of Express corporate documents customary for a transaction like this; and

          . Express has offered employment to certain executives of Phoenix, except those that fail to satisfy Express's employment criteria.

          Under the Asset Purchase Agreement, the obligations of Express to consummate the transactions contemplated by the Asset Purchase Agreement are subject to the fulfillment on or prior to the closing date of each of the following conditions:

          . The representations and warranties of Phoenix and Access contained in the Asset Purchase Agreement are true and correct as of the closing date;

          . Phoenix and Access has performed and complied with all covenants and agreements required by the Asset Purchase Agreement to be performed or complied with by them on or prior to the Closing Date;

          . Express's receipt of officer's certificates executed on behalf of Access and Phoenix by the chief executive officers and chief financial officers of Access and Phoenix, dated the closing date, representing and certifying, that the above conditions have been fulfilled and Express's receipt of secretary certificates from the Secretaries of Access and Phoenix, dated the closing date, certifying matters customary for a transaction like this;

          . No proceeding will, on the closing date, be pending or threatened seeking to restrain, prohibit, or obtain damages or other relief in connection with the Asset Purchase Agreement or the consummation of the transaction contemplated thereby;

          . Since the date of the Asset Purchase Agreement, there were no material adverse change in the assets or the business of Phoenix;

          . Express will have received from Phoenix and Access certain certificates, instruments, and documents, including (i) bills of sale and certificates of title sufficient to transfer title and interest of Phoenix to Express, subject to permitted encumbrances; (ii) assignment and assumption agreements regarding the assumed liabilities; (iii) lien search reports showing no liens affecting the Phoenix assets; (iv) releases of liens affecting the assets; (v) executed copies of required approvals;
               (vi) notarized trademark assignments; (vii) notarized copyright assignments; and (viii) such other agreements and instruments as Express may reasonably request;

          . Phoenix and Access will have delivered to Express an opinion of counsel customary for a transaction like this;

          . Phoenix and Access will have used their best efforts, in good faith, to obtain the approval and consent of the AMA with respect to (i) the assignment to Express of Phoenix's database license agreement with the AMA, and (ii) the assignment to Express of the various sub-license agreements under such database license agreement;

          . The transaction contemplated by the Asset Purchase Agreement has been approved by the Boards of Directors of Phoenix and Access and by the stockholders of Access;

          . Express has been issued all licenses and other permits required for the operation of the business from and after the closing date by the Drug Enforcement Administration and the Federal Drug Administration. Express also has received from all other governmental entities all other permits necessary for it to consummate the transaction contemplated by the Asset Purchase Agreement and operate the business from and after the closing date, excluding, however, state issued permits for which applications can be made after the closing date and the absence of which immediately after the closing do not prevent Express from operating the business in the states where such applications must be made;

          . Express has entered into employment agreements or non-competition agreements with certain Phoenix employees;

          . Express has received from Phoenix and Access copies of Access and Phoenix corporate documents customary for a transaction like this;

          . Express has concluded its (i) review of Phoenix's compliance with all applicable regulatory requirements, including the Prescription Drug Marketing Act; and (ii) inventory count with results that evidence Phoenix's compliance with applicable law and regulations;

          . Express has received from Phoenix and Access signed filing copies of a certificate of amendment to Phoenix's certificate of incorporation changing Phoenix's name to a name not containing the words "Phoenix Marketing Group," which Express may file with the Secretary of State of the State of Delaware; and

          . Express has received evidence satisfactory to it of the payment of the fees of Alterity by Phoenix or Access or the provision, satisfactory to Express, for such payment without any liability therefor on the part of the Buyer.

Termination

          The Asset Purchase Agreement may be terminated in certain circumstances, including, among others:

          .    By mutual written consent of us and Express; or

          .    By either party, if:

          . the closing does not occur on or before February 28, 2002, unless the failure to close is due to a breach of the Asset Purchase Agreement by the party seeking to terminate the Asset Purchase Agreement; or

          . there is any statute, rule, or regulation that makes consummation of the transaction illegal or otherwise prohibited or a governmental entity has issued an order, decree, or ruling or taken any other action permanently restraining, enjoining, or otherwise prohibiting the consummation of the transaction and such order, decree, ruling or other action becomes final and nonappealable, or there comes into effect an applicable law prohibiting the consummation of the transaction or that could have a material adverse effect on Express's ability to operate the business of Phoenix from and after the closing.

     .    By Phoenix and Access, if:

          . any of the representations or warranties of Express contained in the Asset Purchase Agreement is not true and correct when made or at any time prior to the closing; or

          . Express fails to fulfill any of its obligations under the Asset Purchase Agreement, and, in the case of each of the foregoing, such misrepresentation, breach of warranty, or failure (provided it can be cured) has not been cured within 30 days of actual knowledge thereof by Express.

     .    By Express, if

          . any of the representations or warranties of Phoenix or Access contained in the Asset Purchase Agreement are not true and correct when made or at any time prior to the closing; or

          . we fail to fulfill any of our obligations under the Asset Purchase Agreement, and, in the case of each of the foregoing, such misrepresentation, breach of warranty, or failure (provided it can be cured) has not been cured within 30 days of actual knowledge thereof by us.

Expenses

          Access and Express will each pay all of its own costs and expenses incurred in connection with the Asset Sale, including fees and expenses of attorneys, accountants and financial advisors; except that if the Asset Purchase Agreement is terminated as a result of the willful breach by a party of any of its representations, warranties, covenants, or agreements set forth in the Asset Purchase Agreement, that breaching party will pay the costs and expenses of the other parties.

Business Activities Following the Proposed Transaction

          After the closing of the Asset Sale, we plan to continue to operate our remaining businesses as we have in the past. The Board also will continue to evaluate strategic transactions, including the possible sale of one or all of our remaining four divisions or a transaction involving the Company as a whole. We cannot assure you that we will be able to consummate any such transactions on terms acceptable to us, if at all.

Use of Proceeds

          We plan to use a portion of the proceeds to fund expenses related to this transaction. We estimate that the expenses incurred in connection with the transaction (including accounting, legal, financial advisory services, filing and printing fees and taxes associated with the transaction) will total approximately $5.0 million. We intend to use the remaining proceeds, which are estimated to be approximately $28.0 million, to reduce our debt under the Credit Facility with the Bank Group, which totaled approximately $33.4 million as of November 30, 2001.

Appraisal Rights

          We are organized under the corporate laws of the State of Delaware. Delaware law does not provide for appraisal or other dissenters' rights for stockholders who vote against approval of the Asset Sale in connection with the transaction. Accordingly, our stockholders will have no right to dissent and obtain payment for their shares.

Interests of Certain Persons in the Transaction

          The members of our Board and our officers do not have any interests in the transaction that are different from or in addition to your interests. Our financial advisor, Alterity, will receive a $300,000 cash payment upon delivery of its fairness opinion and a payment equal to four percent of the total cash consideration upon consummation of the transaction.

Material United States Federal Income Tax Considerations of the Transaction

          The following summary describes the principal United States federal income tax consequences of the transaction. This summary is based upon the Internal Revenue Code, existing and proposed United States Treasury Regulations promulgated under the Internal Revenue Code, published rulings, administrative pronouncements and judicial decisions, changes to which could affect the tax consequences described in this Proxy Statement, possibly on a retroactive basis.

          We will recognize a gain for federal income tax purposes on the sale of our assets in the transaction. Our gain will be determined based upon the amount of the purchase price (increased by our liabilities properly accrued as of the closing of the transaction, to the extent assumed by Express) allocated to each asset and our basis for each asset. To the extent that the purchase price (as increased by accrued liabilities assumed by Express) allocated to an asset exceeds its tax basis, we will recognize a gain on the disposition of the asset; and to the extent the basis of an asset exceeds the purchase price (as increased by accrued liabilities assumed by Express) allocated to such asset we will recognize a loss. The transaction may also subject us to state or local income, franchise, sales, use or other tax liabilities in state or local tax jurisdictions in which we file returns or have assets other than excluded assets.

          Holders of our common stock will not recognize any gain or loss as a result of the transaction. However, if a stockholder chooses to sell his or her shares, that stockholder may owe taxes at that time. Stockholders are encouraged to contact their own tax advisor with respect to the tax effects of transactions in our stock.

Accounting Treatment of the Transaction

          The transaction will be accounted for as a sale of a business under accounting principles generally accepted in the United States of America. The sale of the business of Phoenix will be evaluated by the Company pursuant to the requirements of FAS No. 144, "Accounting for the Impairment or Disposal of Long-lived Assets," which will be effective January 1, 2002.

          THE ACCESS BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE ASSET SALE AND RECOMMENDS A VOTE "FOR" APPROVAL OF THE ASSET SALE PURSUANT TO THE ASSET PURCHASE AGREEMENT.

                       OPINION OF OUR FINANCIAL ADVISOR

          In connection with the Asset Sale, we engaged Alterity to act as financial advisor and to render an opinion as to the fairness of the consideration to be received in the Asset Sale, from a financial point of view, to us. Alterity was selected by the Board based on its qualifications and expertise. On December 19, 2001, Alterity delivered its written opinion to our Board that, based upon and subject to the assumptions made, matters considered and limitations on its review as set forth in the opinion, from a financial point of view, the consideration to be received in the Asset Sale is fair to us.

          The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. The following is a brief summary and general description of the valuation methodologies utilized by Alterity. The summary does not purport to be a complete statement of the analyses and procedures applied, the judgments made or the conclusion reached by Alterity or a complete description of its opinion. Alterity believes, and so advised the Board, that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all factors and analyses, could create an incomplete view of the process underlying its analyses and opinions.

          No limitations were imposed by us on the scope of Alterity's investigations or the procedures to be followed by Alterity in rendering its opinion. Alterity did not perform an independent appraisal of the assets of Phoenix, nor did Alterity ascribe a specific range of values to the assets to be sold in the Asset Sale; rather, Alterity evaluated the fairness of the consideration to be received in the Asset Sale. Further, Alterity did not negotiate the Asset Sale or advise Access with respect to alternatives to it.

          THE FULL TEXT OF THE WRITTEN OPINION OF ALTERITY DATED DECEMBER 19, 2001 IS ATTACHED AS APPENDIX B (THE "ALTERITY OPINION"). YOU ARE URGED TO READ THE ALTERITY OPINION CAREFULLY AND IN ITS ENTIRETY FOR A DESCRIPTION OF THE ASSUMPTIONS MADE, MATTERS CONSIDERED, PROCEDURES FOLLOWED AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY ALTERITY IN RENDERING ITS OPINION. THE ALTERITY OPINION WAS PREPARED FOR THE BENEFIT OF AND USE BY THE BOARD OF DIRECTORS OF ACCESS IN ITS CONSIDERATION OF THE ASSET SALE AND DOES NOT CONSTITUTE A RECOMMENDATION TO YOU AS TO HOW YOU SHOULD VOTE AT THE SPECIAL MEETING IN CONNECTION WITH THE ASSET SALE PROPOSAL. THE ALTERITY OPINION DOES NOT DRAW ANY CONCLUSIONS ON THE RELATIVE MERITS OF THE ASSET SALE OR ANY OTHER TRANSACTIONS OR BUSINESS STRATEGIES DISCUSSED BY THE BOARD OF DIRECTORS AS ALTERNATIVES TO THE ASSET SALE OR THE UNDERLYING BUSINESS DECISION OF THE BOARD OF DIRECTORS TO PROCEED WITH OR EFFECT THE ASSET SALE. IT ONLY ADDRESSES THE FAIRNESS OF THE CONSIDERATION TO BE PROVIDED TO ACCESS IN CONNECTION WITH THE ASSET SALE TO US AND OUR STOCKHOLDERS, FROM A FINANCIAL POINT OF VIEW. THE SUMMARY OF THE ALTERITY OPINION SET FORTH IN THIS INFORMATION STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THAT OPINION.

          Alterity was not requested to and did not make any recommendation to the Board as to the form or amount of consideration received in the Asset Sale, which Alterity assumed, was determined through arms' length negotiations between the parties. Alterity took into account its assessment of general economic, market and financial conditions as well as its experience in connection with similar transactions and securities valuations generally.

          In connection with its opinion, Alterity, among other things:

          . Solicited third-party indications of interest in acquiring the assets of Phoenix and bids therefor;

          . Reviewed 12 of these initial bids and solicited additional offers to purchase the assets of Phoenix from five third parties that submitted initial bids;

          . Reviewed two of these additional offers and engaged in discussions thereon with our management, who, following their discussions with Alterity, recommended that the Board accept an additional bid submitted by Express based on its terms;

          .    Reviewed substantially final drafts of the Asset Purchase
               Agreement;

          . Reviewed certain financial and other information relating to Phoenix that was publicly available or furnished to Alterity by us that Alterity believed appropriate for purposes of rendering this opinion, including, but not limited to:

               . Access's Annual Reports on Forms 10-K for the three fiscal years ended December 31, 1998 through December 31, 2000 and Access's Quarterly Report on Form 10-Q for the nine-month period ended September 30, 2001;

               . Phoenix's unaudited financial statements for the three fiscal years ended December 31, 1998 through December 31, 2000; and

               .    Financial projections for, and as developed by Phoenix;

          . Met with members of Phoenix's management to discuss the business, operations, historical financial results and future prospects of Phoenix ;

          . Considered certain financial and securities data of Phoenix and compared that data with similar data for other publicly-and privately-held companies in businesses similar to those of Phoenix;

          . Performed a discounted cash flow analysis, a comparable company analysis, a comparable transaction analysis and certain other analyses which Alterity deemed useful in connection therewith; and

          . Considered and/or performed such other information, financial studies, analyses and investigations and financial, economic and market criteria as Alterity deemed relevant and appropriate for purposes of its opinion.


          In arriving at its opinion, Alterity relied upon and assumed the accuracy and completeness of all of the financial and other information that was used by Alterity without assuming any responsibility for any independent verification of any such information and have further relied upon the assurances of Phoenix's management that they were not aware of any facts or circumstances that would make any such information inaccurate or misleading. With respect to the financial projections of Phoenix, Alterity assumed that such projections had been reasonably prepared on a basis reflecting the best currently available estimates and judgments of management, and that such projections provide a reasonable basis upon which Alterity could form an opinion. In arriving at its opinion, Alterity did not make a physical inspection of the properties and facilities of Access, and has not made or obtained any evaluations or appraisals of the assets and liabilities (contingent or otherwise) of Access.


          Alterity assumed that the Asset Sale will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, the Exchange Act and all other applicable federal and state statues, rules and regulations. The Alterity Opinion was based upon market, economic and other conditions as of the date of the opinion. Accordingly, although subsequent developments may affect the opinion, Alterity did not assume any obligation to update, review or reaffirm its opinion.

          Each of the analyses conducted by Alterity was carried out in order to provide a different perspective on the Asset Sale, and to enhance the total mix of information available. Alterity did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to the fairness, from a financial point of view, of the Asset Sale to Access. Alterity did not place any particular reliance or weight on any individual analysis, but instead concluded that its analyses, taken as a whole, supported its determination. Accordingly, Alterity believes that its analyses must be considered as a whole and that selecting portions of its analyses or the factors it considered, without considering all analyses and factors collectively, could create an incomplete view of the process underlying the analyses performed by Alterity in connection with the preparation of its opinion.

          Alterity used a variety of financial and comparative reviews, including those described below. Alterity did not attribute any particular weight to any specific review or factor considered, but rather made qualitative judgments based on its experience in rendering such opinions and on the circumstances and information as a whole.

          In connection with preparing to render its opinion, Alterity:

          . compared the consideration offered to the historical market prices for other businesses;

          . compared the consideration offered to the value implied by analyses of comparable companies and comparable transactions;

          . compared the consideration offered to the value implied by discounted cash flow analyses; and

          . considered any factors or analyses that Alterity judged, based on their experience to be relevant.

          Alterity performed a variety of financial and comparative analyses for the purpose of rendering the Alterity Opinion. While the foregoing summary describes all material analyses and factors reviewed by Alterity, it does not purport to be a complete description of the presentations by Alterity to the Board or the analyses performed by Alterity in arriving at the Alterity Opinion. Alterity believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create a misleading view of the processes underlying the Alterity Opinion. In addition, Alterity may have given various analyses more or less weight that other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuations resulting from any particular analysis described above should not be taken to be Alterity's view of the actual value of the assets of Phoenix. In performing its analyses, Alterity made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Access. The analyses performed by Alterity are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses or assets do not purport to be appraisals or to necessarily reflect the prices at which businesses or assets may actually be sold. The analyses performed were prepared solely as part of Alterity's analysis of the fairness of the consideration in the Asset Sale, from a financial point of view, to Access and were provided to the Board in connection with the delivery of the Alterity Opinion.

          In connection with its services in providing the Alterity Opinion, Alterity will receive $300,000. In addition, in connection with its services as financial advisor to Access, Alterity will receive an amount equal to four percent of the total consideration received by Access from the Asset Sale. In addition, the Company has agreed to indemnify Alterity for certain liabilities that may arise out of the rendering this opinion.

          Alterity is an investment banking firm that, as part of its investment banking business, regularly is engaged in the evaluation of businesses and their securities in connection with mergers, acquisitions and private placements.

               WHERE YOU CAN FIND MORE INFORMATION ABOUT ACCESS


          We file periodic reports, proxy statements, and other information with the SEC. These SEC filings are available to the public over the Internet at the SEC's web site (www.sec.gov). You may also read and copy any document that Access files with the SEC at the SEC's public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549; and Citicorp Center, 500 West Madison Street, Suite 1400 Chicago, Illinois 60661. You may obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference facilities.

          We "incorporate by reference" into this Proxy Statement the information in documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this Proxy Statement, and information that we file subsequently with the SEC will automatically update this Proxy Statement. We incorporate by reference the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the filing of this Proxy Statement and before the Special Meeting.

          . Annual Report on Form 10-K for the year ended December 31, 2000 (filed April 17, 2001).

          . Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001 (filed May 15, 2001), June 30, 2001 (filed August 14, 2001)
               and September 30, 2001 (filed November 7, 2001).

          .    Current Reports on Form 8-K filed April 12, 2001 and July 17,
               2001.

          You may request a copy of these filings, other than an exhibit to a filing unless the exhibit is specifically incorporated by reference into the filing, at no cost to you by contacting us at the following address and telephone number:

                         Access Worldwide Communications, Inc.
                         Richard Lyew, Secretary
                         4950 Communication Avenue, Suite 300
                         Boca Raton, FL 33431
                         (561) 226-5000

                            SELECTED FINANCIAL DATA

     The following selected consolidated financial data set forth as of and for each of the five years ended December 31, 1996, 1997, 1998, 1999 and 2000 have been derived from the Company's consolidated financial statements, which have been audited. The information as of and for the nine-month periods ended September 30, 2000 and 2001 has been derived from the Company's unaudited consolidated financial statements which, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the information set forth therein. The results of operations for the nine months ended September 30, 2001 are not necessarily indicative of the results of operations for the full year. The following information contained in this table should be read in conjunction with the Consolidated Financial Statements and the Notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included on our Form 10-K for the year ended December 31, 2000.

                                                               Years Ended December 31,                           Nine Months
                                                                                                                    Ended
                                                                                                                 September 30,
                                          --------------------------------------------------------------    ------------------------
                                              1996        1997(1)    1998(2)(3)    1999(3)      2000(3)         2000       2001
                                          ------------------------------------------------------------------------------------------
                                                                  (In Thousands Except for Per Share Data)
Statements of Operations Data:
Revenues                                    $16,286       $36,653     $ 71,886    $ 81,187     $ 87,313      $ 65,210   $ 65,533
Cost of revenues                              8,639        21,813       39,743      49,350       53,584        39,222     41,319
                                            -------       -------     --------    --------     --------      --------   --------
Gross profit                                  7,647        14,840       32,143      31,837       33,729        25,988     24,214
Selling, general and administrative
 expenses                                     7,754         8,909       21,432      29,108       29,747        22,137     21,181
Amortization expense                             --           901        1,731       3,110        2,960         2,258      2,106
Unusual charge                                   --            --           --       1,526           --            --         --
Loss on sale of business                         --            --           --          --        7,752         7,614         --
                                            -------       -------     --------    --------     --------      --------   --------
(Loss) income from operations                  (107)        5,030        8,980      (1,907)      (6,730)       (6,021)       927
Interest expense                                101         2,327          911       3,724        5,937         4,317      4,343
Other expense (income)                          200           297           (4)         --         (230)           --         60
                                            -------       -------     --------    --------     --------      --------   --------
(Loss) income before income taxes              (408)        2,406        8,073      (5,631)     (12,437)      (10,338)    (3,476)
Tax (benefit) expense (4)                       (88)        1,181        3,552      (1,793)        (348)          506       (687)
                                            -------       -------     --------    --------     --------      --------   --------
(Loss) income before extraordinary             (320)        1,225        4,521      (3,838)     (12,089)      (10,844)    (2,789)
 charge
Extraordinary charge on extinguishments
 of debt (net of tax expense of $82)             --            --           --        (102)          --            --         --
                                            -------       -------     --------    --------     --------      --------   --------
Net (loss) income                           $  (320)      $ 1,225     $  4,521    $ (3,940)    $(12,089)     $(10,844)  $ (2,789)
                                            -------       -------     --------    --------     --------      --------   --------
Net (loss) income per common                $ (0.07)      $  0.26     $   0.52    $  (0.42)    $  (1.25)     $  (1.12)  $  (0.29)(5)
 share--basic
Net (loss) income per common                $ (0.07)(5)   $  0.26     $   0.51    $  (0.42)(5) $  (1.25)(5)  $  (1.12)  $  (0.29)(5)
 share--diluted

                                                               Years Ended December 31,                           Nine Months
                                                                                                                    Ended
                                                                                                                 September 30,
                                          --------------------------------------------------------------    ------------------------
                                             1996         1997(1)    1998(2)(3)   1999(3)       2000(3)        2000       2001
                                          ------------------------------------------------------------------------------------------
                                                                  (In Thousands Except for Per Share Data)
Balance Sheet Data:
Current assets                              $16,963       $12,384     $ 23,914    $ 25,628     $ 24,752      $ 21,720   $ 29,532
Total assets                                 29,454        52,680      104,422     109,524       92,980        90,413     96,313
Current liabilities                          16,757        17,336       21,944      17,160       17,051        47,188     28,540
Long-term debt, less current maturities      16,201        34,319       29,847      41,369       36,297         2,726     30,966

Mandatorily redeemable preferred stock        1,800         3,888        6,500       4,000        4,000         4,000      4,000
Common stockholders' (deficit) equity        (5,304)       (2,863)      46,130      46,695       35,253        36,499     32,464

     (1) Effective November 1, 1997, the Company acquired the assets and liabilities of Phoenix in a transaction accounted for as a purchase.
     (2) Effective October 1, 1998, the Company acquired all of the outstanding capital stock of AM Medica Communications Group in a transaction accounted for as a purchase.
     (3) In the fourth quarter of 2000, the Company implemented SAB No. 101, and as a result reduced its revenues and cost of sales related to the licensing of AMA databases for the years ended December 31, 2000, 1999, and 1998 in the amount of $1,883,261, $1,328,180, and
          $1,347,933, respectively.

     (4) In December 1996, the Company became a "C" Corporation for income tax purposes. Prior to that, the Company was an "S" Corporation.
     (5) Since the effects of the stock options and earnout contingencies are anti-dilutive for the years ended December 31, 2000, 1999 and 1996, these effects have not been included in the calculation of diluted net
          (loss) income for Common share for 2000, 1999 and 1996.

                   UNAUDITED FINANCIAL STATEMENTS OF PHOENIX

     The following are unaudited financial statements of Phoenix. These unaudited financial statements have been derived from historical financial data of Access (also referred to as "Parent" in these unaudited financial statements) and include balance sheets of Phoenix as of December 31, 1999 and 2000, and September 30, 2001, and the related statements of operations and cash flows for each of the years in the three year period ending December 31, 2000, and for the nine months ended September 30, 2001. These financial statements reflect the operations, assets and liabilities of Phoenix. These financial statements do not include assets and liabilities of Access not specifically identifiable to Phoenix. For financial reporting purposes, Phoenix is consolidated into the financial statements of Access. The financial statements are not necessarily indicative of the financial position and results of operations or cash flows that would have occurred had Phoenix been a stand-alone entity during the periods presented, nor is it indicative of future results of Phoenix.

     The unaudited financial statements of Phoenix are qualified in their entireties by, and should be read in conjunction with, the historical consolidated financial statements of Access, including the notes thereto, in our Annual Report on Form 10-K for the year ended December 31, 2000, which are incorporated by reference.

                   PHOENIX MARKETING GROUP (HOLDINGS), INC.
            (a subsidiary of Access Worldwide Communications, Inc.)
                                BALANCE SHEETS
                                  (Unaudited)

                                                                                                         As of December 31,
                                                                                                         ------------------

                                                                                                        2000            1999
                                                                                                    ------------    ------------
ASSETS

  Current assets:
  Cash and cash equivalents..................................................................       $    96,845     $ 1,231,295
  Accounts receivable, net of allowance for doubtful accounts of
   $56,052, and $62,146, respectively........................................................         4,985,997       3,180,829
  Other assets, net..........................................................................           428,733         803,537
                                                                                                    -----------     -----------
   Total current assets......................................................................         5,511,575       5,215,661
  Property and equipment, net................................................................         4,907,420       3,982,937
  Other assets, net..........................................................................           328,283         284,639
  Intangible assets, net.....................................................................        12,287,169      12,947,641
                                                                                                    -----------     -----------
   Total assets..............................................................................       $23,034,447     $22,430,878
                                                                                                    -----------     -----------
LIABILITIES AND INVESTMENT BY PARENT

  Current liabilities:
  Current portion of indebtedness............................................................       $    34,347     $    28,879
  Accounts payable and accrued expenses......................................................           586,598         845,064
  Accrued interest and other related party expenses..........................................         3,519,197       2,210,557
  Accrued salaries, wages and related benefits...............................................           805,875         726,006
  Deferred revenues..........................................................................           223,261         359,536
  Due to Parent..............................................................................        18,818,920      18,558,914
                                                                                                    -----------     -----------
   Total current liabilities.................................................................        23,988,198      22,728,956
  Long-term portion of indebtedness..........................................................           117,831          28,477
                                                                                                    -----------     -----------
   Total liabilities.........................................................................        24,106,029      22,757,433
                                                                                                    -----------     -----------
  Commitments and contingencies

  Investment by Parent.......................................................................        (1,071,582)       (326,555)
                                                                                                    -----------     -----------
   Total investment by Parent................................................................        (1,071,582)       (326,555)
                                                                                                    -----------     -----------
   Total liabilities and investment by Parent................................................       $23,034,447     $22,430,878
                                                                                                    ===========     ===========

  The accompanying notes are an integral part of these financial statements.

                   PHOENIX MARKETING GROUP (HOLDINGS), INC.
            (a subsidiary of Access Worldwide Communications, Inc.)
                           STATEMENTS OF OPERATIONS
                                  (Unaudited)

                                                                                 For the Years Ended December 31,
                                                                                 -------------------------------
                                                                              2000            1999            1998
                                                                          ------------    ------------    ------------
Revenues.............................................................     $ 22,082,645    $ 15,707,371    $ 16,905,546
Cost of revenues.....................................................       10,818,170       7,010,751       7,933,761
                                                                          ------------    ------------    ------------
     Gross profit....................................................       11,264,475       8,696,620       8,971,785
Selling, general and administrative expenses (selling, general and administrative expenses paid to related parties are $745,000,
     $702,860, and $596,810, respectively)...........................        8,399,488       7,458,343       6,003,163
Corporate overhead allocation........................................        2,331,449       1,053,052         925,829
Amortization expense.................................................          589,452         589,452         532,410
                                                                          ------------    ------------    ------------
     (Loss) income from operations...................................          (55,914)       (404,227)      1,510,383
Interest income......................................................          122,844          70,107          57,359
Interest expense-related parties.....................................       (1,308,642)     (1,421,177)       (936,791)
                                                                          ------------    ------------    ------------
(Loss) income before income tax (benefit) expense....................       (1,241,712)     (1,755,297)        630,951
Income tax (benefit) expense.........................................         (496,685)       (702,119)        252,380
                                                                          ------------    ------------    ------------
Net (loss) income....................................................     $   (745,027)   $ (1,053,178)   $    378,571
                                                                          ============    ============    ============



   The accompanying notes are an integral part of these financial statements.

                   PHOENIX MARKETING GROUP (HOLDINGS), INC.
            (a Subsidiary of Access Worldwide Communications, Inc.)
                           STATEMENTS OF CASH FLOWS
                                  (Unaudited)

                                                                                          FOR THE YEARS ENDED DECEMBER 31,
                                                                                          --------------------------------
                                                                                     2000                 1999            1998
                                                                                 ------------         ------------    -------------
Cash flows from operating activities:

  Net (loss) income......................................................        $   (745,027)        $ (1,053,178)   $     378,571
  Adjustments to reconcile net (loss) income
   to net cash provided by operating activities:
   Depreciation and amortization.........................................           1,606,106            1,366,586          992,959
   Allowance for doubtful accounts.......................................              (6,094)             (80,237)         (30,000)
   Changes in operating assets and liabilities:
     Accounts receivable.................................................          (1,799,074)             867,590       (1,589,290)
     Other assets, net...................................................             331,160             (228,126)        (235,826)
     Accounts payable and accrued expenses...............................            (258,466)             348,505         (541,444)
     Accrued interest and related party expenses.........................           1,308,640              270,220        2,103,687
     Accrued salaries, wages and related benefits........................              79,869               (6,396)         241,227
     Deferred revenues...................................................            (136,275)              30,944          223,021
                                                                                 ------------         ------------    -------------
      Net cash provided by operating activities..........................             380,839            1,515,908        1,542,905
                                                                                 ------------         ------------    -------------
Cash flows from investing activities:

   Additions to property and equipment...................................          (1,805,306)          (1,838,396)      (1,361,431)
   Consideration in connection with business acquisitions................              71,020              (53,184)      (1,327,233)
                                                                                 ------------         ------------    -------------
      Net cash used in investing activities..............................          (1,734,286)          (1,891,580)      (2,688,664)
                                                                                 ------------         ------------    -------------
Cash flows from financing activities:

   Advances from Parent..................................................             260,006              867,569        1,048,856
   Payments on capital leases............................................             (41,009)             (15,045)         (65,122)
                                                                                 ------------         ------------    -------------
      Net cash provided by financing activities..........................             218,997              852,524          983,734
                                                                                 ------------         ------------    -------------
      Net (decrease) increase in cash and cash equivalents...............          (1,134,450)             476,852         (162,025)
Cash and cash equivalents, beginning of year.............................           1,231,295              754,443          916,468
                                                                                 ------------         ------------    -------------
Cash and cash equivalents, end of year...................................        $     96,845         $  1,231,295    $     754,443
                                                                                 ============         ============    =============

  The accompanying notes are an integral part of these financial statements.

                   PHOENIX MARKETING GROUP (HOLDINGS), INC.
            (a subsidiary of Access Worldwide Communications, Inc.)
                         NOTES TO FINANCIAL STATEMENTS
                                  (UNAUDITED)

1.   Business Description and Significant Accounting Policies

Business Description and Basis of Presentation

     Phoenix Marketing Group (Holdings), Inc. ("Phoenix") a wholly owned subsidiary of Access Worldwide Communications, Inc. ("Access" or the "Parent"), is a pharmaceutical sampling, direct mail and database management business that employs approximately 300 people at four pharmaceutical sampling sites in New Jersey.

     For financial reporting purposes, Phoenix is consolidated into the financial statements of Access. The accompanying financial statements include the operations, assets and liabilities of Phoenix. These financial statements do not include assets and liabilities of Access not specifically identifiable to Phoenix. The financial information included herein is not necessarily indicative of the financial position and results of operations or cash flows that would have occurred had Phoenix been a stand-alone entity during the periods presented, nor is it indicative of future results of Phoenix.

     The following is a summary of the significant policies used in the preparation of the accompanying financial statements:

Cash and Cash Equivalents

     All highly liquid investments with maturities of three months or less when purchased are considered cash and cash equivalents.

     Phoenix's cash and cash equivalents are managed with Access's total cash balances. The net advances between Phoenix and Access appear in the accompanying balance sheet as "Investment by Parent."

Property and Equipment

     Property and equipment are carried at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, ranging from three to seven years. Leasehold improvements are amortized over the term of the facilities' leases. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in operations in the period. Expenditures for maintenance and repairs are expensed as incurred, while expenditures for major renewals that extend the useful lives are capitalized.

     Phoenix has developed certain computer software and technically derived procedures intended to maximize the quality and efficiency of its services. Costs of purchased internal-use computer and telephone software are capitalized and costs of internally developed internal-use computer software are capitalized based on a project-by-project analysis of each of the project's significance to Phoenix and its estimated useful life. All capitalized software costs are amortized on a straight-line basis over a period of three years.

Intangible Assets

     The acquisition of Phoenix by Access was accounted for as a purchase and, accordingly, the purchase price was allocated to the assets acquired or liabilities assumed based on their respective fair values. The excess of the purchase price over the fair value of net assets acquired consists of noncompete agreements, customer lists, assembled workforce and goodwill (the "intangible assets"). The intangible assets are amortized on a straight-line basis over the estimated useful lives of the assets, which range from four to 35 years.

                    PHOENIX MARKETING GROUP (HOLDINGS), INC.
            (a subsidiary of Access Worldwide Communications, Inc.)
                   NOTES TO FINANCIAL STATEMENTS (Continued)
                                  (UNAUDITED)

1.   Business Description And Significant Accounting Policies --(Continued)

Long-Lived Assets

     Long-lived assets, including intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that, based on estimated future cash flows, the related carrying amounts may not be recoverable. When required, impairment losses on assets are recognized based on the excess of the asset's carrying amount over the fair value of the asset, and the long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less cost to sell.

Deferred Revenues

     Deferred revenues represent customer deposits for services that have been contracted for, but have not been fully performed.

Revenue Recognition

     Revenues received from database analysis, direct mail, sales force support systems, sales territory management and product sample and literature fulfillment are recognized when services are rendered.

Income Taxes

     Phoenix calculates the income tax expense (benefit) in the accompanying statements of operations by applying the applicable statutory rate to Phoenix's net income (loss) before income tax (benefit) expense. All deferred tax assets and liabilities for Access are recorded on a consolidated basis and the ensuing charge or benefit is not allocated to the individual subsidiaries.

     Had Phoenix calculated the income tax (benefit) expense on a separate return basis for the year ended December 31, 2000, Phoenix would not have recognized an income tax benefit of approximately $497,000 since Phoenix would have recorded a valuation allowance in an amount equal to the benefit generated for such period. Therefore, Phoenix's proforma net loss (assuming income taxes calculated on a separate return basis) for the year ended December 31, 2000 would have been approximately $1.2 million. Such valuation allowance would have been recorded by Phoenix for the deferred tax asset generated since, based on the weight of available evidence, management determined that it is more likely than not that deferred tax asset would not be realized.

Accounting Estimates

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Such estimates consist primarily of allowances for doubtful accounts, the useful lives of property and equipment and accrued expenses. Actual results could differ from those estimates.

Concentrations of Credit Risk

     Financial instruments, which potentially expose Phoenix to concentrations of credit risk, consist principally of cash and accounts receivable. Phoenix maintains cash in bank deposit accounts, which, at times, may exceed federally insured limits. Phoenix has not experienced any losses in such accounts and management believes the risk related to these deposits is minimal. Phoenix does not require collateral or other security to support credit sales. In addition, Phoenix maintains reserves for potential credit losses.

                   PHOENIX MARKETING GROUP (HOLDINGS), INC.
            (a subsidiary of Access Worldwide Communications, Inc.)
                   NOTES TO FINANCIAL STATEMENTS (Continued)
                                  (UNAUDITED)

1.   Business Description and Significant Accounting Policies --(Continued)

Fair Value of Financial Instruments

     The carrying amount of accounts receivable, other assets (net), accounts payable and accrued expenses, due to Parent, and deferred revenues approximates fair value.

New Accounting Pronouncements

     In July 2001, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards No. 141 ("FAS 141"), "Business Combination", and No. 142 ("FAS 142"), "Goodwill and Other Intangible Assets" (collectively, the "Statements"). FAS 141 (i) requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001, (ii) establishes specific criteria for the recognition of intangible assets separately from goodwill and (iii) requires unallocated negative goodwill to be written off. FAS 142 primarily addresses the accounting for goodwill and intangible assets subsequent to their acquisition. FAS 141 is effective for all business combinations initiated after June 30, 2001 and FAS 142 is effective for all fiscal years beginning after December 15, 2001. Phoenix has not yet determined the impact, if any, that the adoption of the Statements will have on Phoenix.

     In October 2001, the Financial Accounting Standard Board issued Statement of Financial Accounting Standards No. 144 ("FAS 144"), "Accounting for the Impairment or Disposal of Long-Lived Assets." FAS 144 supersedes Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," and requires (i) the recognition and measurement of the impairment of long-lived assets to be held and used and (ii) the measurement of long-lived assets to be disposed of by sale. FAS 144 is effective for fiscal years beginning after December 15, 2001. Phoenix is currently assessing the impact, if any, of the adoption of this statement.

2.   Purchase Business Combinations

     As a result of Access's agreement for the purchase of Phoenix in 1997, additional contingent payments were required if certain financial goals were achieved. Of the aggregate amounts payable under this agreement, 133,683 shares of Phoenix's common stock, valued at $1,203,147, were issued in 1999. There were no contingent payments earned or accrued during the year ended December 31, 2000.

     Intangible assets consist of the following:

                                                                                    December 31,
                                              Useful Life      ----------------------------------------------------
                                               In Years                   2000                         1999
                                            ---------------    -----------------------        ---------------------
Goodwill                                           35                  $13,085,313                  $13,156,333
Customer lists                                      5                      500,000                      500,000
Assembled workforce                                 4                      400,000                      400,000
Noncompete agreements                               7                      135,000                      135,000
                                                               -----------------------        ---------------------
                                                                        14,120,313                   14,191,333
Less: Accumulated amortization                                          (1,833,144)                  (1,243,692)
                                                               -----------------------        ---------------------
Intangible assets, net                                                 $12,287,169                  $12,947,641
                                                               =======================        =====================

                    PHOENIX MARKETING GROUP (HOLDINGS), INC.
            (a subsidiary oF Access Worldwide Communications, Inc.)
                   NOTES TO FINANCIAL STATEMENTS (Continued)
                                  (UNAUDITED)

3.   Property And Equipment

Property and equipment consists of the following:

                                                                                December 31,
                                              Useful Life      ----------------------------------------------
                                               In Years                   2000                     1999
                                           ----------------    --------------------       ------------------
Furniture and fixtures                            7                  $ 1,124,346              $   617,816
Telephone and office equipment                    7                      210,044                   37,510
Computer equipment                              3-5                    4,203,945                3,484,552
Leasehold improvements                     Life of lease               1,669,423                1,126,743
                                                               --------------------       ------------------
                                                                       7,207,758                5,266,621
Less: Accumulated depreciation                                        (2,300,338)              (1,283,684)
                                                               --------------------       ------------------
Property and equipment, net                                          $ 4,907,420              $ 3,982,937
                                                               ====================       ==================

Depreciation expense (including property and equipment held under capital leases) was $1,016,654, $777,134 and $460,549 for the years ended December 31, 2000, 1999 and 1998, respectively.

4.   Revenues From Significant Customers

     For the years ended December 31, 2000, 1999 and 1998, revenues from one customer amounted to approximately 53%, 37% and 39% of revenues, respectively. At December 31, 2000 and 1999, amounts due from this customer and included in accounts receivable amounted to approximately 50% and 31% of accounts receivable, respectively.

5.   Sales-Type Leases

     Phoenix leases equipment to customers under sales-type leases. The current portion of the net investment in sales-type leases is included in current other assets and the long-term portion is included in non-current other assets. The components of the net investment in sales-type leases as of December 31, 2000 and December 31, 1999 are as follows:

                                                2000            1999
                                            ------------    ------------
Minimum rental receivables                    $241,319        $418,632
Less: unearned interest income                 (29,308)        (16,086)
                                            ------------    ------------
Net investment in sales-type leases           $212,011        $402,546
                                            ============    ============

     Under these leases, Phoenix also leases Phoenix-developed software and is obligated to provide maintenance services. The leases terminate in October 2001.

                   PHOENIX MARKETING GROUP (HOLDINGS), INC.
            (a subsidiary of Access Worldwide Communications, Inc.)
                   NOTES TO FINANCIAL STATEMENTS (Continued)
                                  (UNAUDITED)

6.   Defined Contribution Plans

     Phoenix has a defined contribution employee benefit plan, which covers substantially all employees. Phoenix may make discretionary contributions to the plan. During the years ended December 31, 2000, 1999 and 1998, Phoenix contributed $92,646, $80,017 and $61,807, respectively, to the plan.

     Phoenix also sponsors a defined contribution profit sharing plan covering full-time employees. Contributions are made at the discretion of Phoenix. Plan contributions for the year ended December 31, 1998 totaled $322,862. No amounts were contributed for the years ended December 31, 2000 and 1999.

7.   Transactions With Access

     Access provides various general and administrative services to Phoenix including, among others, corporate management, accounting, human resources and information systems support. Such amounts are allocated by Access to Phoenix based on the percentage of Phoenix's revenue to the total revenue of Access. Management believes the method used to allocate corporate overhead between Phoenix and the other subsidiaries of Access is reasonable; however, such costs may not be representative of those which would be incurred if Phoenix operated as an independent stand-alone entity.

     In addition, Access provides working capital on a long-term basis to Phoenix, which is shown on the accompanying balance sheets as due to Access. Access charges Phoenix interest at a rate of 8% on such outstanding balances. Such expense is shown as interest expense-related parties in the accompanying statements of operations.

8.   Commitments And Contingencies

Legal Proceedings

     Access and Phoenix are involved in legal actions arising in the ordinary course of business. Access and Phoenix believe that the ultimate resolution of these matters will not have a material effect on Access's or Phoenix's financial position, results of operations or cash flows.

Collateral for Access's Debt

      At December 31, 2000 and 1999, Access had an outstanding balance of $32.9 million and $40.5 million, respectively under the revolving credit and term loan portions of the Credit Facilty. The Credit Facility is collateralized by substantially all of the assets of Access, including those of Phoenix. In addition, the Credit Facility has certain financial covenants which become increasingly more restrictive should Access not be able to meet its growth projections.

      During the second quarter of 1999, Access was not in compliance with certain financial covenants of its Credit Facility. On September 28, 1999, Access entered into a forbearance agreement with the Bank Group. On April 14, 2000, Access entered into an Amendment Agreement and Waiver with the Bank Group which waived the events of default and amended certain provisions of the Credit Facility.

      On January 5, 2001, Access notified the Bank Group that it had defaulted on all of its financial covenants, as amended, of the Credit Facility. On April 3, 2001, Access entered into the Fourth Amendment to the Credit Facility. The Fourth Amendment amends certain provisions of the Credit Facility, as previously amended, and requires Access to meet newly established financial covenants as well as provided for certain other requirements during the period of the Fourth Amendment. The Fourth Amendment expires on January 2, 2003.

                   PHOENIX MARKETING GROUP (HOLDINGS), INC.
            (a subsidiary of Access Worldwide Communications, Inc.)
                  NOTES TO FINANCIAL STATEMENTS  (Continued)
                                  (UNAUDITED)

9.    Commitments And Contingencies (Continued)

      As a result of the Fourth Amendment, Access is required to commence making principal payments in 2002, as well as a $3.0 million payment on the Credit Facility by March 31, 2002. Management believes that only a portion of that payment may be funded by cash flow from operations of Access. Management continues to pursue alternative sources of funding for the remaining amount.

Operating Leases

     Phoenix leases office space and operating equipment under non-cancelable operating leases with terms ranging from three to ten years and expiring at various dates through June 2005. Rent expense under operating leases was $1,244,477, $869,150 and $630,460 for the years ended December 31, 2000, 1999 and 1998, respectively.

     Phoenix leases office and warehouse facilities in New Jersey under a long-term operating lease from a partnership comprised of stockholders and certain former stockholders expiring November 2007. Rent expense under this agreement totaled $745,000, $702,860 and $630,460 for the years ended December 31, 2000, 1999 and 1998, respectively. Phoenix had a receivable from this partnership in the amount of $7,043 at December 31, 1999. There was no amount due from this partnership at December 31, 2000.

     Aggregate minimum annual rentals under the operating leases as of December 31, 2000 are as follows:

                    2001........................    $1,762,696
                    2002........................     1,773,400
                    2003........................     1,871,356
                    2004........................     1,748,545
                    2005........................     1,643,473
                                                    ----------

                                                    $8,799,470
                                                    ==========

                   PHOENIX MARKETING GROUP (HOLDINGS), INC.
            (a subsidiary of Access Worldwide Communications, Inc.)
                           CONDENSED BALANCE SHEETS
                                  (Unaudited)

                                                                                                 SEPTEMBER 30,
                                                                                                     2001
                                                                                                     ----
ASSETS
Current assets:
 Cash and cash equivalents................................................................         $   221,826
 Accounts receivable, net of allowance for doubtful accounts of $147,677..................           4,486,747
 Other assets, net........................................................................             196,177
                                                                                                   -----------
   Total current assets...................................................................           4,904,750
 Property and equipment, net..............................................................           4,931,738
 Other assets, net........................................................................             354,099
 Intangible assets, net...................................................................          11,845,080
                                                                                                   -----------
   Total assets...........................................................................         $22,035,667
                                                                                                   ===========

LIABILITIES AND INVESTMENT BY PARENT
Current liabilities:
 Current portion of indebtedness..........................................................         $    47,179
 Accounts payable and accrued expenses....................................................             775,186
 Accrued interest and other related party expenses........................................           4,436,064
 Accrued salaries, wages and related benefits.............................................             572,563
 Deferred revenues........................................................................             105,936
 Due to Parent............................................................................          16,721,740
                                                                                                   -----------
   Total current liabilities..............................................................          22,658,668
Long-term portion of indebtedness.........................................................              79,537
                                                                                                   -----------
   Total liabilities......................................................................          22,738,205
                                                                                                   -----------

Commitments and contingencies

Investment by Parent......................................................................            (702,538)
                                                                                                   -----------
   Total investment by Parent.............................................................            (702,538)
                                                                                                   -----------
    Total liabilities and investment by Parent............................................         $22,035,667
                                                                                                   ===========

   The accompanying notes are an integral part of these condensed financial statements.

                   PHOENIX MARKETING GROUP (HOLDINGS), INC.
            (a subsidiary of Access Worldwide Communications, Inc.)
                      CONDENSED STATEMENTS OF OPERATIONS
                                  (Unaudited)

                                                                                             Nine Months Ended
                                                                                             -----------------
                                                                                               September 30,
                                                                                               -------------
                                                                                           2001              2000
                                                                                           ----              ----
Revenues.......................................................................        $21,335,151       $15,304,347
Cost of revenues...............................................................         10,313,099         7,406,444
                                                                                       -----------       -----------
 Gross profit..................................................................         11,022,052         7,897,903
Selling, general and administrative expenses (selling,
 general and administrative expenses paid to related
 parties are $566,775 and $557,144, respectively)..............................          7,081,263         5,824,901
Corporate overhead allocation..................................................          1,994,292         1,641,210
Amortization expense...........................................................            442,089           442,089
                                                                                       -----------       -----------
  Income (loss) from operations................................................          1,504,408           (10,297)
Interest income................................................................             27,532            96,153
Interest expense-related parties...............................................           (916,867)         (988,889)
                                                                                       -----------       -----------
  Income (loss) before income tax expense (benefit)............................            615,073          (903,033)
Income tax expense (benefit)...................................................            246,029          (361,213)
                                                                                       -----------       -----------
 Net income (loss).............................................................        $   369,044       $  (541,820)
                                                                                       ===========       ===========

   The accompanying notes are an integral part of these condensed financial statements.

                   PHOENIX MARKETING GROUP (HOLDINGS), INC.
            (a subsidiary of Access Worldwide Communications, Inc.)
                      CONDENSED STATEMENTS OF CASH FLOWS
                                  (Unaudited)

                                                                                                   For the Nine
                                                                                                   Months Ended
                                                                                                    September 30,

                                                                                               2001                 2000
                                                                                               ----                 ----
Cash flows from operating activities:
 Net income (loss)..............................................................           $   369,044           $  (541,820)
 Adjustments to reconcile net income (loss) to net cash provided by (used in)
  operating activities:
   Depreciation and amortization................................................             1,471,681             1,315,643
   Allowance for doubtful accounts..............................................                91,625                (3,363)
 Changes in operating assets and liabilities:
   Accounts receivable..........................................................               407,625            (1,538,896)
   Other assets, net............................................................               206,740               (60,649)
   Accounts payable and accrued expenses........................................               188,588              (452,424)
   Accrued interest and other related party expenses............................               916,867               988,887
   Accrued salaries, wages and related benefits.................................              (233,312)             (440,965)
   Deferred revenues............................................................              (117,325)               81,619
                                                                                           -----------           -----------
   Net cash provided by (used in) operating activities..........................             3,301,533              (651,968)
                                                                                           -----------           -----------

Cash flows from investing activities:
 Additions to property and equipment............................................            (1,053,910)             (958,413)
                                                                                           -----------           -----------
   Net cash used in investing activities........................................            (1,053,910)             (958,413)
                                                                                           -----------           -----------

Cash flows from financing activities:
 Advances (from) to Parent.......................................................           (2,097,180)              614,207
 Payments on capital leases.....................................................               (25,462)                   --
                                                                                           -----------           -----------
   Net cash (used in) provided by financing activities..........................            (2,122,642)              614,207
                                                                                           -----------           -----------

   Net increase (decrease) in cash and cash equivalents.........................               124,981              (996,174)
 Cash and cash equivalents, beginning of period.................................                96,845             1,231,295
                                                                                           -----------           -----------
 Cash and cash equivalents, end of period.......................................           $   221,826           $   235,121
                                                                                           ===========           ===========


   The accompanying notes are an integral part of these condensed financial statements.

                   PHOENIX MARKETING GROUP (HOLDINGS), INC.
            (a subsidiary of Access Worldwide Communications, Inc.)
                    NOTES TO CONDENSED FINANCIAL STATEMENTS

1.   Basis Of Presentation

   The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and pursuant to the rules and regulations of the SEC. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for a complete set of financial statements.

   For financial reporting purposes, Phoenix is consolidated into the financial statements of its parent company, Access (sometimes referred to as the "Parent"). The accompanying condensed financial statements include the operations, assets and liabilities of Phoenix. These financial statements do not include assets and liabilities of Access not specifically identifiable to Phoenix. The financial statements include allocations of certain corporate expenses performed by the Parent on behalf of Phoenix. Corporate expense allocations have been charged based on the percentage of Phoenix's revenue to the total revenue of Access (described method). Phoenix's management believes such method is reasonable. The financial information included herein is not necessarily indicative of the financial position and results of operations or cash flows that would have occurred had Phoenix been a stand-alone entity during the periods presented, nor is it indicative of future results of Phoenix.

   The preparation of condensed financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect reported amounts included in the condensed financial statements. In the opinion of management, all adjustments necessary for a fair presentation of this interim financial information have been included. Such adjustments consisted only of normal recurring items. The results of operations for the nine months ended September 30, 2001 are not necessarily indicative of the results to be expected for the year ending December 31, 2001.

2.   Commitments And Contingencies

     Access and Phoenix are involved in legal actions arising in the ordinary course of business. Access and Phoenix believes that they have adequate legal defenses or reserves with respect to such litigation and believe that their ultimate outcome will not have a material adverse effect on Access's or Phoenix's financial position, results of operations or cash flows.

3.   New Accounting Pronouncements

     In July 2001, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards No. 141 ("FAS 141"), "Business Combination" and No. 142 ("FAS 142"), "Goodwill and Other Intangible Assets" (collectively, the "Statements"). FAS 141 (i) requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001; (ii) establishes specific criteria for the recognition of intangible assets separately from goodwill; and (iii) requires unallocated negative goodwill to be written off. FAS 142 primarily addresses the accounting for goodwill and intangible assets subsequent to their acquisition. FAS 141 is effective for all business combinations initiated after June 30, 2001 and FAS 142 is effective for all fiscal years beginning after December 15, 2001. Phoenix has not yet determined the impact, if any, that the adoption of these statements will have on Phoenix.

     In October 2001, the Financial Accounting Standard Board issued Statement of Financial Accounting Standards No. 144 ("FAS 144"), "Accounting for the Impairment or Disposal of Long-Lived Assets". FAS 144 supersedes Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of", and requires (i) the recognition and measurement of the impairment of long-lived assets to be held and used and (ii) the measurement of long-lived assets to be disposed of by sale. FAS 144 is effective for fiscal years beginning after December 15, 2001. Phoenix is currently assessing the impact, if any, of the adoption of this statement.

4.   Income Taxes

     Had Phoenix calculated the income tax expense on a separate return basis for the nine month period ended September 30, 2001, Phoenix would not have recognized income tax expense of approximately $246,000 since Phoenix would have recorded a change in the valuation allowance in an amount equal to the income tax expense recorded for such period. Therefore, Phoenix's proforma net income (assuming income taxes calculated on a separate return basis) for the nine month period ended September 30, 2001 would have been approximately $615,000.

            PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

     Following this page are pro forma condensed consolidated financial statements to illustrate the effects of the sale of certain assets to, and the assumption of certain liabilities by Express. We based this pro forma financial information on our historical results after removing the assets and liabilities acquired and assumed by Express and the revenues and expenses directly associated with the business activities to be transferred to Express.

     Our pro forma condensed consolidated balance sheet as of September 30, 2001 gives effect to the sale as if it occurred at that date. The pro forma condensed consolidated statements of operations for the year ended December 31, 2000 and for the nine months ended September 30, 2001, gives effect to the transaction as if it occurred on January 1, 2000. The pro forma condensed consolidated financial statements have been derived from, and should be read in conjunction with, the historical consolidated financial statements, including the notes thereto, in our Annual Report on Form 10-K for the year ended December 31, 2000, which are incorporated by reference.

     We present these pro forma condensed consolidated financial statements for informational purposes only. These pro forma condensed consolidated financial statements are not necessarily indicative of the financial position or results of our operations that would have occurred had the transaction been consummated on the dates indicated. In addition, pro forma condensed consolidated financial statements are not necessarily indicative of our future financial condition or operating results.

     Pro forma adjustments for the transaction include the sale of certain of our assets and liabilities for $33.0 million in cash and the revenue and expenses associated with the assets and liabilities we are selling in the transaction.

                     ACCESS WORLDWIDE COMMUNICATIONS, INC.
                PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                  (UNAUDITED)

                                                                                 As of September 30, 2001
                                                                                        Pro Forma
                                                            Actual                     Adjustments                  Pro Forma
ASSETS:
Current assets:
Cash and cash equivalents                                $    849,627              $   2,967,352     A, B          $  3,816,979
Accounts receivables, net                                  19,462,901              $  (4,486,747)       B            14,976,154
Billing in excess of costs                                  6,791,246                          -                      6,791,246
Other assets                                                2,428,418                   (134,854)       B             2,293,564
                                                         ------------              -------------                   ------------
                               Total current assets        29,532,192                 (1,654,249)                    27,877,943
NON-CURRENT ASSETS:
Property, plant and equipment, net                         10,292,937                 (4,931,738)       B             5,361,199
Other assets                                                1,520,479                   (354,099)       B             1,166,380
Intangible assets, net                                     54,967,432                (11,845,080)       B            43,122,352
                                                         ------------              -------------                   ------------
                                       Total assets      $ 96,313,040               ($18,785,166)                  $ 77,527,874
                                                         ============              =============                   ============

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses                    $ 15,372,303              $   1,523,711     A, B          $ 16,896,014
Accrued interest and other related party
 expenses                                                      34,849                          -                         34,849
Accrued salaries, wages and benefits                        1,468,827                   (572,563)       B               896,264
Deferred revenues                                           2,095,622                   (105,936)       B             1,989,686
Warrants Payable                                            1,873,527                                                 1,873,527
Current portion of indebtedness                             6,197,179                 (6,197,179)    A, B                     -
Current portion of indebtedness - related party             1,497,820                          -                      1,497,820
                                                         ------------              -------------                   ------------
                          Total current liabilities        28,540,127                 (5,351,967)                    23,188,160
Long-term liabilities:
Long-term portion of indebtedness                          28,837,997                (21,929,537)       A             6,908,460
Long-term portion of indebtedness - related
 party                                                      2,127,598                          -                      2,127,598
Other liabilities                                             343,098                          -                        343,098
Mandatorily redeemable preferred stock                      4,000,000                          -                      4,000,000
                                                         ------------              -------------                   ------------
                                   Total liabilities       63,848,820                (27,281,584)                    36,567,316

STOCKHOLDERS' EQUITY
Common stock                                                   97,400                          -                         97,400
Additional paid in capital                                 63,577,509                          -                     63,577,509
Accumulated deficit                                       (31,210,689)                 8,496,338     A, B           (22,714,351)
                                                         ------------              -------------                   ------------
                          Total stockholders' equity       32,464,220                  8,496,338                     40,960,558

          Total liabilities and stockholders' equity     $ 96,313,040              $ (18,785,166)                  $ 77,527,874
                                                         ============              =============                   ============

    A. To reflect the use of the proceeds from the Asset Sale as follows: approximately $28.0 million used to reduce our indebtedness with the Bank Group, approximately $2.0 million in transaction fees and approximately $3.0 million to pay taxes on the transaction.
    B. To reflect the purchase of certain assets and the assumption of certain liabilities by Express.

                     ACCESS WORLDWIDE COMMUNICATIONS, INC.
           PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                                  (UNAUDITED)

                                                                        Nine Months Ended September 30, 2001
                                                                                       Pro Forma
                                                            Actual                    Adjustments                  Pro Forma
                                                         ------------             ---------------               --------------
Revenues                                                 $ 65,533,379              ($21,335,151)    C             $ 44,198,228
Cost of revenues                                           41,319,209               (10,313,099)    C               31,006,110
                                                         ------------             -------------                 --------------
                        Gross profit                       24,214,170               (11,022,052)                    13,192,118

Selling, general and administrative                        21,180,523                (7,193,317)    C               13,987,206
Amortization expense                                        2,106,003                  (442,089)    C                1,663,914
                                                         ------------             -------------                 --------------
       Income (loss) from operations                          927,644                (3,386,646)                    (2,459,002)

Interest income                                               (65,239)                   27,532     C                  (37,707)
Interest expense - related parties                            359,791                         -                        359,791
Interest expense                                            4,108,728                (2,753,333)    D                1,355,395
                                                         ------------             -------------                 --------------
      Loss before income tax benefit                       (3,475,636)                 (660,845)                    (4,136,481)

Income tax (benefit) expense                                 (686,900)                   18,445     E                 (668,455)
                                                         ------------             -------------                 --------------
                            Net loss                      ($2,788,736)                ($679,290)                   ($3,468,026)
                                                         ============              ============                   ============

Loss per share of common stock:

Basic and diluted                                              ($0.29)                                                  ($0.36)

             C. To reflect the decrease in revenues resulting from the Asset Sale for the nine months ending September 30, 2001, as if it had occurred on January 1, 2000. To reflect the decrease in cost of revenues, selling, general and administrative expenses, amortization expense and interest income resulting from the Asset Sale for the nine months ending September 30, 2001, as if it had occurred on January 1, 2000.
             D. To reflect the decrease in interest expense as a result of $28.0 million being used to reduce the Company's indebtedness as if the Asset Sale had occurred and the corresponding bank debt was repaid on January 1, 2000. Considering the balance of the Company's outstanding indebtedness at September 30, 2001 of approximately $6.9 million after the reduction of indebtedness as a result of the Asset Sale, a 1/8% change in the interest rate would result in an impact to pre-tax earnings of $6,470.
             E. To reflect the adjustment to the income tax benefit as a result of the Asset Sale.

                     ACCESS WORLDWIDE COMMUNICATIONS, INC.
           PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                                  (UNAUDITED)

                                                                      For Year Ended December 31, 2000
                                                                                    Pro Forma
                                                              Actual               Adjustments                    Pro Forma
                                                          ------------           -------------                  ------------
Revenues                                                  $ 87,312,992            $(22,082,645)    F            $ 65,230,347
Cost of revenues                                            53,583,938             (10,818,170)    F              42,765,768
                                                          ------------           -------------                  ------------
                                    Gross profit            33,729,054             (11,264,475)                   22,464,579

Selling, general and administrative                         29,746,694              (8,533,516)    F              21,213,178
Amortization expense                                         2,960,366                (589,452)    F               2,370,914
Loss on sale of business                                     7,752,354                       -                     7,752,354
                                                          ------------           -------------                  ------------
                            Loss from operations            (6,730,360)             (2,141,507)                   (8,871,867)

Interest income                                               (267,052)                122,844     F                (144,208)
Interest expense - related parties                             626,701                       -                       626,701
Interest expense                                             5,577,185              (3,450,147)    G               2,127,038
Other income                                                  (229,972)                      -                      (229,972)
                                                          ------------           -------------                  ------------

                  Loss before income tax benefit           (12,437,222)              1,185,796                   (11,251,426)

Income tax benefit                                            (348,060)                      -                      (348,060)
                                                          ------------           -------------                  ------------
                                        Net loss          $(12,089,162)           $  1,185,796                  $(10,903,366)
                                                          ============           =============                  ============
Loss per share of common stock:

Basic and diluted                                               ($1.25)                                               ($1.13)

          F. To reflect the decrease in revenues resulting from the Asset Sale for the year ended December 31, 2000, as if it had occurred on January 1, 2000. To reflect the decrease in cost of revenues, selling, general and administrative expenses, amortization expense and interest income resulting from the Asset Sale for the year ended December 31, 2000 as if it had occurred on January 1, 2000.
          G. To reflect the decrease in interest expense as a result of $28.0 million being used to reduce the Company's indebtedness, as if the transaction had occurred on January 1, 2000. Considering the balance of the Company's outstanding indebtedness at December 31, 2000 of approximately $6.9 million after the reduction of indebtedness as a result of the Asset Sale. A 1/8% change in the interest rate would result in an impact to pre-tax earnings of approximately $8,625 for the year ended December 31, 2000.
          H. The pro forma condensed consolidated statement of operations for the year ended December 31, 2000 does not include the gain on the sale of certain assets and the assumption of certain liabilities that will be recorded by Access in connection with the sale of Phoenix to Express. Such gain will be approximately $9.5 million, net of taxes of $3.0 million and will be recorded by Access at the time of the closing of the transaction.

                            ADDITIONAL INFORMATION


     Management knows of no matters that are to be presented for action at the Special Meeting other than approval of the Asset Sale. We will bear the expenses in connection with the solicitation of proxies. Solicitation will be made by mail, but may also be made by telephone, personal interview, facsimile or personal calls by our officers, directors or employees who will not be specially compensated for such solicitation. We may request brokerage houses and other nominees or fiduciaries to forward copies of this Proxy Statement to beneficial owners of common stock held in their names, and we may reimburse them for reasonable out-of-pocket expenses incurred in doing so .

     We have retained Georgeson Shareholder Communications Inc. to assist with the solicitation of proxies for a fee not to exceed $35,000, plus reimbursement for reasonable out-of-pocket expenses.

     The deadline for submission of stockholder proposals pursuant to Rule 14a-8 of the Securities Exchange Act of 1934 for inclusion in the proxy statement for the 2002 Annual Meeting of Stockholders is January 5, 2002. Additionally, Access must receive notice of any stockholder proposal to be submitted at the 2002 Annual Meeting of Stockholders (but not required to be included in our proxy statement) by March 21, 2002 or such proposal will be considered untimely pursuant to Rule 14a-4 and Rule 14a-5(e) under the Exchange Act and the persons named in the proxies solicited by management may exercise discretionary voting authority with respect to such proposal.

                                  APPENDIX A

                           ASSET PURCHASE AGREEMENT

     This ASSET PURCHASE AGREEMENT (this "Agreement"), dated as of December 19, 2001, is made by and between Express Scripts, Inc., a Delaware corporation ("Buyer"), Phoenix Marketing Group (Holdings), Inc., a Delaware corporation ("Seller"), and Access Worldwide Communications, Inc., a Delaware corporation ("Access").

     WHEREAS, Access owns 100% of the equity interests in Seller; and

     WHEREAS, Seller conducts and operates a business consisting of healthcare related sample fulfillment and database management together with certain other lines of business more particularly described in the definition "Business" set forth in Article XIII hereof, all under the name Phoenix Marketing Group ("PMG"); and

     WHEREAS, Access owns certain assets that are used in the Business (the "Access PMG Assets") and Seller owns, leases, or otherwise holds the other assets used in the Business (the "PMG Assets," which together with the Access PMG Assets are collectively referred to as the "Assets"); and

     WHEREAS, Access and Seller (collectively, the "Selling Parties") desire to sell to Buyer, and Buyer desires to purchase from the Selling Parties, upon the terms and subject to the conditions herein set forth, all of the Assets other than those specifically excluded hereunder; and

     WHEREAS, Buyer also desires to assume certain liabilities of the Selling Parties that arise from the operation of the Business and that are specifically identified herein;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Buyer, Access and Seller hereby agree as follows:

                                   ARTICLE I
                           TERMS OF THE TRANSACTION

     1.1A Assets to be Transferred by Seller. At the Closing (defined below),
          ----------------------------------
and on the terms and subject to the conditions set forth in this Agreement, Seller agrees to sell, assign, transfer, deliver, and convey (collectively, "transfer"), or cause to be transferred, to Buyer, and Buyer agrees to purchase, the assets which constitute all of the tangible and intangible PMG Assets that are owned, leased or used by Seller in the operation of the Business (other than the Excluded Assets as such term is hereafter defined), including but not limited to:

          (a)  Equipment and Machinery. All vehicles, equipment, machinery,
               -----------------------
materials, furniture, fixtures, leasehold improvements, computers and computer-related equipment, spare parts, tools, supplies and other tangible personal property used in or related to the Business, including but not limited to those described in Part 1.1A(a) of the Disclosure Letter delivered with this Agreement (the "Disclosure Letter");

          (b)  Inventories. All of Seller's inventories (if any) as of Closing
               -----------
that are used in or related to the Business including but not limited to those described in Part 1.1A(b) of the Disclosure Letter;

          (c)  Permits. All right, title, and interest of Seller in, to, and
               -------
under all Permits used in the Business and described in Part 1.1A(c) of the
                                                        ------------
Disclosure Letter to the extent such Permits can be lawfully conveyed;

          (d)  Contracts and Agreements. All right, title, and interest of
               ------------------------
Seller in, to, and under all contracts, agreements, understandings, and leases, whether written or unwritten, (with customers, suppliers, lessors of personalty or realty, or otherwise) used in or otherwise related to the Business including but not limited to those described in Part 1.1A(d) of the Disclosure Letter and
                                      ------------
all rights (including rights of refund and offset), privileges, claims, causes of action, and options in favor of Seller relating or pertaining to such contracts, leases, agreements, and understandings, subject to receipt of any Required Approvals;

          (e)  Intellectual Property. All trademarks, service marks, trade
               ---------------------
names, service names (including the name "Phoenix Marketing Group"), domain names (URL) for Phoenix Marketing Group, brand names, copyrights, know-how, processes, software (including PDMA compliance process software), trade secrets, proprietary information, inventions, databases, customer lists, and other intellectual property used in or related to the Business, including but not limited to those described in Parts 1.1A(e) and 2.10 of the Disclosure Letter,
                              -------------
and all registrations, applications, licenses, claims, causes of action, and rights with respect to any of the foregoing, and all rights to recover for infringement thereof and all goodwill related to the foregoing (collectively, the "Intellectual Property");

          (f)  Accounts Receivable. All of Seller's accounts receivable arising
               -------------------
from the operation of the Business on or before the Closing Date and all other rights to payment or notes receivable for goods sold or leased or for services rendered by Seller, including without limitation those that are not evidenced by instruments or chattel paper:

          (g)  Warranty Claims. All rights, claims, and causes of action under
               ---------------
or pursuant to all warranties, representations, indemnifications, hold harmless provisions, and guarantees, whether express or implied, made or given by suppliers, licensors, manufacturers, contractors, and others in respect of the PMG Assets; and

          (h)  Books and Records. All books, records, papers, material
               -----------------
correspondence, and instruments of whatever nature or format and wherever located that relate to the PMG Assets or the operation of the Business, including without limitation all books and records (excluding immaterial correspondence) relating to dealings with customers, vendors, and suppliers, and all sales and marketing materials related to the operation of the Business, provided that Seller shall be entitled to retain copies of any such books and records that are necessary for tax, accounting, or legal purposes; and

          (i)  Other. All other PMG Assets (other than Excluded Assets) used in
               -----
the Business, including deposits, prepaid expenses, promotional materials, insurance claims, and claims against third parties.

     1.1B Assets to be Transferred by Access. At the Closing, and on the terms
          ----------------------------------
and subject to the conditions set forth in this Agreement, Access agrees to transfer, or cause to be transferred, to Buyer, and Buyer agrees to purchase the following assets which constitute all of the tangible and intangible Access PMG Assets owned, leased, or used by Access in the operation of the Business (other than, the Excluded Assets), including but not limited to:

          (a)  Contracts and Agreements. All right, title, and interest of
               ------------------------
Access in, to, and under all contracts, agreements, understandings, and leases, whether written or unwritten (with customers, suppliers, lessors of personalty or realty, or otherwise) used in or otherwise related to the Business including but not limited to those described in Part
                                                                        ----
1.1B(a) of the Disclosure Letter and all rights (including all rights of refund
-------
and offset), privileges, claims, causes of action, and options in favor of Access relating or pertaining to such contracts, agreements, leases, agreements, and understandings, subject to receipt of any Required Approvals;

          (b)  Databases. All physician and other databases, whether in
               ---------
electronic or hardcopy format, owned, leased, or otherwise held by Access and used in the operation of the Business, including but not limited to those listed in Part 1.1B(b) of the Disclosure Letter, subject to the receipt of any Required
   ------------
Approvals; and

          (c)  Other Assets. All other assets of any kind owned, leased, or
               ------------
otherwise held by Access and used in the operation of the Business including but not limited to those listed in Part 1.1B(c) of the Disclosure Letter.
                               ------------

     1.2  Excluded Assets. Notwithstanding anything else to the contrary set
          ---------------
forth herein, the Assets used in the Business to be transferred and conveyed by Seller and Access to Buyer pursuant to this Agreement shall not include those assets or properties specifically set forth in Part 1.2 of the Disclosure Letter
                                               --------
(collectively the "Excluded Assets").

     1.3  Purchase Price; Payment Terms. The total purchase price to be paid by
          -----------------------------
Buyer, in addition to the assumption by Buyer of the Assumed Liabilities (defined below), in consideration of the transfer to Buyer of the Assets is Thirty Three Million Dollars ($33,000,000.00) (the "Purchase Price"), adjusted as hereafter provided, payable at Closing by wire transfer to Seller's account that shall be specified by Seller to Buyer no less than two business days before the Closing Date.

     1.4  Liabilities Assumed by Buyer. As partial consideration for the
          ----------------------------
transfer of the Assets to Buyer, Buyer agrees, upon the terms and subject to the conditions set forth herein, to assume, as of the Closing, and thereafter to pay, perform, and discharge only those obligations of Seller and Access specifically set forth in Part 1.4 of the Disclosure Letter (collectively, the
                          --------
"Assumed Liabilities").

     1.5  Certain Adjustments. The Purchase Price shall be adjusted as necessary
          -------------------
to reflect the prorations for rent and lease payments and other similar items that are usually and customarily proratable, and any other prorations or adjustments specifically contemplated hereunder.

     1.6  Allocation of Purchase Price. As soon as practicable following
          ----------------------------
Closing, Buyer will determine the appropriate allocation of the Purchase Price among the Assets pursuant to Section 1060 of the Code, and will notify Seller and Access of such determination prior to January 31, 2003. Seller, Access, and Buyer shall report the transactions contemplated hereby on all Tax Returns (including information returns and supplements thereto required to be filed by the parties under Section 1060 of the Code) in a manner consistent with such allocation.

     1.7  Liabilities Not Assumed by Buyer. Buyer shall not assume or take title
          --------------------------------
to the Assets subject to, or in any way be liable or responsible for, any liabilities or obligations of Seller or Access (whether or not referred to in any Schedule or Exhibit hereto), except as specifically provided in Section 1.4, it being expressly acknowledged that it is the intention of the parties hereto that all liabilities and obligations that Seller or Access has or may have in the future (whether accrued, absolute, contingent, unliquidated, or otherwise, whether or not known to Seller, and whether due or to become due), other than the Assumed Liabilities, shall be and remain the liabilities and obligations of Seller or Access, as the case may be (the "Excluded Liabilities"). Without limiting the generality of the foregoing, the Excluded Liabilities shall include but not be limited to the liabilities set forth in Part 1.7 of the Disclosure
                                                   --------
Letter.

                                  APPENDIX A

                           ASSET PURCHASE AGREEMENT

     This ASSET PURCHASE AGREEMENT (this "Agreement"), dated as of December 19, 2001, is made by and between Express Scripts, Inc., a Delaware corporation ("Buyer"), Phoenix Marketing Group (Holdings), Inc., a Delaware corporation ("Seller"), and Access Worldwide Communications, Inc., a Delaware corporation ("Access").

     WHEREAS, Access owns 100% of the equity interests in Seller; and

     WHEREAS, Seller conducts and operates a business consisting of healthcare related sample fulfillment and database management together with certain other lines of business more particularly described in the definition "Business" set forth in Article XIII hereof, all under the name Phoenix Marketing Group ("PMG"); and

     WHEREAS, Access owns certain assets that are used in the Business (the "Access PMG Assets") and Seller owns, leases, or otherwise holds the other assets used in the Business (the "PMG Assets," which together with the Access PMG Assets are collectively referred to as the "Assets"); and

     WHEREAS, Access and Seller (collectively, the "Selling Parties") desire to sell to Buyer, and Buyer desires to purchase from the Selling Parties, upon the terms and subject to the conditions herein set forth, all of the Assets other than those specifically excluded hereunder; and

     WHEREAS, Buyer also desires to assume certain liabilities of the Selling Parties that arise from the operation of the Business and that are specifically identified herein;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Buyer, Access and Seller hereby agree as follows:

                                   ARTICLE I
                           TERMS OF THE TRANSACTION

     1.1A Assets to be Transferred by Seller. At the Closing (defined below),
          ----------------------------------
and on the terms and subject to the conditions set forth in this Agreement, Seller agrees to sell, assign, transfer, deliver, and convey (collectively, "transfer"), or cause to be transferred, to Buyer, and Buyer agrees to purchase, the assets which constitute all of the tangible and intangible PMG Assets that are owned, leased or used by Seller in the operation of the Business (other than the Excluded Assets as such term is hereafter defined), including but not limited to:

          (a)  Equipment and Machinery. All vehicles, equipment, machinery,
               -----------------------
materials, furniture, fixtures, leasehold improvements, computers and computer-related equipment, spare parts, tools, supplies and other tangible personal property used in or related to the Business, including but not limited to those described in Part 1.1A(a) of the Disclosure Letter delivered with this Agreement (the "Disclosure Letter");

          (b)  Inventories. All of Seller's inventories (if any) as of Closing
               -----------
that are used in or related to the Business including but not limited to those described in Part 1.1A(b) of the Disclosure Letter;

or without the giving of notice or the passage of time or both) to any right of termination, cancellation, or acceleration under, or require any consent, approval, authorization, or waiver of, or notice to, any party to, any bond, debenture, note, mortgage, indenture, lease, contract, agreement, or other instrument or obligation to which Seller or Access is a party or by which Seller or Access, or any of the Assets, may be bound or any Permit held by Seller or Access, (iii) result in the creation or imposition of any Encumbrance upon the Assets, (iv) result in the loss of any benefit to, or privilege or right of, the business attributable to any of the Assets, or (v) violate any Applicable Law binding upon Seller, Access, or any of the Assets, except, in the case of clause
(ii) above, for (A) such consents, approvals, authorizations, and waivers that have been obtained and are unconditional and in full force and effect and such notices that have been duly given, and (B) such consents, approvals, authorizations, waivers, and notices disclosed on Part 2.3 of the Disclosure
                                                  --------
Letter.

     2.4  Governmental and Other Approvals. Except as disclosed on Part 2.4 of
          --------------------------------                         --------
the Disclosure Letter, no consent, approval, order, or authorization of, or declaration, filing, or registration with, any Governmental Entity is required to be obtained or made by Seller or Access in connection with the execution, delivery, or performance by Seller or Access, respectively, of this Agreement or the agreements and instruments to be executed or delivered by it hereunder, the consummation by it of the transactions contemplated hereby and thereby, or the continued operation of the Business by the Buyer after the Closing, other than
(i) filings with Governmental Entities to occur in the ordinary course following the consummation of the transactions contemplated hereby, and (ii) such consents, approvals, orders, or authorizations that, if not obtained, and such declarations, filings, or registrations that, if not made, would not, individually or in the aggregate, have a material adverse effect on the business, assets, results of operations, condition (financial or otherwise), or prospects of Seller or Access or on the ability of Seller and Access to consummate the transactions contemplated hereby, or on the ability of the Buyer to operate the Business after the Closing. Except as set forth in Part 2.4 of
                                                                  --------
the Disclosure Letter, neither Seller nor Access is required to give any notice or consent, approval, ratification, waiver, or other authorization in connection with the execution and delivery of this Agreement or the performance of the transactions contemplated hereby.

     2.5  Title to Assets. Seller and Access are the owners of, and have good
          ---------------
and marketable title to, all the Assets, free and clear of all Encumbrances other than the Permitted Encumbrances and Required Approvals. Upon Selling Parties' transfer of the Assets to Buyer pursuant to this Agreement, Buyer will have good and marketable title to all the Assets, free and clear of all Encumbrances other than the Permitted Encumbrances and Required Approvals not theretofore obtained. Except as disclosed on Part 2.5 of the Disclosure Letter,
                                             --------
no financing statement (or other instrument sufficient or effective as a financing statement) under the Uniform Commercial Code with respect to any of the Assets has been filed and is effective in any jurisdiction, and neither Seller nor Access has signed any such financing statement (or other instrument) or any mortgage or security agreement granting any mortgage or security interest in any of the Assets or authorizing any secured party thereunder to file any such mortgage or financing statement (or other instrument).

     2.6  Financial Statements. Seller has delivered to Buyer accurate and
          --------------------
complete copies of Seller's unaudited balance sheet as at November 30, 2001 (the "Balance Sheet") and Seller's unaudited income statement for the eleven months ended November 30, 2001 (the "Income Statement" and together with the Balance Sheet, the "Financial Statements"). The Financial Statements (i) represent actual bona fide transactions, (ii) have been prepared from and are in accordance with, the books and records of Seller in conformity with generally accepted accounting principles, consistently applied and consistent with Seller's historical practices, and (iii) accurately, completely, and fairly present Seller's financial position as of the date thereof and its results of operations for the period then ended, all in accordance with generally accepted accounting principles consistently applied. The Income Statement does not contain any items of special or nonrecurring income, and the Balance Sheet does not reflect any write-up or revaluation increasing the book value of any assets, nor have there been any transactions since December 31, 2000, giving rise to special or nonrecurring income or any such write-up or revaluation.

     2.7  Liabilities.
          -----------

          (a) Seller has no material liabilities or obligations (whether accrued, absolute, contingent, unliquidated, or otherwise, whether or not known to Seller or Access, and whether due or to become due), except (i) liabilities reflected on the Financial Statements or in any notes thereto, (ii) liabilities which have arisen in the Ordinary Course of Business since the date of the Financial Statements (none of which is a liability for breach of contract, breach of warranty, tort, or infringement), none of which is material, (iii) liabilities arising under executory contracts entered into in the Ordinary Course of Business (none of which is a liability for breach of contract), and
(iv) liabilities specifically set forth on Part 2.7(a) of the Disclosure Letter.
                                           -----------

          (b) Access has no material liabilities or obligations (whether accrued, absolute, contingent, unliquidated, or otherwise, whether or not known to Access or Seller, and whether due or to become due) relating to or arising from or in connection with the Assets or Business except (i) liabilities reflected on the balance sheets, income statements, and statements contained in its Form 10-Q and Form 10-K most recently filed with the Securities and Exchange Commission and described in the notes thereto (the "Filed Financial Statements"), (ii) liabilities that have arisen in the Ordinary Course of Business since the date of the Filed Financial Statements contained in its Form 10-Q most recently filed with the Securities and Exchange Commission (none of which is a liability for breach of contract, breach of warranty, tort, or infringement), none of which is material, (iii) liabilities arising under executory contracts entered into in the Ordinary Course of Business (none of which is a liability for breach of contract, and (iv) liabilities specifically set forth on Part 2.7(b) of the Disclosure Letter.
             -----------

     2.8  Absence of Certain Changes. Except as disclosed on Part 2.8 of the
          --------------------------                         --------
Disclosure Letter, since November 30, 2001: (i) there has not been any material adverse change in, or any event or condition that might reasonably be expected to result in any material adverse change in, (a) the Assets or the Business or in the results of operations, condition (financial or otherwise), or prospects of the Business or the Seller, or (b) the ownership or operation of the Assets or any material portion thereof; (ii) Seller and Access have conducted the Business only in the Ordinary Course of Business; (iii) with respect to the Business, neither Seller nor Access has incurred any material liability, engaged in any material transaction, or entered into any material agreement outside the Ordinary Course of Business; (iv) neither Seller nor Access has suffered any material loss, damage, destruction, or other casualty to any of the Assets (whether or not covered by insurance), (v) with respect to the Business, neither Seller nor Access has entered into, terminated, or received a notice of termination of any contract, agreement, or understanding involving a total remaining commitment by or on behalf of the Business of $25,000 or more, (vi) neither Seller nor Access has any indication by any customer or supplier of the Business of an intention to discontinue or change the terms of its relationship with the Business, (vii) neither Seller nor Access has made or authorized any bonus or increases in compensation of any employees, consultants, or agents of the Business other than in the Ordinary Course of Business, and (viii) neither Seller nor Access has consented or waived any claims or rights having a value to the Business of $25,000 or more.

     2.9  Condition of Assets. Other than those assets specifically identified
          -------------------
on Part 1.2 of the Disclosure Letter as Excluded Assets used in the Business,
   --------
the Assets constitute all the assets and properties used or held for use in connection with the operation of the Business. All tangible personal property included within the Assets shall, as of the Closing Date, be in good working order (which Buyer shall be permitted to verify via a walk-through within 24 hours prior to Closing), failing which Buyer may elect not to close and may terminate this Agreement. By closing on this transaction, Buyer shall be deemed to have accepted all tangible personal property included within the Assets in their "AS IS" condition, "WITH ALL FAULTS."

     2.10  Intellectual Property. Except for the trademarks, service marks,
           ---------------------
trade names, copyrights, names, domain names, databases, software, software licenses, and other items set forth on Part 2.10 of the Disclosure Letter,
                                       ---------
neither Seller nor Access owns, holds, uses, nor has pending any Intellectual Property or applications therefor used in connection with the operation of the Assets or the Business. The Intellectual Property listed on Part 2.10 of the
                                                            ---------
Disclosure Letter constitutes all of the Intellectual Property assets necessary for the operation of the Business as it is currently operated. Seller or Access is the owner or licensee of all right, title, and interest in and to each Intellectual Property asset listed in Part 2.10 of the Disclosure Letter, free
                                      ---------
and clear of all Encumbrances other than the Permitted Encumbrances. All such Intellectual Property Assets are (i) in compliance with Applicable Laws, (ii) not involved in any interference, reissue, reexamination, or opposition Proceeding before the United States Patent and Trademark Office or elsewhere, and (iii) not infringed, violated, misused, or misappropriated, and, to the knowledge of Seller and Access, do not infringe, violate, misuse, or misappropriate any Intellectual Property of any other person or entity.

     2.11  Legal Proceedings. Except as set forth on Part 2.11 of the Disclosure
           -----------------                         ---------
Letter, there are no Proceedings pending, or to the best knowledge of Seller or Access, threatened, against or involving or by Seller or Access (or any of their respective directors, officers, or other affiliates) in connection with the Assets or the Business. No judgment, order, writ, injunction, or decree of any Governmental Entity has been issued or entered against Seller or Access or any of their respective affiliates that continues to be in effect with respect to or affecting the Assets or the Business or the operation of the Business. There are no Proceedings pending, or to the best knowledge of Seller or Access threatened, seeking to restrain, prohibit, or obtain damages or other relief in connection with this Agreement or the transactions contemplated hereby. Except as set forth in Part 2.11 of the Disclosure Letter, no event has occurred or circumstance
   ---------
exists that is reasonably likely to serve as the basis for the commencement of a Proceeding involving the Assets or the Business or its operation.

     2.12  Agreements.
           ----------

           (a) All agreements, leases, arrangements, and understandings of any nature (written or oral, formal or informal) (collectively, for purposes of this Section, "agreements") to which Seller or Access is a party or by which Seller or Access is otherwise bound, that relate to the Assets or the Business involving remaining payments, liabilities, or obligations of $15,000 or more are listed on Part 2.12 of the Disclosure Letter.
          ---------

          (b) Seller and Access have delivered to Buyer accurate and complete copies of the agreements listed on Part 2.12 of the Disclosure Letter. To
                                   ---------
Seller's and Access' knowledge, each of such agreements is in full force and effect and is a valid and binding agreement of the parties thereto, enforceable against them in accordance with its terms. Except as set forth on Part 2.12 of
                                                                  ---------
the Disclosure Letter, no breach or default exists with respect to any of such agreements; no event has occurred which, after the giving of notice or the passage of time or otherwise, will result in any such breach or default or give a party to any agreement the right to declare a default or exercise any remedy under, or to accelerate the maturity of, or payment under, or to cancel, terminate, or modify any such agreement; and neither Seller nor Access has been in breach of any of such Agreements. Except as disclosed on Part 2.12 of the
                                                            ---------
Disclosure Letter, each of such agreements is freely and fully assignable to Buyer without penalty or other adverse consequence. No event has occurred or circumstance exists under or by virtue of any agreement that (with or without notice or a lapse of time) would cause the creation of any Encumbrance affecting any of the Assets. Each agreement has been entered into in the Ordinary Course of Business.

     2.13     Labor Relations.
              ---------------

              (a)   Except as disclosed on Part 2.13(a) of the Disclosure
                                           ------------
Letter, (i) there are no collective bargaining agreements or other labor union contracts applicable to any employees of Seller to or by which Seller is a party or is bound, no such agreement or contract has been requested by any employee or group of employees employed in the Business, no discussions have occurred with respect thereto by management of Seller or Access with any such employees and no application or petition for an election of or for certification of a collective bargaining agent is pending; (ii) no employees employed in the Business are represented by any labor organization, collective bargaining representative, or group of employees; (iii) no labor organization, collective bargaining representative, or group of employees claims to represent a majority of the employees employed in the Business; (iv) neither Seller nor Access is aware of or involved with any representational campaign or other organizing activities by any union or other organization or group seeking to become the collective bargaining representative of any of the employees employed in the Business; (v) Seller is not obligated to bargain collectively with respect to wages, hours, and other terms and conditions of employment with any recognized or certified labor organization, collective bargaining representative, or group of employees representing employees employed in the Business; (vi) neither Seller nor Access is aware of any strikes, work stoppages, work slowdowns, or lockouts or any threats thereof by or with respect to any employees employed in the Business, and since October, 1997, there have been no labor disputes, strikes, work stoppages, work slowdowns, lockouts, or similar matters involving any such employees; (vii) there is not pending or, to Seller's or Access' knowledge, threatened against or affecting Seller or Access any Proceeding relating to the alleged violation of any Applicable Laws pertaining to labor relations or employment matters with respect to the Business, and (viii) to Seller's or Access' knowledge, there is no unresolved charge of discrimination filed against or threatened against Seller or Access with the Equal Employment Opportunity Commission or similar Governmental Entity. Part 2.13(a) of the Disclosure Letter
                                           ------------
contains a complete list of all charges of discrimination filed against Seller with the Equal Employment Opportunity Commission or similar Governmental Entity since October 1997.

              (b) Seller is in compliance with all Applicable Laws pertaining to employment and employment practices and wages, hours, and other terms and conditions of employment in respect of employees employed in the Business and has no accrued liability for any arrears of wages or any Taxes or penalties for failure to comply with any thereof. Seller is not engaged in any unfair labor practices or unlawful employment practices in respect of its employees employed in the Business. Except as set forth on Part 2.13(b) of the Disclosure Letter,
                                        ------------
no employees of Access are or have been employed in the Business. There is no pending or, to the best knowledge of Seller or Access, threatened Proceeding against or involving Seller or Access by or before, and neither Seller nor Access is subject to any judgment, order, writ, injunction, or decree of or inquiry from, the National Labor Relations Board, the Equal Employment Opportunity Commission, the Department of Labor, or any other Governmental Entity in connection with any current, former, or prospective employee of Seller employed in the Business.

     2.14     Compliance With Laws; Permits.
              -----------------------------

              (a) To Seller's and/or Access' knowledge without investigation, each of Seller and Access has complied and is complying in all material respects with all Applicable Laws relating to the ownership or operation of the Assets or the Business (including without limitation Applicable Laws relating to transportation, securities, properties, business operations, products, manufacturing processes, advertising and sales practices, employment practices, terms and conditions of employment, wages and hours, safety, occupational safety, health, environmental protection, product safety, and civil rights). Neither Seller nor Access has received any written notice or other communication from any Governmental Entity with respect to the Assets or the Business, that has not been dismissed or otherwise disposed of, or with which Seller and Access have not so complied. Neither Seller nor Access has been charged, or to the best knowledge of Seller or Access threatened, with or under investigation with respect to, any alleged violation of any Applicable Law relating to any aspect of the ownership or operation of the Assets or the Business. To Seller's or Access' knowledge, no event or circumstance exists with respect to the Assets or the Business that (with or without the notice or the lapse of time) (i) may constitute or result in a violation by Seller or Access of, or the failure on the part of the Seller or Access to comply with any Applicable Law or (ii) may give rise to any obligation on the part of the Seller or Access to undertake or bear all or any portion of the cost of any remedial action of any kind.

          (b)  Part 1.1A(c) of the Disclosure Letter contains a complete and
               ------------
accurate list of each Permit that is held by Seller or Access relating to the Business or the Assets. Each Permit listed or required to be listed in such Part
                                                                            ----
1.1A(c) is valid and in full force and effect. Except as set forth in Part
-------                                                               ----
2.14(b) of the Disclosure Letter:
-------

                    (i) each of Seller and Access is, and at all times since January 1, 1999, has been, in full compliance with all of the terms and requirements of each Permit identified or required to be identified in
         Part 1.1A(c) of the Disclosure Letter;
         ------------

                    (ii) To Seller's or Access' knowledge, no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Permit listed or required to be listed in Part 1.1A(c) of the
                                                   ------------
         Disclosure Letter or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Permit listed or required to be listed in such
         Part 1.1A(c);
         ------------

                    (iii) neither Seller nor Access has received, at any time since January 1, 1999, any notice or other communication (whether oral or written) from any Governmental Entity or any other person or entity regarding (A) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any Permit listed or required to be listed in Part1.1A(c) of the Disclosure Letter or (B)
                                     -----------
         any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of or modification to any Permit; and

                    (iv) all applications required to have been filed for the renewal of the Permits listed or required to be listed in Part 1.1A(c)
                                                                   ------------
         of the Disclosure Letter have been duly filed on a timely basis with the appropriate Governmental Entities, and all other filings required to have been made with respect to such Permits have been duly made on a timely basis with the appropriate Governmental Entities.

                    (v)   The Permits listed in such Part 1.1A(c) collectively
                                                     ------------
         constitute all of the material Permits necessary to permit Seller and Access to lawfully conduct and operate the Business in the manner in which they currently conduct and operate such business and to permit Seller and Access to own and use the Assets in the manner in which they currently own and use such assets.

         2.15  Tax Matters.  Except as disclosed on Part 2.15 of the Disclosure
               -----------                          ---------
               Letter:

               (a) Seller and Access have duly filed all Tax Returns required to be filed by or with respect to them with the IRS or other applicable taxing authorities, and no extensions with respect to such Tax Returns have been requested or granted. Every portion of such Tax Returns relating to sales, income, expenses, credits, and other tax attributes relating to the Business is correct and complete in all material respects. All Taxes due and payable for the periods covered by such Tax Returns have been paid prior to the date on which any fine, penalty, interest or late charge may be added thereto for nonpayment thereof, or any such fine, penalty, interest, late charge or loss has been paid;

          (b) there has been no issue raised or adjustment proposed by the IRS or any other taxing authority with respect to liabilities for Taxes of Seller or Access and no audit by the IRS or any other taxing authority is pending;

          (c) there are no Encumbrances with respect to Taxes (except for liens with respect to real property Taxes not yet due) upon any of the Assets;

          (d) Seller and Access have duly and timely withheld from salaries, wages, and other compensation and paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over under all Applicable Laws;

          (e) with respect to the Business, Seller and Access have not made any material payments, are not obligated to make any material payments, and are not parties to any agreement that under certain circumstances could obligate either of them or their successor to make any material payments that will not be deductible under Code (S)280G; and

          (f) with respect to the Business, neither Seller nor Access are a party to any tax allocation or sharing agreement and has no liability for Taxes as a transferee or successor, by contract or otherwise.

     2.16 Environmental Matters.
          ---------------------

          (a) (i) Neither Seller nor Access has received any written notice of any investigation, liability or threat of liability, or inquiry by any Governmental Entity or any other person or entity under any Applicable Environmental Laws (as defined below) relating to the ownership or operation of the Assets or the operation of the Business, (ii) neither Seller nor Access has disposed of any hazardous material (as defined below) on any of the Assets and no condition exists on any of the Assets that would subject Seller, Access, or the Assets to any remedial obligations or liability under any Applicable Environmental Laws; (iii) to Seller's and Access' knowledge, the Assets and the operation of the Business are in material compliance with all Applicable Environmental Laws; (iv) to Seller's and Access' knowledge, the transactions contemplated herein will not trigger the applicability of the New Jersey Industrial Site Recovery Act; (v) Seller and Access have no liability under any Applicable Environmental Law with respect to the operation of the Business, (vi) Seller and Access have transmitted to Buyer complete copies of any and all information it has about the environmental condition of any property where operations of the Business are located or have been located in the past. The Assets include no real property.

          (b) For purposes of this Agreement, "Applicable Environmental Laws" means any and all Applicable Laws pertaining to health, safety, or the environment in effect (currently or hereafter) in any and all jurisdictions in which the Business or Seller has conducted operations or activities or owned or leased property, including, without limitation, the Clean Air Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Rivers and Harbors Act of 1899, as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, similar state laws, and other federal, state or local environmental conservation or protection laws, regulations or ordinances. For purposes of this

Agreement, the term "hazardous material" means (i) any substance which is listed or defined as a hazardous substance, hazardous constituent, hazardous chemical, or solid waste pursuant to any Applicable Environmental Laws and (ii) petroleum (including crude oil and any fraction thereof), natural gas, and natural gas liquids.

          2.17  Books and Records. All the books and records pertaining the
                -----------------
Business, including without limitation all personnel files, employee and independent contractor data, and other materials relating to PMG's employees and independent contractors, are complete and correct, have been maintained in accordance with sound business practice (including an adequate system of internal controls) and all Applicable Laws. Such books and records accurately and fairly reflect, in reasonable detail, all transactions (all of which are bona fide), revenues, expenses, assets, and liabilities of Seller or Access arising from the operation of the Business. Except when prevented by Applicable Law and except for personnel files, employee and independent contractor data, and other materials relating to PMG's employees and independent contractors, Seller and Access have made all such books and records available to Buyer.

          2.18  Audits. Seller and Access have made available to Buyer complete
                ------
copies of all audits of the Business' compliance with the requirements of the Prescription Drug Marketing Act ("PDMA") or compliance with any regulations or requirements of the Drug Enforcement Agency, the Food and Drug Administration, or any other Governmental Entity having jurisdiction over the delivery or distribution of pharmaceuticals, whether made by customers of the Business, other third parties, Seller, or Access since June 1, 2000. Seller and Access have also provided Buyer with complete copies of all responses and corrective actions, and all correspondence and communications related thereto other than immaterial items of electronic mail, that Seller or Access have made or taken to such audits. Seller and Access have also made available to Buyer complete copies of all (i) correspondence and communications either has had with Governmental Entities since June 1, 2000, and (ii) agreements or undertakings that Seller or Access have entered into with any Governmental Entities, in each case with respect to compliance by the Business.

          2.19  Insurance.
                ---------

                (a)   Seller and Access have delivered to Buyer:

                       (i) accurate and complete copies of all policies of insurance (and correspondence relating to coverage thereunder) for the Business to which either Seller or Access is a party or under which Seller is or has been covered at any time since April 1, 2000, a list of which is included in Part 2.19(a) of the Disclosure Letter; and
                                  ------------

                       (ii) accurate and complete copies of all pending applications by Seller or Access for policies of insurance for the Business.

                (b)   Part 2.19(b) of the Disclosure Letter describes any self-
                      ------------
insurance arrangement for the Business by or affecting Seller or Access, including any reserves established thereunder.

                (c)   Part 2.19(c) of the Disclosure Letter sets forth with
                      ------------
respect to the Business, by year, for the current policy year and each of the immediately preceding policy year:

                       (i) a summary of the loss experience under each policy of insurance;

                       (ii) a statement describing each claim under a policy of insurance for an amount in excess of ten thousand dollars ($10,000), which sets forth:

                             (A)   the name of the claimant;

                             (B)   a description of the policy by insurer, type
of insurance and period of coverage; and

                             (C)   the amount and a brief description of the
claim; and

                    (iii)    (D)   a statement describing the loss experience
         for all claims that were self-insured, including the number and aggregate cost of such claims.

               (d)  Except as set forth in Part 2.19(d) of the Disclosure Letter
                                           ------------
since April 1, 2000:

                    (i) Neither Seller nor Access has received with respect to the Business (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights or (B) any notice of cancellation or any other indication that any policy of insurance is no longer in full force or effect or that the issuer of any policy of insurance is not willing or able to perform its obligations thereunder;

                    (ii) Seller and Access have paid all premiums due, and have otherwise performed all of its obligations, under each policy of insurance to which it is a party or that provides coverage for the Business; and

                    (iii) Seller and Access have given notice to the insurer of all claims that may be insured thereby.

          2.20  Real Property. Neither Seller nor Access owns any real property
                -------------
that is included in the Assets or used in the Business, and all real property used in the Business is leased by Seller from third parties. Part 2.20 of the
                                                             ---------
Disclosure Letter contains an accurate description (by location, name of lessor, date of lease and term expiration date) of all leases of real property (the "Leased Real Property") used in the Business.

          2.21  Accounts Receivable. All accounts receivable of the Business
                -------------------
that are reflected on the Balance Sheet or on the accounting records of Seller or Access as of the Closing Date represent or will represent valid obligations arising from sales actually made or services actually performed by Seller or Access in the Ordinary Course of Business. Except to the extent paid prior to the Closing Date, such accounts receivable are or will be as of the Closing Date current and collectible net of the respective reserves shown on the Balance Sheet or, in the case of accounts receivable arising after the date of the Balance Sheet, on the accounting records of the Business (which reserves are adequate and calculated consistent with past practice and, in the case of the reserve on the accounting records of the Business will not represent a greater percentage of the accounts receivable reflected on such accounting records than the reserve reflected on the Balance Sheet represented of the Accounts Receivable reflected thereon and will not represent a material adverse change in the composition of such accounts receivable in terms of aging). There is no contest, claim, defense, or right of setoff, other than returns in the Ordinary Course of Business of Seller and Access, under any contract with any account debtor of an account receivable relating to the amount or validity of such account receivable. Part 2.21 of the Disclosure Letter contains a complete and
                    ---------
accurate list of all Accounts Receivable as of the date of the Balance Sheet, which list sets forth the aging of each such Account Receivable.

          2.22  Employees.
                ---------

               (a)  Part 2.22(a) of the Disclosure Letter contains a complete
                    ------------
and accurate list of the following information for each employee, independent contractor, consultant and agent of Seller employed in the Business, including each employee on leave of absence or layoff status: name; job title; date of hiring or engagement; date of commencement of employment or engagement; current compensation paid or payable and any change in compensation since January 1, 2001; sick and vacation leave that is accrued but unused; and service credited for purposes of vesting and eligibility to participate under any employee benefit plan.

               (b) Seller is not obligated to pay or provide pension benefits; retiree medical insurance coverage; retiree life insurance coverage; or any other benefits to retired employees who were employed in the Business.

               (c)  Part 2.22(c) of the Disclosure Letter states the number of
                    ------------
employees employed in the Business who have been terminated by Seller during the six months prior to the date of this Agreement and contains a complete and accurate list of the following information for each such employee of Seller who has been terminated or laid off, or whose hours of work have been reduced by more than fifty percent (50%) by Seller, in the six (6) months prior to the date of this Agreement: (i) the date of such termination, layoff or reduction in hours; (ii) the reason for such termination, layoff or reduction in hours; and
(iii) the location to which the employee was assigned.

               (d) Seller has not violated the Worker Adjustment and Retraining Notification Act (the "WARN Act") or any similar state or local Legal Requirement. During the ninety (90) day period prior to the date of this Agreement, Seller has terminated four (4) employees, and Access terminated one
(1) employee related to the Business.

               (e)  Except as set forth on Part 2.13(b) of the Disclosure
                                           ------------
Letter, no employee of Access is, or since October 1997, has been, employed in the Business.

        2.23   Employee Benefits.
               -----------------

               (a) As used in this Section 2.23, the following terms have the meanings set forth below:

                     (i) "Employer" means Seller together with any ERISA Affiliate of Seller.

                     (ii) "ERISA Affiliate" means any other person that, together with the Employer, is or was treated as a single employer under Code (S) 414 at any time within the preceding five years.

                     (iii) "Multiemployer Plan" means a multiemployer plan as defined in ERISA (S) 3(37).

                     (iv) "Other Benefit Obligation" means any agreement, plan, arrangement, policy, practice or obligation of Employer or any ERISA Affiliate to provide benefits, other than salary or wages, to present or former directors or employees of the Employer, other than obligations which are Plans. Other Benefit Obligations may include but are not limited to any specified fringe benefit plans as defined in Code
        (S) 6039D, stock option or incentive plans or other stock-based compensation arrangements that are not Plans.

                     (v) "Pension Plan" means an employee pension benefit plan as defined in ERISA (S) 3(2), including but not limited to each pension, profit sharing, retirement, deferred compensation (qualified or non-qualified) or other similar plan.

                     (vi) "Plan" means each Pension Plan, Welfare Plan, and Other Benefit Obligation maintained by the Employer or any ERISA Affiliate or to which the Employer or any ERISA Affiliate contributes or has contributed within the preceding six year period.

                     (vii) "Welfare Plan" means an employee welfare benefit plan as defined in ERISA (S) 3(1).

                (b)  Part 2.23(b) of the Disclosure Letter contains complete and
                     ------------
accurate lists of each Plan and each Other Benefit Obligation of the Employer and of each ERISA Affiliate, respectively.

                (c)  Except as set forth in Part 2.23(c) of the Disclosure
                                            ------------
Letter, the Employer has made available to Buyer:

                      (i) A true and complete copy of each Plan document and Summary Plan Description for each Plan, and all amendments thereto, and each trust agreement, insurance policy, annuity contract or other investment contract relating to each Plan;

                      (ii) all documents and summaries relating to each Other Benefit Obligation, and a written description of any Other Benefit Obligation that is not otherwise described in writing;

                      (iii)  all personnel and employment manuals or policies;

                      (iv) all contracts with third party administrators, investment managers and consultants for services relating to any Plan or Other Benefit Obligation;

                      (v) all records relating to Internal Revenue Service or Department of Labor audits of any Plan within the preceding five years;

                      (vi) a copy of the most recent annual report (Form 5500 or Form 5500-C/R) for each Plan, including all required schedules, attachments and reports of an independent auditor, when applicable; and

                      (vii) for each Plan that is intended to be a qualified plan within the meaning of Code (S) 401(a), a copy of the most recent IRS determination letter and a copy of the most recent annual valuation report including individual participant account information and the results of all required compliance testing.

               (d)    Except as set forth in Part 2.23(d) of the Disclosure
                                             ------------
Letter:

                      (i) Each Plan that is a Pension Plan that is intended to be a qualified plan under Code (S) 401(a) complies in all material respects, both in form and in operation, with the requirements of Code
         (S) 401(a). No event has occurred and no circumstance exists that could give rise to disqualification or loss of the tax-exempt status of any such Plan.

               (ii) Each Plan is being operated and administered in all material respects in compliance with the applicable requirements of ERISA, including but not limited to the continuation coverage requirements of ERISA (S) 601 et seq., and with any applicable requirements of the Age Discrimination in Employment Act, the Americans with Disabilities Act of 1990, the Family Medical Leave Act of 1993 and the Health Insurance Portability and Accountability Act of 1996.

               (iii) All filings required by ERISA or the Code as to each Plan have been timely filed and all notices and other information required by ERISA or the Code to be provided to Plan participants have been provided on a timely basis.

               (iv) There have been no non-exempt prohibited transactions within the meaning of ERISA(S) 406 and Code(S) 4975 involving the assets of any Plan.

               (v) All required employer contributions to each Plan have been made when due.

               (vi) There are no pending or, to the knowledge of Seller and Access, no threatened investigations or claims by the Internal Revenue Service or Department or Labor or any other Governmental Entity relating to any of the Plans.

               (vii) There are no pending or, to the knowledge of Seller and Access, any threatened suits or proceedings against or involving any Plan or Other Benefit Obligation, or asserting any rights to or claims for benefits under any Plan or Other Benefit Obligation, other than claims for benefits in the normal course.

          (e) Neither the Employer nor any ERISA Affiliate now maintains or has at any time maintained a Pension Plan that is subject to the funding requirements of Code (S) 412 and ERISA (S) 302.

          (f) Neither the Employer nor any ERISA Affiliate now contributes to or has at any time contributed to a Multiemployer Plan.

          (g)  Except as set forth in Part 2.23(g) of the Disclosure Letter, no
                                      ------------
employee of the Employer will be entitled to any additional benefits or any acceleration of the time of payment or vesting of any benefits under any Plan or Other Benefit Obligation as a result of the transactions contemplated by this Agreement.

          (h)  Except as set forth in Part 2.23(h) of the Disclosure Letter
                                      ------------
neither the Employer nor any ERISA Affiliate has any obligation to provide health or welfare benefits of any kind to retired or former employees other than continuation of health insurance required by Code (S) 4980B and ERISA (S) 601 et seq.

     2.24 Sufficiency of Assets. Except as set forth in Part 2.24 of the
          ---------------------
Disclosure Letter, the Assets (a) constitute all of the assets, tangible and intangible, of any nature whatsoever, necessary to continue to operate the Business in the manner presently operated by Seller and Access and (b) include all of the operating assets of Seller and Access used in the Business.

     2.25 Broker or Finders. Except as set forth in Part 2.25 of the Disclosure
          -----------------                         ---------
Letter, neither Seller, Access, nor any of their representatives have incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payments in connection with the sale of the Assets or the Business.

     2.26 Customers. Part 2.26 of the Disclosure Letter contains a complete and accurate lists of all customers of the Business during the period commencing on December 1, 2000, and ending on the date of this Agreement and identifies for each such customer each executory agreement (other than purchase orders received in the Ordinary Course of Business) between the customer and Seller or Access with respect to the Business on the date of this Agreement, copies of which Seller or Access have provided to the Buyer. Seller and Access have also provided the Buyer with complete and accurate copies of payment histories of all such customers during the period from December 1, 2000, to the date of this Agreement, including the aging of all outstanding accounts receivable from such customers on the date of this Agreement.

     2.27 Disclosure. No representation or warranty made by Seller or Access in this Agreement, and no statement of Seller or Access contained in any document, certificate, or other writing furnished or to be furnished by them pursuant hereto or in connection herewith, contains or will contain, at the time of delivery, any untrue statement of a material fact or omits or will omit, at the time of delivery, to state any material fact necessary in order to make the statements contained therein, in light of the circumstances under which they are made, not misleading. Neither Seller nor Access knows of any matter specifically relating to the Assets or the Business that has not been disclosed to Buyer pursuant to this Agreement that has, is likely to have, or will have a material adverse effect on the Assets or Business or Buyer's operation thereof. Seller and Access have delivered or made available to Buyer accurate and complete copies of all agreements, documents, and other writings referred to or listed in this Article II or any Part of the Disclosure Letter.

     2.28 Representations and Warranties on Closing Date. The representations and warranties made in this Article II will be true and correct on and as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of the Closing Date, except that any such representations and warranties that expressly relate only to an earlier date shall be true and correct on the Closing Date as of such earlier date.

                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer represents and warrants to Seller that:

     3.1  Organization and Qualification. Buyer is a Delaware corporation, duly
          ------------------------------
organized, validly existing, and in good standing under the laws of Delaware, and Buyer has all requisite power and authority to own, lease, and operate its properties and to carry on its business as now being conducted. No actions or proceedings to dissolve Buyer are pending or threatened. Buyer is duly qualified or licensed to do business as a foreign corporation in all jurisdictions in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, require such qualification.

     3.2  Authority Relative to This Agreement. Buyer has full power and
          ------------------------------------
authority to execute, deliver, and perform this Agreement and the agreements and instruments to be executed or delivered by it hereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery, and performance by Buyer of this Agreement and the agreements and instruments to be executed or delivered by it hereunder, and the consummation by it of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action of Buyer. This Agreement and the agreements and instruments to be executed or delivered by it hereunder has been or at Closing will be duly executed and delivered by Buyer and constitutes a valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with their respective terms.

     3.3  Noncontravention. The execution, delivery, and performance by Buyer of
          ----------------
this Agreement and the agreements and instruments to be executed or delivered by it hereunder and the consummation by it of the transactions contemplated hereby do not and will not (i) breach, conflict with, or result in a violation of any provision of the charter or bylaws or other governing instruments of Buyer, (ii) breach, conflict with or result in a violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation, or acceleration under, or require any consent, approval, authorization, or waiver of any party to, any bond, debenture, note, mortgage, indenture, lease, contract, agreement, or other instrument or obligation to which Buyer is a party or by which Buyer or any of its properties may be bound, or (iii) violate any Applicable Law binding upon Buyer.

     3.4  Governmental Approvals consent, approval, order, or authorization of,
          ----------------------
or declaration, filing, or registration with, any Governmental Entity is required to be obtained or made by Buyer in connection with the execution, delivery, or performance by Buyer of this Agreement or the agreements and instruments to be executed or delivered by it hereunder or the consummation by it of the transactions contemplated hereby, other than (i) filings with Governmental Entities to occur in the ordinary course following the consummation of the transactions contemplated hereby, and (ii) such consents, approvals, orders, or authorizations that, if not obtained, and such declarations, filings, or registrations that, if not made, would not, individually or in the aggregate, have a material adverse effect on the business, assets, results of operations, condition (financial or otherwise), or prospects of Buyer or on the ability of Buyer to consummate the transactions contemplated hereby.

     3.5  Legal Proceedings. There are no Proceedings pending, or to the best
          -----------------
knowledge of Buyer threatened, seeking to restrain, prohibit, or obtain damages or other relief in connection with this Agreement or the transactions contemplated hereby.

     3.6  Representations and Warranties on Closing Date. The representations
          ----------------------------------------------
and warranties made in this Article III will be true and correct on and as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of the Closing Date, except that any such representations and warranties that expressly relate only to an earlier date shall be true and correct on the Closing Date as of such earlier date.

                                  ARTICLE IV

                                    CLOSING

     Subject to the satisfaction of the conditions set forth in Articles VII and VIII hereof, the consummation of the transactions contemplated hereby shall take place (i) at the offices of Seller's counsel in Fort Lauderdale, Florida, at 10:00 a.m., local time, on February 15, 2002, or (ii) at such other time or place or on such other date as Buyer and Seller shall agree in writing (the "Closing"), but no later than March 15, 2002. The date on which the Closing is required to take place is herein referred to as the "Closing Date." All Closing transactions shall be deemed to have occurred simultaneously when all the conditions set forth in Articles VII and VIII have been satisfied.

                                   ARTICLE V

                      CONDUCT OF BUSINESS PENDING CLOSING

     Seller hereby covenants and agrees with Buyer as follows:

     5.1  Conduct and Preservation of Business. Except as expressly provided in
          ------------------------------------
this Agreement and/or in Part 5.1 of the Disclosure Letter during the period from the date hereof to the Closing, Seller and Access (i) shall conduct the Business only in the Ordinary Course of Business; including actions with respect to the collection of accounts receivable and the payment of accounts payable,
(ii) shall use their best efforts to preserve, maintain, and protect the Assets; and (iii) shall use their best efforts to preserve intact business organization of the Business, to keep available the services of their employees, and to maintain existing relationships with suppliers, contractors, distributors, customers, and others having business relationships with Seller or Access with respect to the Business.

     5.2  Restrictions on Certain Actions. Without limiting the generality of
          -------------------------------
Section 5.1, and except as otherwise expressly provided in this Agreement, with respect to the conduct of the Business prior to the Closing, neither Seller nor Access shall, without the prior written consent of Buyer:

          (a) mortgage or pledge any of the Assets or create or suffer to exist any Encumbrance thereupon, other than those existing in connection with the Permitted Encumbrances;

          (b) sell, lease, transfer, or otherwise dispose of, directly or indirectly, any of the Assets, other than in the Ordinary Course of Business;

          (c) enter into, or amend, modify, or change, any lease, contract, agreement, commitment, arrangement, or transaction related to the Business, except in the Ordinary Course of Business;

          (d) delay payment of any account payable or other liability of Seller or Access arising from the conduct of the Business beyond its due date or the date when such liability would have been paid in the Ordinary Course of Business;

          (e) allow the levels of raw materials, work-in-process, finished goods, supplies, and other materials included in the Assets to vary in any material respect from the levels customarily maintained by Seller or Access in the Ordinary Course of Business;

          (f) permit any current insurance or reinsurance policies to be canceled or terminated or any of the coverages thereunder to lapse if such policy covers Assets or insures risks, contingencies, or liabilities of the Business, unless simultaneously with such cancellation, termination, or lapse, replacement policies providing coverage equal to or greater than the coverage canceled, terminated, or lapsed are in full force and effect and written copies thereof have been provided to Buyer;

          (g) take any action that would or might make any of the representations or warranties of Seller or Access contained in this Agreement untrue or inaccurate as of any time from the date of this Agreement to the Closing or would or might result in any of the conditions set forth in this Agreement not being satisfied;

          (h) enter into or amend any contract, agreement, or other commitment that would have a material adverse effect on the Assets or the Business;

          (i) permit or effectuate any change in accounting methods used in the Business;

          (j) make any material changes in management personnel of the Business; or

          (k) modify or amend any Plan (as defined in Section 2.23) applicable to employees of the Business.

     5.3  Further Covenants. Without limiting the generality of Section 5.1,
          -----------------
prior to the Closing the Seller and Access shall, with respect to the operation of the Business:

          (a) confer with Buyer prior to implementing operational decisions of a material nature;

          (b) otherwise report periodically to Buyer concerning the status of its business, operations and finances;

          (c) keep in full force and effect, without amendment, all material rights relating to the Business;

          (d) comply with all Applicable Laws and contractual obligations applicable to the operations of the Business;

          (e) maintain all books and records of Seller and Access relating to the Business in the Ordinary Course of Business; and

          (f) provide Buyer with complete and accurate copies of any agreements, contracts, or understandings with respect to the Business into which Seller or Access enters between the date of this Agreement and the Closing Date, including all agreements with customers other than purchase orders received in the Ordinary Course of Business.

     5.4  Access. From the date hereof through the Closing, Seller and Access
          ------
shall afford Buyer and its employees and representatives with full and free access to records (including, without limitation, accounting records), properties and personnel of the Business, subject only to any and all existing confidentiality agreements between the parties, the terms of which are merged herein, and shall furnish Buyer copies of the books, records, agreements, and other documents of the Business.

     5.5  Inventory Count. On January 1, 2002, Seller and Access shall conduct a
          ---------------
physical count of inventories of the Business, including all pharmaceutical samples held by Seller or Access for distribution in the Ordinary Course of Business of the Business and all post-dated pharmaceutical samples held by Seller or Access for disposition on behalf of their manufacturers. Representatives of Buyer and/or its independent certified public accountants may view such count.

                                  ARTICLE VI

                             ADDITIONAL AGREEMENTS

     6.1  Payment of Liabilities. Before the Closing, Seller and Access shall
          ----------------------
pay, perform, and discharge all of the liabilities and obligations of the Business in the Ordinary Course of Business. Seller and Access shall pay, perform, and discharge the Excluded Liabilities as and when the same become due and payable before and after the Closing. After the Closing, Buyer shall pay, perform, and discharge all of the Assumed Liabilities and those liabilities that have arisen in the Ordinary Course of Business of the

Business in the period immediately preceding the Closing and that have not been accrued or recorded by the Seller because Seller has not as of the Closing Date received notice thereof.

     6.2  Fees and Expenses. Except as otherwise expressly provided in this
          -----------------
Agreement, all fees and expenses, including fees and expenses of counsel, financial advisors, and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fee or expense, whether or not the Closing shall have occurred; provided, however, that if this Agreement shall have been terminated pursuant to Section
9.1 as a result of the willful breach by a party of any of its representations, warranties, covenants, or agreements set forth in this Agreement, such breaching party shall pay the costs and expenses of the other parties in connection with the transactions contemplated by this Agreement.

     6.3  Taxes; Other Charges. All sales, use and gross receipts Taxes
          --------------------
resulting from the consummation of the transactions contemplated hereby shall be borne by Seller and the parties shall cooperate in obtaining all exemptions from such Taxes. All other excise, registration, transfer, recording, and stamp Taxes and fees incurred in connection with the consummation of the transactions contemplated hereby shall be borne by Buyer. All ad valorem or similar Taxes attributable to the Assets for the 2002 calendar year (as well as prepaid rentals and unearned and paid utility charges) shall be pro-rated between Buyer and Seller on a daily basis as of the Closing Date.

     6.4  Employee and Employee Benefit Plan Matters.
          ------------------------------------------

          (a) Information on Active Employees. For the purpose of this Agreement, the term "Active Employees" shall mean all employees employed on the Closing Date by Seller or Access who are employed exclusively in the Business as currently conducted, including employees on temporary leave of absence, including family medical leave, military leave, temporary disability or sick leave, but excluding employees on long-term disability leave.

          (b)  Employment of Active Employees by Buyer.

               (i) Buyer is not obligated to hire any Active Employee but may interview all Active Employees. Buyer may condition its employment of any Active Employees upon such employees' satisfying Buyer's employment criteria, including drug testing and background checks. No later than fifteen days before the Closing, Buyer will provide Seller with a list of Active Employees to whom Buyer has made an offer of employment that has been accepted and who have satisfied Buyer's employment criteria, including drug testing and background checks (the "Hired Active Employees") to be effective on the Closing Date. As Active Employees to whom Buyer wishes to make offers of employment satisfy such employment criteria during the fifteen (15) days preceding the Closing accept Buyer's offers of employment, Buyer will give notice thereof to Seller and such employees shall become Hired Active Employees. Subject to any Applicable Laws, Buyer will have reasonable access to the facilities of the Business for the purpose of preparing for and conducting employment interviews with all Active Employees and will conduct the interviews as expeditiously as possible prior to the Closing Date. Such access will be provided by Seller and Access upon reasonable prior notice during normal business hours. Effective at the close of business on the day immediately preceding the Closing Date, Seller will terminate the employment of all of its Hired Active Employees with such termination to be conditioned upon the occurrence of the Closing.

               (ii) Neither Seller nor Access nor their affiliates shall solicit the continued employment of any Active Employee (unless and until Buyer has informed Seller in writing that the particular Active Employee will not receive any employment offer from Buyer). No later than fifteen (15) days before the Closing, Buyer shall inform Seller promptly of the identities of those Active Employees to whom it will not make employment offers.

               (iii) It is understood and agreed that (A) Buyer's expressed intention to extend offers of employment as set forth in this section shall not constitute any commitment, contract or understanding (expressed or implied) of any obligation on the part of Buyer to a post-Closing employment relationship of any fixed term or duration or upon any terms or conditions other than those that Buyer may establish pursuant to individual offers of employment, and (B) employment offered by Buyer is "at will" and may be terminated by Buyer or by an employee at any time for any reason (subject to any written commitments to the contrary made by Buyer or an employee and Applicable Laws). Other than as set forth in Part 6.4(b) of
                                                               -----------
     the Disclosure Letter, nothing in this Agreement shall be deemed to prevent or restrict in any way the right of Buyer to terminate, reassign, promote or demote any of the Hired Active Employees after the Closing or to change adversely or favorably the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment of such employees.

          (c)  Salaries and Benefits.
               ---------------------

               (i) Buyer shall be responsible for the payment of all accrued wages and other remuneration due to Active Employees with respect to their services as employees of Seller through the close of business on the day immediately preceding the Closing Date, including pro rata bonus payments and all vacation pay earned prior to the Closing Date.

               (ii) Seller shall be responsible for (A) the payment of any termination or severance payments, (B) the provision of health plan continuation coverage in accordance with the requirements of COBRA and Sections 601 through 608 of ERISA and (C) any and all payments to employees required under the WARN Act. Seller shall be liable for any claims made or incurred by Active Employees and their beneficiaries through the Closing Date under the Plans (as such term is defined in Section 2.23). For purposes of the immediately preceding sentence, a charge will be deemed incurred, in the case of hospital, medical or dental benefits, when the services that are the subject of the charge are performed and, in the case of other benefits (such as disability or life insurance), when an event has occurred or when a condition has been diagnosed that entitles the employee to the benefit. Notwithstanding clause A of this subsection (ii), Buyer shall reimburse Seller for all of its severance pay obligations in excess of $150,000 in the aggregate for all Active Employees to whom Buyer elects not to extend offers of employment. Buyer shall have no obligation to reimburse Seller for Seller's severance pay obligations to Active Employees to which Buyer extends offers of employment who decline such employment by Buyer or whose employment may be terminated later by Buyer or who whose employment was terminated by Seller before the employment termination date required by Section 6.4(b)(i) this Agreement.

          (d)  Seller's Plans.
               --------------

               (i) All Hired Active Employees who are participants in Seller's or Access' Plans (as such term is defined in Section 2.23) shall retain their accrued benefits under such Plans as of the Closing Date, and Seller or Access (or Seller's or Access' Plans) shall retain sole liability for the payment of such benefits as and when such Hired Active Employees become eligible therefor under such Plans.

          (e)  No Transfer of Assets. Neither Seller nor Access nor their
               ---------------------
respective ERISA Affiliates (as such term is defined in Section 2.23) will make any transfer of pension or other employee benefit plan assets to Buyer.

          (f)  General Employee Provisions.
               ---------------------------

               (i) Seller, Access, and Buyer shall give any notices required by Applicable Laws and take whatever other actions with respect to the plans, programs and policies described in this Section 6.4 as may be necessary to carry out the arrangements described in this Section 6.4.

               (ii) Seller, Access, and Buyer shall provide each other with such Plan documents and Summary Plan Descriptions, employee data or other information as may be reasonably required to carry out the arrangements described in this Section 6.4.

               (iii) If any of the arrangements described in this Section 6.4 are determined by the Internal Revenue Service or other Governmental Body to be prohibited by law, Seller, Access, and Buyer shall modify such arrangements to as closely as possible reflect their expressed intent and retain the allocation of economic benefits and burdens to the parties contemplated herein in a manner that is not prohibited by law.

               (iv) Seller and Access shall provide Buyer with copies of the completed I-9 forms and attachments with respect to all Hired Active Employees, except for such employees as Seller or Access certifies in writing to Buyer are exempt from such requirement.

               (v) Buyer shall not have any responsibility, liability or obligation, whether to Active Employees, former employees, their beneficiaries or to any other person or entity, with respect to any Plans (as such term is defined in Section 2.23), practices, programs or arrangements (including the establishment, operation or termination thereof and the notification and provision of COBRA coverage extension) maintained by Seller or Access.

          (g)  No Third Party Benefits. The parties hereto do not intend to
               -----------------------
create any third party beneficiary rights for any employee of Seller, Access, or their affiliates as a result of the provisions of this Agreement and specifically hereby negate any such intent.

     6.5  Third Party Consents.
          --------------------

     Seller shall be obliged to obtain all Required Approvals. Buyer shall provide and offer reasonable assistance to and cooperation with Seller in this process. All costs and expenses of obtaining or effecting the Required Approvals shall be borne by Seller.

     6.6  Removal of Excluded Assets. On or before the Closing Date, Seller and
          --------------------------
Access shall remove all Excluded Assets from the Leased Real Property and facilities to be occupied by Buyer. Such removal shall be done in such manner as to avoid any damage to such properties and facilities to be occupied by Buyer and any disruption of the business operations to be conducted by Buyer after the Closing. Any damage to the Assets or to such properties or facilities resulting from such removal shall be paid by Seller at the Closing.

     6.7  Reports and Returns. Seller and Access shall promptly after the
          -------------------
Closing prepare and file all reports and returns required by Legal Requirements relating to the Business as conducted using the Assets, to and including the Closing Date.

     6.8  Assistance in Proceedings.
          -------------------------

          (a) Seller and Access shall offer and provide reasonable cooperation to Buyer and its counsel in the contest or defense of, and make reasonably available its personnel and provide testimony and access to their books and records in connection with, any Proceeding involving or relating to (a) the transactions contemplated hereunder or (b) their ownership and use of the Assets and the operation of the Business before the Closing.

          (b) Buyer shall offer and provide reasonable cooperation to Seller and Access and their counsel in the contest or defense of, and make reasonably available its personnel and provide testimony and access to their books and records in connection with, any Proceeding involving or relating to (a) the transactions contemplated hereunder or (b) their ownership and use of the Assets and the operation of the Business before the Closing.

     6.9  Noncompetition, Nonsolicitation and Nondisparagement.
          ----------------------------------------------------

          (a)  Noncompetition. For a period of three (3) years after the Closing
               --------------
Date, Seller and Access shall not, anywhere in the United States directly or indirectly invest in, own, manage, operate, finance, control, advise, render services to or guarantee the obligations of any person or entity engaged in or planning to become engaged in the healthcare related sample fulfillment business or the healthcare related database management business (collectively, the "Competing Business"), provided, however, that (i) Seller and Access may purchase or otherwise acquire up to (but not more than) an aggregate of one percent (1%) of any class of the securities of any entity (but may not otherwise participate in the activities of such Person) engaged in a Competing Business if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934,
(ii) Access shall be permitted, as an adjunct to services to customers provided by other Access divisions or subsidiaries to subcontract to unaffiliated third parties pharmaceutical sample fulfillment and healthcare database management services that are not a substantial part of the services provided to such customers, and (iii) Buyer acknowledges and consents to Access' ownership use of its proprietary pharmacy and grocery database, none of which is used in the Business or necessary for the operation of the Business as currently conducted.

          (b)  Nonsolicitation.  For a period of one year after the Closing
               ---------------
Date, Seller and Access shall not, directly or indirectly:

               (i) cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, employee, consultant or other business relation of Buyer to cease doing business with Buyer, to deal with any competitor of Buyer or in any way interfere with its relationship with Buyer;

               (ii) cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, employee, consultant or other business relation of Seller or Access with respect to the Business on the Closing Date or within the year preceding the Closing Date to cease doing business with Buyer, to deal with any competitor of Buyer or in any way interfere with its relationship with Buyer; or

               (iii) hire, retain or attempt to hire or retain any employee or independent contractor of Buyer or in any way interfere with the relationship between Buyer and any of its employees or independent contractors.

          (c)  Nondisparagement. After the Closing Date, Seller and Access will
               ----------------
not disparage Buyer or any of Buyer's shareholders, directors, officers, employees or agents, and Buyer will not disparage Seller or Access or any of Seller's or Access' directors, officers, employees, or agents.

          (d)  Modification of Covenant. If a final judgment of a court or
               ------------------------
tribunal of competent jurisdiction determines that any term or provision contained in Section 6.9 (a) through (c) is invalid or unenforceable, then the parties agree that the court or tribunal will have the power to reduce the scope, duration or geographic area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. This
Section 6.9 will be enforceable as so modified after the expiration of the time within which the judgment may be appealed. This Section 6.9 is reasonable and necessary to protect and preserve Buyer's legitimate business interests and the value of the Assets and to prevent any unfair advantage conferred on Seller.

     6.10 Retention of and Access to Records. After the Closing Date, Buyer
          ----------------------------------
shall retain for a period consistent with Buyer's record-retention policies and practices those records of the Business delivered to Buyer by or on behalf of Seller or Access. Buyer also shall provide Seller and Access and their representatives reasonable access thereto, during normal business hours and on at least three days' prior written notice, to enable them to prepare financial statements or tax returns or deal with tax audits. After the Closing Date, Seller and Access shall provide Buyer and its representatives reasonable access to records that are Excluded Assets, during normal business hours and on at least three days' prior written notice, for any reasonable business purpose specified by Buyer in such notice.

     6.11 Pre-Closing Inventory Count. Buyer may elect by notice to Seller to
          ---------------------------
conduct a physical count of the inventories of the Business, including all pharmaceutical samples held by Seller or Access for distribution in the Ordinary Course of Business of the Business and all post-dated pharmaceutical samples held by Seller or Access for disposition on behalf of their manufacturers. Representatives of Seller and Access may view such inventory count. Buyer shall pay the expenses it incurs in such inventory count.

                                  ARTICLE VII

                      CONDITIONS TO OBLIGATIONS OF SELLER

     The obligations of Seller and Access to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment on or prior to the Closing Date of each of the following conditions:

     7.1  Representations and Warranties True. All the representations and
          -----------------------------------
warranties of Buyer contained in this Agreement, and in any agreement, instrument, or document delivered pursuant hereto or in connection herewith on or prior to the Closing Date, shall be true and correct as of the date made and (having been deemed to have been made again on and as of the Closing Date in the same language) shall be true and correct on and as of the Closing Date, except that any such representations and warranties that expressly relate only to an earlier date shall be true and correct on the Closing Date as of such earlier date.

     7.2      Covenants and Agreements Performed. Buyer shall have performed and
              ----------------------------------
complied with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

     7.3      Certificates.
              ------------

              (a) Seller and Access shall have received a certificate executed on behalf of Buyer by the chief executive and chief financial officers of Buyer (or the functional equivalents of each of the foregoing), dated the Closing Date, representing and certifying, in such detail as Seller may reasonably request, that the conditions set forth in Sections 7.1 and 7.2 have been fulfilled.

              (b) Seller and Access shall have received certificates executed by Buyer's Secretary, dated the Closing Date, certifying (i) attached copies of Buyer's Bylaws as true and complete, and (ii) the signatures of the officers of Buyer authorized to execute and deliver this Agreement and the other agreements and instruments to be executed and delivered hereunder.

     7.4      Legal Proceedings. No Proceeding shall, on the Closing Date, be
              -----------------
pending or threatened seeking to restrain, prohibit, or obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

     7.5      Corporate Approval. The transactions contemplated by this
              ------------------
Agreement shall have been approved, in accordance with Applicable Laws and the charter and Bylaws of Buyer, by the Board of Directors of Buyer; and Buyer shall have delivered to Seller and Access a copy of the resolutions of its Board of Directors approving the Buyer's execution, delivery, and performance of this Agreement, certified by the Buyer's Secretary or Assistant Secretary.

     7.6      Lender Approval. Bank of America, as Agent for Access's current
              ---------------
institutional lenders, shall have approved this transaction.

     7.7      Shareholder Approval. The transactions contemplated by this
              --------------------
Agreement shall have been approved, in accordance with Applicable Laws and the charter and Bylaws of Access, by the shareholders of Access.

     7.8      Assumptions. Seller and Access shall have received from Buyer
              -----------
assignment and assumption agreements, in form and substance reasonably acceptable to Seller and Access, executed by Buyer assuming the Assumed Liabilities.

     7.9      Good Standing; Certified Certificate of Incorporation. Seller and
              -----------------------------------------------------
Access shall have received from Buyer copies of (a) a certificate of good standing for it in the State of Delaware, and (ii) the certificate of incorporation of the Buyer certified by the Secretary of State of the State of Delaware.

     7.10     Permits. Seller and Access shall have received from Governmental
              -------
Entities all Permits necessary for them to consummate the transactions contemplated by this Agreement.

     7.11     Employees. Buyer shall have offered employment to at least ninety
              ---------
percent (90%) of salaried Active Employees and to at least ninety percent (90%) of hourly Active Employees, provided that Buyer shall not be required to employ any such Active Employees who fail to satisfy Buyer's employment criteria, including drug testing and background checks.

     7.12     Executives. Buyer shall have offered employment to those
              ----------
executives of Seller under the terms set forth in Part 7.12 of the Disclosure
                                                  ---------
Letter, provided that Buyer shall not be required to employ any such executives who fail to satisfy Buyer's employment criteria, including drug testing and background checks.

                                 ARTICLE VIII

                      CONDITIONS TO OBLIGATIONS OF BUYER

     The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment on or prior to the Closing Date of each of the following conditions:

     8.1      Representations and Warranties True. All the representations and
              -----------------------------------
warranties of Seller and Access contained in this Agreement, and in any agreement, instrument, or document delivered pursuant hereto or in connection herewith on or prior to the Closing Date, shall be true and correct as of the date made and (having been deemed to have been made again on and as of the Closing Date in the same language) shall be true and correct on and as of the Closing Date, except that any such representations and warranties that expressly relate only to an earlier date shall be true and correct on the Closing Date as of such earlier date.

     8.2      Covenants and Agreements Performed. Seller and Access shall have
              ----------------------------------
performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

     8.3      Certificates.
              ------------

              (a) Buyer shall have received certificates executed on behalf of Seller and Access by the chief executive officers and chief financial officers (or the functional equivalents of each of the foregoing) of Seller and Access, dated the Closing Date, representing and certifying, in such detail as Buyer may reasonably request, that the conditions set forth in Sections 8.1 and 8.2 have been fulfilled.

              (b) Buyer shall have received certificates executed by the Secretaries of Seller and Access, dated the Closing Date, certifying (i) attached copies of the Bylaws of Seller and Access as true and complete and (ii) the signatures of the officers of Seller and Access authorized to execute and deliver this Agreement and the other agreements and instruments to be executed and delivered by Seller and Access hereunder.

     8.4      Legal Proceedings. No Proceeding shall, on the Closing Date, be
              -----------------
pending or threatened seeking to restrain, prohibit, or obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

     8.5      No Material Adverse Change. Since the date hereof, there shall not
              --------------------------
have been any material adverse change in the Assets or the business, assets used in, results of operations, condition (financial or otherwise), or prospects of the Business or the ownership or operation of the Assets or the Business or any material portion thereof.

     8.6      Documents. Buyer shall have received from Seller and Access the
              ---------
following certificates, instruments, and documents listed below, all of which shall be in form and substance reasonably satisfactory to Buyer:

              (a) Executed bills of sale, certificates of title and other instruments of assignment, Transfer, and conveyance (including Required Approvals) sufficient to transfer to Buyer and effectively vest in Buyer all right, title, and interest of Seller and Access in and to the Assets, subject only to the Permitted Encumbrances, provided, however, that receipt by Buyer of assignments or consents other than the Required Approvals shall not be a condition of closing.

              (b) Assignment and assumption agreements executed by Seller and Access, as applicable, assigning the Assumed Liabilities to the Buyer.

              (c) Lien search reports showing that no financing statements or other liens (or notices with respect to liens) affecting any of the Assets naming Seller, Access, or the Business as debtor are on file in the Uniform Commercial Code or other relevant records of the office of the Secretary of State or the county clerk's office of any jurisdiction in which any of the operations of the Business are conducted, other than as permitted or disclosed by this Agreement.

              (d) Releases of all liens affecting any of the Assets, including, without limitation, of all liens and other Encumbrances held by Bank of America, as agent for Seller's and Access' bank lenders.

              (e) Non-foreign certificates executed by Seller and Access, if required by Section 1445 of the Code and applicable regulations.

              (f) Executed copies of all Required Approvals in a form acceptable to Buyer.

              (g) Notarized trademark assignments executed by Seller (or Access, if applicable) assigning to the Buyer all registered trademarks and service marks used in the Business and all applications therefor.

              (h) Notarized copyright assignments executed by Seller (or Access, if applicable) assigning to Buyer all registered copyrights used in the Business and all applications therefor.

              (i) Such other agreements and instruments as Buyer may reasonably request.

     8.7      Legal Opinion. Seller and Access shall have delivered to Buyer a
              -------------
usual and customary opinion of counsel, substantially in the form attached hereto as Exhibit A.
          ---------

     8.8      AMA Assignment. Seller and Access shall have used their best
              --------------
efforts, in good faith, to obtain the approval and consent of the American Medical Association ("AMA") with respect to (i) the assignment to Buyer of Seller's database license agreement with the AMA, and (ii) the assignment to Buyer of the various sub-license agreements under such database license agreement, and it Seller and Access have obtained such approval and consent, they shall have assigned such license and sub-license agreements to the Buyer.

     8.9      Corporate Approval. The transactions contemplated by this
              ------------------
Agreement shall have been approved, in accordance with Applicable Laws and the charter and bylaws of Seller and Access, by the Boards of Directors of Seller and Access and by the shareholders of Access, and Seller and Access shall have delivered to Buyer a copy of the resolutions of their Boards of Directors and the shareholders of Access approving the execution, delivery, and performance of this Agreement, certified by the Secretary or Assistant Secretary of each.

     8.10     Licenses and Permits. Buyer shall have been issued all licenses
              --------------------
and other Permits required for the operation of the Business from and after the Closing Date by the Drug Enforcement Administration and the Federal Drug Administration. Buyer shall also have received from all other Governmental Entities all other Permits necessary for it to consummate the transactions contemplated by this Agreement and operate the Business from and after the Closing Date, excluding, however, State issued Permits for which applications can be made after the Closing Date and the absence of which immediately after the Closing do not prevent the Buyer from operating the Business in the States where such applications must be made.

     8.11     Employee Agreements. Buyer shall have entered into employment
              -------------------
agreements or non-competition agreements with the Active Employees set forth in
Part 8.11 of the Disclosure Letter under the terms set forth thereon.
---------

     8.12     Good Standing; Certified Certificates of Incorporation. Buyer
              ------------------------------------------------------
shall have received from Seller and Access copies of (i) certificates of good standing for them from the State of Delaware and all other States in which the Business is conducted and (ii) the certificates of incorporation of Seller and Access certified by the Secretary of State of the State of Delaware.

     8.13     Regulatory Compliance. Buyer shall have concluded its (i) review
              ---------------------
of Seller's compliance with all applicable regulatory requirements, including the PDMA, and (ii) inventory count pursuant to Section 6.12 of this Agreement, with results that evidence Seller's compliance with applicable law and regulations.

     8.14     Name Change. Buyer shall have received from Seller and access
              -----------
signed filing copies of a certificate of amendment to Seller's certificate of incorporation changing the Seller's name from Phoenix Marketing Group (Holdings), Inc., to a name not containing the words "Phoenix Marketing Group," which Buyer may file with the Secretary of State of the State of Delaware.

     8.15     Payment of Fees. Buyer shall have received evidence satisfactory
              ---------------
to it of the payment of the fees of Alerity Partners by Seller or Access or the provision, satisfactory to Buyer, for such payment without any liability therefor on the part of the Buyer.

                                  ARTICLE IX

                     TERMINATION, AMENDMENT, AND REMEDIES

     9.1      Termination. This Agreement may be terminated and the transactions
              -----------
contemplated hereby abandoned at any time prior to the Closing in the following manner:

              (a)      by mutual written consent of Seller and Buyer; or

              (b)      by Seller or by Buyer, if:

                          (i) the Closing shall not have occurred on or before February 28, 2002, unless such failure to close shall be due to a breach of this Agreement by the party seeking to terminate this Agreement pursuant to this clause (i); or

                          (ii)    there shall be any statute, rule, or
     regulation that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or a Governmental Entity shall have issued an order, decree, or ruling or taken any other action permanently restraining, enjoining, or otherwise prohibiting the consummation of the transactions contemplated hereby, and such order, decree, ruling, or other action shall have become final and nonappealable, or there shall have come into effect an Applicable Law prohibiting the consummation of the transactions contemplated hereby or that could have a material adverse effect on Buyer's ability to operate the Business from and after the Closing; or

              (c) by Seller and Access, if (i) any of the representations or warranties of Buyer contained in this Agreement shall not be true and correct when made or at any time prior to the Closing as if made at and as of such time, or (ii) Buyer shall have failed to fulfill any of its obligations under this Agreement, and, in the case of each of clauses (i) and (ii), such misrepresentation, breach of warranty, or failure (provided it can be cured) has not been cured within thirty (30) days of actual knowledge thereof by Buyer; or

              (d) by Buyer, if (i) any of the representations or warranties of Seller or Access contained in this Agreement shall not be true and correct when made or at any time prior to the Closing as if made at and as of such time, or
(ii) Seller shall have failed to fulfill any of its obligations under this Agreement, and, in the case of each of clauses (i) and (ii), such misrepresentation, breach of warranty, or failure (provided it can be cured) has not been cured within thirty (30) days of actual knowledge thereof by Seller or Access.

     9.2      Effect of Termination. In the event of the termination of this
              ---------------------
Agreement pursuant to Section 9.1 by Seller and Access or Buyer, written notice thereof shall be given to the other party or parties by specifying the provision hereof pursuant to which such termination is made, and this Agreement shall become void and have no effect, except that the agreements contained in this
Section 9.2, Section 6.2, and Articles X, XI and XII shall survive the termination hereof. Nothing contained in this Section 9.2 shall relieve any party from liability for any breach of this Agreement, and in such an event the terminating party may pursue all remedies available to it at law or equity.

     9.3      Waiver. Seller and Access, on the one hand, or Buyer, on the
              ------
other, may (i) waive any inaccuracies in the representations and warranties of the other contained herein or in any document, certificate, or writing delivered pursuant hereto or (ii) waive compliance by the other with the other's agreements or fulfillment of any conditions to obligations contained herein. Any agreement on the part of a party hereto to any such waiver shall be valid only if set forth in an instrument in writing signed by or on behalf of such party or parties. No failure or delay by a party hereto in exercising any right, power, or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power, or privilege.

     9.4      Remedies Not Exclusive. The rights and remedies herein provided
              ----------------------
shall be cumulative and not exclusive of any rights or remedies provided by law or equity, including the remedy of specific performance. The rights and remedies of any party based upon, arising out of, or otherwise in respect of any inaccuracy in or breach of any representation, warranty, covenant, or agreement contained in this Agreement shall in no way be limited by the fact that the act, omission, occurrence, or other state of facts upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant, or agreement contained in this Agreement (or in any other agreement between the parties) as to which there is no inaccuracy or breach.

                                   ARTICLE X

                 SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

     10.1     Survival.

           (a) The representations and warranties of the parties hereto contained in this Agreement or in any certificate, instrument, or document delivered pursuant hereto shall survive until the expiration of four hundred twenty-five (425) days after the Closing Date provided that the representations and warranties contained in Sections 2.1, 2.2, 2.3, 2.5, 3.1, 3.2, and 3.3 shall survive indefinitely and the representations and warranties in Sections 2.15 and
2.16 shall survive for the applicable statute of limitations period, including any extensions thereof (with the four hundred twenty-fifth day after the Closing Date or the termination date of an applicable statute of limitations date being the "Survival Date"). From and after the applicable Survival Date, no party hereto or any shareholder, director, officer, employee, or affiliate of such party shall be under any liability with respect to any representation or warranty, except with respect to matters as to which notice has been received in accordance with Section 10.1(b).

           (b) No party hereto shall have any indemnification obligation pursuant to this Article X in respect of any representation or warranty to which the Survival Date has occurred unless before the Survival Date it shall have received from the party seeking indemnification written notice of the existence of the claim for or in respect of which indemnification in respect of such representation or warranty is sought.

     10.2  Indemnification by Seller and Access. Subject to the terms and
           ------------------------------------
conditions of this Article X, Seller and Access shall jointly and severally indemnify, defend, and hold harmless Buyer, each director, officer, employee, representative and agent of Buyer, and their respective heirs, legal representatives, successors, and assigns (collectively, the "Buyer Group"), from and against any and all claims, actions, causes of action, demands, assessments, losses, damages, liabilities, judgments, settlements, penalties, costs, and expenses (including reasonable attorneys' fees and expenses), of any nature whatsoever, whether actual or consequential (collectively, "Damages"), asserted against, imposed upon, or incurred by any member of the Buyer Group, directly or indirectly, by reason of or resulting from any of the following:

           (a) any misrepresentation, omission, or inaccuracy in or breach of any representation or warranty of Seller or Access contained in this Agreement or in any certificate, instrument, or document delivered pursuant hereto;

           (b) any breach by Seller or Access of any of the covenants or agreements contained in this Agreement or in any certificate, instrument, or document delivered pursuant hereto;

           (c) any liability (including the Excluded Liabilities) or obligation of Seller or Access (whether accrued, absolute, contingent, unliquidated, or otherwise, whether or not known to Seller, and whether due or to become due), unless specifically assumed by Buyer hereunder;

           (d) any Taxes arising under state Tax laws from or in connection with the sale of the Assets to Buyer, other than those for which Buyer has herein agreed to be responsible;

           (e) the ownership, operation, management, or use of the Assets and the operation of the Business prior to and including the Closing Date;

           (f)  any services provided by Seller or Access;

           (g) any action taken or claim asserted by any shareholder of Seller or Access, whether or not in connection with the transactions contemplated by this Agreement; and

           (h) any acts or omissions of Seller or Access prior to the Closing Date and any events or occurrences involving the Assets or the Business or its operation (other than the Assumed Liabilities), or the current or former employees or independent contractors of Seller or Access taking place on or prior to the Closing Date.

     10.3  Indemnification by Buyer. Subject to the terms and conditions of this
           ------------------------
Article X, Buyer shall indemnify, defend, and hold harmless Seller and Access, each director, officer, employee, representative and agent of Seller and Access, and their respective heirs, legal representatives, successors, and assigns (collectively, the "Seller Group") from and against any and all Damages asserted against, resulting to, imposed upon, or incurred by any member of the Seller Group, directly or indirectly, by reason of or resulting from any of the following:

           (a) any misrepresentation, omission, or inaccuracy in or breach of any representation or warranty of Buyer contained in this Agreement or in any certificate, instrument, or document delivered pursuant hereto;

           (b) any breach by Buyer of any of the covenants or agreements contained in this Agreement or in any certificate, instrument, or document delivered pursuant hereto; and

           (c) Buyer's operation of the Assets and the Business following the Closing Date.

     10.4  Procedure for Indemnification. Promptly after receipt by an
           -----------------------------
indemnified party under Section 10.2 or 10.3 of notice of the commencement of any action that constitutes a claim by a third party, or after an indemnified party's otherwise becoming aware of facts or circumstances giving rise to any third party's right to claim Damages, such indemnified party shall, if a claim in respect thereof is to be made against an indemnifying party under such Section, give written notice to the indemnifying party of the commencement thereof, but the failure to so notify the indemnifying party shall not relieve it of any liability that it may have to any indemnified party except to the extent the indemnifying party demonstrates that the defense of such action is prejudiced thereby. In case any such action shall be brought against an indemnified party and it shall give written notice to the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it may wish, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party. If the indemnifying party elects to assume the defense of such action, the indemnified party shall have the right to employ separate counsel at its own expense and to participate in the defense thereof. If the indemnifying party elects not to assume (or fails to assume) the defense of such action, the indemnified party shall be entitled to assume the defense of such action with counsel of its own choice, at the expense of the indemnifying party. If the action is asserted against both the indemnifying party and the indemnified party and there is a conflict of interests that renders it inappropriate for the same counsel to represent both the indemnifying party and the indemnified party, the indemnifying party shall be responsible for paying for separate counsel for the indemnified party; provided, however, that if there is more than one indemnified party, the indemnifying party shall not be responsible for paying for more than one separate firm of attorneys to represent the indemnified parties, regardless of the number of indemnified parties. If the indemnifying party elects to assume the defense of such action, (a) no compromise or settlement thereof may be effected by the indemnifying party without the indemnified party's written consent (which shall not be unreasonably withheld) unless the sole relief provided is monetary damages that are paid in full by the indemnifying party and
(b) the indemnifying party shall have no liability with respect to any compromise or settlement thereof effected without its written consent (which shall not be unreasonably withheld).

     10.5  Other Claims. A claim for indemnification for any matter not
           ------------
involving a third-party claim may be asserted by notice to the party from whom indemnification is sought and shall be paid promptly after such notice.

     10.6  Limitation of Liability. The indemnification obligations of the
           -----------------------
parties hereto shall be subject to the following limitations:

           (a) No indemnification shall be required to be made by either party pursuant to this Article X with respect to any claims for which indemnification is provided hereunder unless the aggregate amount of Damages incurred by such party with respect to all such claims (whether asserted, resulting, imposed, or incurred before, on, or after the Closing Date) exceeds $25,000.00, in which case the indemnifying party shall be liable to the full extent of such Damages, subject to the limit set forth in Section 10.6(b), below.

           (b) Except for judicial determinations of fraud against Buyer or Seller (for which no dollar limit shall apply), neither party shall be liable to the other party for any sum in excess of $1,750,000.00, whether arising by virtue of a direct claim by one of the parties hereto against the other, or by virtue of a claim asserted by a third party.

                                  ARTICLE XI

                                 MISCELLANEOUS

     11.1  Notices. All notices, requests, demands, and other communications
           -------
required or permitted to be given or made hereunder by any party hereto shall be in writing and shall be deemed to have been duly given or made if delivered personally, or transmitted by first class registered or certified mail, postage prepaid, return receipt requested, or sent by prepaid overnight delivery service, or sent by cable, telegram, telefax, or telex, to the parties at the following addresses (or at such other addresses as shall be specified by the parties by like notice):

           If to Buyer:

                  Express Scripts, Inc.
                  13900 Riverport Drive
                  St. Louis, Missouri 63043
                  Attention:  General Counsel
                  Fax:  314-702-7120

           with a copy to:

                  Martin Akins, Esq.
                  Express Scripts, Inc.
                  13900 Riverport Drive
                  St. Louis, Missouri 63043
                  Fax:  314-702-7120

           If to Seller or Access:

                  Access Worldwide Communications, Inc.

                  4950 Communication Avenue, Suite 300
                  Boca Raton, Florida 33431
                  Attn: Michael Dinkins, CEO
                  Fax: 1-800-464-8599

           with a copy to:

                  Kenneth W. Shapiro, Esq.
                  Shapiro Sontag, Lawyers
                  1776 N. Pine Island Road, Suite 326
                  Fort Lauderdale, Florida 33322
                  Fax: 954-382-9008


Such notices, requests, demands, and other communications shall be effective upon receipt.

     11.2  Entire Agreement. This Agreement, together with the Exhibits,
           ----------------
Disclosure Letter, and other writings referred to herein or delivered pursuant hereto, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

     11.3  Binding Effect; Assignment; No Third Party Benefit. This Agreement
           --------------------------------------------------
shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except as otherwise expressly provided in this Agreement, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, except that Buyer may assign to any affiliate of Buyer any of Buyer's rights, interests, or obligations hereunder, upon notice to Seller and Access, provided that no such assignment shall relieve Buyer of its obligations hereunder. Except as provided in Article X, nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than the parties hereto, and their respective successors and permitted assigns, any rights, benefits, or remedies of any nature whatsoever under or by reason of this Agreement.

     11.4  Severability. If any provision of this Agreement is held to be
           ------------
unenforceable, this Agreement shall be considered divisible and such provision shall be deemed inoperative to the extent it is deemed unenforceable, and in all other respects this Agreement shall remain in full force and effect; provided, however, that if any such provision may be made enforceable by limitation thereof, then such provision shall be deemed to be so limited and shall be enforceable to the maximum extent permitted by Applicable Law.

     11.5  GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND
           -------------
ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

     11.6  References. All references in this Agreement to Articles, Sections,
           ----------
and other subdivisions refer to the Articles, Sections, and other subdivisions of this Agreement unless expressly provided otherwise. The words "this Agreement", "herein", "hereof", "hereby", "hereunder", and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. Whenever the words "include", "includes", and "including" are used in this Agreement, such words shall be deemed to be followed by the words "without limitation". Each reference herein to a Part or Exhibit refers to the item identified separately in writing by the parties hereto as the described

Disclosure Letter or Exhibit to this Agreement. All Exhibits and the Disclosure Letter are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

     11.7  Further Assurances. From time to time, at the request of either party
           ------------------
hereto and without further consideration, the parties hereto agree that each will execute and deliver to the other any and all documents in addition to those expressly provided for in this Agreement that may be reasonably necessary or appropriate to carry out the purposes of this Agreement and the transactions contemplated hereby, whether at or after the Closing. Seller and Access further agree that from time to time after the Closing Date they will execute and deliver to Buyer or its designee such further conveyances, assignments, or other written assurance, and take such further necessary actions, as Buyer may reasonably request in writing to perfect and protect Buyer's title to the Assets.

     11.8  Counterparts. This Agreement may be executed by the parties hereto in
           ------------
any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all, the parties hereto.

     11.9  Remedies Not Exclusive. The rights and remedies herein provided shall
           ----------------------
be cumulative and not exclusive of any rights or remedies provided by law. The rights and remedies of any party based upon, arising out of, or otherwise in respect of any inaccuracy in or breach of any representation, warranty, covenant, or agreement contained in this Agreement shall in no way be limited by the fact that the act, omission, occurrence, or other state of facts upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant, or agreement contained in this Agreement (or in any other agreement between the parties) as to which there is no inaccuracy or breach.

     11.10 Public Announcements. Any public announcement, press release or
           --------------------
similar publicity with respect to this Agreement or the transactions contemplated by this Agreement will be issued, if at all, at such time and in such manner, and in such form and substance, as mutually agreed by Buyer and Access.

     11.11 Disclosure Letter.

           (a) The information in the Disclosure Letter constitutes (i) exceptions to particular representations, warranties, covenants and obligations of Seller and Access as set forth in this Agreement or (ii) descriptions or lists of assets and liabilities and other items referred to in this Agreement. If there is any inconsistency between the statements in this Agreement and those in the Disclosure Letter (other than an exception expressly set forth as such in the Disclosure Letter with respect to a specifically identified representation or warranty), the statements in this Agreement will control.

           (b) The statements in the Disclosure Letter, and those in any supplement thereto, relate only to the provisions in the Section of this Agreement to which they expressly relate and not to any other provision in this Agreement.

     11.12 Post-Closing Collections. Access and Seller shall promptly pay over,
           ------------------------
and account to Buyer for, all collections on accounts receivable of the Business that they receive on or after the Closing Date.

                                  ARTICLE XII

                                CONFIDENTIALITY

     12.1  Definition of Confidential Information.
           --------------------------------------

           (a) As used in this Article 12, the term "Confidential Information" includes any and all of the following information of Seller, Access, or Buyer that has been or hereafter may be disclosed in any form, whether in writing, orally, electronically or otherwise, or otherwise made available by observation, inspection or otherwise by either party (Buyer on the one hand or Seller and Access, collectively, on the other hand) or its representatives (collectively, a "Disclosing Party") to the other party or its representatives (collectively, a "Receiving Party"):

               (i) all information that is a trade secret under applicable trade secret or other law;

               (ii) all information concerning product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer hardware, software and computer software and database technologies, systems, structures and architectures;

               (iii) all information concerning the business and affairs of the Disclosing Party (which includes historical and current financial statements, financial projections and budgets, tax returns and accountants' materials, historical, current and projected sales, capital spending budgets and plans, business plans, strategic plans, marketing and advertising plans, publications, client and customer lists and files, contracts, the names and backgrounds of key personnel and personnel training techniques and materials, however documented), and all information obtained from review of the Disclosing Party's documents or property or discussions with the Disclosing Party regardless of the form of the communication; and

               (iv) all notes, analyses, compilations, studies, summaries and other material prepared by the Receiving Party to the extent containing or based, in whole or in part, upon any information included in the foregoing.

           (b) Any trade secrets of a Disclosing Party shall also be entitled to all of the protections and benefits under applicable trade secret law and any other applicable law. If any information that a Disclosing Party deems to be a trade secret is found by a court of competent jurisdiction not to be a trade secret for purposes of this Article 12, such information shall still be considered Confidential Information of that Disclosing Party for purposes of this Article 12 to the extent included within the definition. In the case of trade secrets, each of Buyer, Seller, and Access hereby waives any requirement that the other party submit proof of the economic value of any trade secret or post a bond or other security.

     12.2  Restricted Use of Confidential Information.
           ------------------------------------------

           (a) Each Receiving Party acknowledges the confidential and proprietary nature of the Confidential Information of the Disclosing Party and agrees that such Confidential Information (i) shall be kept confidential by the Receiving Party, (ii) shall not be used for any reason or purpose other than to evaluate and consummate the transactions contemplated by this Agreement and
(iii) without limiting the foregoing, shall not be disclosed by the Receiving Party to any person or entity, except in each case as otherwise expressly permitted by the terms of this Agreement or with the prior written consent of an authorized representative of Seller and Access with respect to Confidential Information of

Seller or Access (each, a "Seller Contact") or an authorized representative of Buyer with respect to Confidential Information of Buyer (each, a "Buyer Contact"). Each of Buyer and Seller and Access shall disclose the Confidential Information of the other party only to its representatives who require such material for the purpose of evaluating the transactions contemplated by this Agreement and are informed by Buyer, Seller or Access, as the case may be, of the obligations of this Article 12 with respect to such information. Each of Buyer, Seller and Access shall (x) enforce the terms of this Article 12 as to its respective representatives, (y) take such action to the extent necessary to cause its representatives to comply with the terms and conditions of this
Article 12 and (z) be responsible and liable for any breach of the provisions of this Article 12 by it or its representatives.

           (b) Unless and until this Agreement is terminated, Seller and Access shall maintain as confidential any Confidential Information (including for this purpose any information of Seller or Access of the type referred to in Sections 12.1(a)(i), (ii) and (iii), whether or not disclosed to Buyer) of the Seller or Access relating to any of the Assets or the Assumed Liabilities. Notwithstanding the preceding sentence, Seller and Access may, subject to Sections 5.2 ands 5.3, use any of their Confidential Information before the Closing in the Ordinary Course of Business.

           (c) From and after the Closing, the provisions of Section 12.2(a) above shall not apply to or restrict in any manner Buyer's use of any Confidential Information of the Seller or Access relating to any of the Assets or the Assumed Liabilities.

     12.3  Exceptions. Sections 12.2(a) and (b) do not apply to that part of the
           ----------
Confidential Information of a Disclosing Party that a Receiving Party demonstrates (a) was, is or becomes generally available to the public other than as a result of a breach of this Article 12 or a confidentiality agreement by the Receiving Party or its representatives, (b) was or is developed by the Receiving Party independently of and without reference to any Confidential Information of the Disclosing Party or (c) was, is or becomes available to the Receiving Party on a nonconfidential basis from a third party not bound by a confidentiality agreement or any legal, fiduciary or other obligation restricting disclosure. Neither Seller nor Access shall disclose any Confidential Information of Seller or Access relating to any of the Assets or the Assumed Liabilities in reliance on the exceptions in clauses (b) or (c) above.

     12.4  Legal Proceedings. If a Receiving Party becomes compelled in any
           -----------------
Proceeding or is requested by a Governmental Entity having regulatory jurisdiction over the transactions contemplated by this Agreement to make any disclosure that is prohibited or otherwise constrained by this Article 12, that Receiving Party shall provide the Disclosing Party with prompt notice of such compulsion or request so that it may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions of this Article
12. In the absence of a protective order or other remedy, the Receiving Party may disclose that portion (and only that portion) of the Confidential Information of the Disclosing Party that, based upon advice of the Receiving Party's counsel, the Receiving Party is legally compelled to disclose or that has been requested by such Governmental Entity, provided, however, that the Receiving Party shall use reasonable efforts to obtain reliable assurance that confidential treatment will be accorded by any Person to whom any Confidential Information is so disclosed. The provisions of this Section 12.4 do not apply to any Proceedings between the parties to this Agreement.

     12.5  Return or Destruction of Confidential Information. If this Agreement
           -------------------------------------------------
is terminated, each Receiving Party shall (a) destroy all Confidential Information of the Disclosing Party prepared or generated by the Receiving Party without retaining a copy of any such material, (b) promptly deliver to the Disclosing Party all other Confidential Information of the Disclosing Party, together with all copies thereof, in the possession, custody or control of the Receiving Party with all copies thereof, in the possession, custody or control of the Receiving Party or, alternatively, with the written consent of a Seller Contact or a Buyer Contact (whichever represents the Disclosing Party) destroy all such Confidential

Information and (c) certify all such destruction in writing to the Disclosing Party, provided, however, that the Receiving Party may retain a list that contains general descriptions of the information it has returned or destroyed to facilitate the resolution of any controversies after the Disclosing Party's Confidential Information is returned.

     12.6  Attorney-Client Privilege. The Disclosing Party is not waiving, and
           -------------------------
will not be deemed to have waived or diminished, any of its attorney work product protections, attorney-client privileges or similar protections and privileges as a result of disclosing its Confidential Information (including Confidential Information related to pending or threatened litigation) to the Receiving Party, regardless of whether the Disclosing Party has asserted, or is or may be entitled to assert, such privileges and protections. The parties (a) share a common legal and commercial interest in all of the Disclosing Party's Confidential Information that is subject to such privileges and protections, (b) are or may become joint defendants in Proceedings to which the Disclosing Party's Confidential Information covered by such protections and privileges relates, (c) intend that such privileges and protections remain intact should either party become subject to any actual or threatened Proceeding to which the Disclosing Party's Confidential Information covered by such protections and privileges relates and (d) intend that after the Closing the Receiving Party shall have the right to assert such protections and privileges. No Receiving Party shall admit, claim or contend, in Proceedings involving either party or otherwise, that any Disclosing Party waived any of its attorney work-product protections, attorney-client privileges or similar protections and privileges with respect to any information, documents or other material not disclosed to a Receiving Party due to the Disclosing Party disclosing its Confidential Information (including Confidential Information related to pending or threatened litigation) to the Receiving Party.

                                 ARTICLE XIII

                                  DEFINITIONS

     13.1  Certain Defined Terms. As used in this Agreement, each of the
           ---------------------
following terms has the meaning given it below:

           "affiliate" means, with respect to any person, any other person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person. For the purposes of this definition, "control", when used with respect to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract, or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

           "Applicable Laws" means any statute, law, rule, or regulation or any judgment, order, writ, injunction, or decree of any Governmental Entity to which a specified person or property is subject.

           "Business" means the healthcare related sample fulfillment, database management, literature fulfillment, direct mail, personalized mail, list label, and Access Sports businesses of the kind offered by Seller and Access under the PMG name.

           "Code" means the Internal Revenue Code of 1986, as amended.

           "Encumbrances" means liens, charges, pledges, options, mortgages, deeds of trust, security interests, claims, restrictions, easements, and other encumbrances of every type and description, whether imposed by law, agreement, understanding, or otherwise.

           "Governmental Entity" means any court or tribunal in any jurisdiction or any federal, state, municipal, or other governmental body, agency, authority, department, commission, board, bureau, or instrumentality.

           "Intellectual Property" means trademarks, service marks, trade names, service names, brand names, copyrights, know-how, processes, software (including PDMA compliance process software), trade secrets, proprietary information, inventions, databases, customer lists, and other intellectual property, and all registrations, applications, licenses, claims, causes of action, and rights with respect to any of the foregoing.

           "IRS" means the Internal Revenue Service.

           "Knowledge" in the case of an entity means the actual knowledge of its executive officers or the knowledge that such officers should discover or of which such officers should otherwise become aware in the course of their performance of their responsibilities.

           "Ordinary Course of Business" means that an action taken by a person or entity will be deemed to have been taken in the Ordinary Course of Business only if that action:

           (a) is consistent in nature, scope and magnitude with the past practices of such person or entity and is taken in the ordinary course of the normal, day-to-day operations of such person or entity;

           (b) does not require authorization by the board of directors or shareholders of such person or entity (or by any person or group of persons exercising similar authority) and does not require any other separate or special authorization of any nature; and

           (c) is similar in nature, scope and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal, day-to-day operations of other persons or entities that are in the same line of business as such person or entity.

           "Permits" means licenses, permits, franchises, consents, approvals, variances, exemptions, and other authorizations of or from Governmental Entities.

           "Permitted Encumbrances" means (i) Encumbrances created by Buyer,
     (ii) liens for Taxes for the current year not yet due and payable, (iii) statutory liens (including materialmen's, mechanic's, repairmen's, landlord's, and other similar liens) arising in connection with the ordinary course of business securing liabilities payments for which are not yet due and payable, and (iv) such imperfections or irregularities of title, if any, as (A) are not substantial in character, amount, or extent and do not materially detract from the value of the property subject thereto, (B) do not interfere with either the present or intended use of such property, and (C) do not, individually or in the aggregate, materially interfere with the conduct of normal operations; provided, however, that "Permitted Encumbrances" shall not include any liens for Taxes or statutory liens filed of record against the Assets.

           "person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, enterprise, unincorporated organization, or Governmental Entity.

           "Proceedings" means all proceedings, actions, claims, suits, investigations, and inquiries by or before any arbitrator or Governmental Entity.

           "Required Approvals" means those approvals described on Part 13.1 of
                                                                   ---------
     the Disclosure Letter.

           "Taxes" means any income taxes or similar assessments or any sales, gross receipts, excise, occupation, use, ad valorem, property, production, severance, transportation, employment, payroll, franchise, or other tax imposed by any United States federal, state, or local (or any foreign or provincial) taxing authority, including any interest, penalties, or additions attributable thereto.

           "Tax Return" means any return or report, including any related or supporting information, with respect to Taxes.


                           [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties have executed this Agreement, or caused this Agreement to be executed by their duly authorized representatives, all as of the day and year first above written.

                            PHOENIX MARKETING GROUP (SELLER), INC..


                            By:    /s/ Michael Dinkins
                               -------------------------------------------
                            Name:  Michael Dinkins
                            Title: Chairman and Chief Executive Officer



                            ACCESS WORLDWIDE COMMUNICATIONS, INC.


                            By:    /s/ Michael Dinkins
                               -------------------------------------------
                            Name:  Michael Dinkins
                                   Title:  Chairman and Chief Executive Officer



                            EXPRESS SCRIPTS, INC.


                            By:    /s/ Barrett Toan
                               --------------------------------------------
                            Name:  Barrett Toan
                            Title: Chairman and Chief Executive Officer

                                  Appendix B

                   Opinion Letter of Alterity Partners L.P.


                     [Letterhead of Alterity Partners LLC]


                               December 19, 2001


Board of Directors
Access Worldwide Communications, Inc.
4950 Communications Avenue
Suite 300
Boca Raton, FL 33431


Dear Sirs:

We understand that Express Scripts, Inc., a Delaware corporation ("Buyer"), Phoenix Marketing Group (Holdings), Inc. (the "Seller"), and Access Worldwide Communications, Inc., a Delaware corporation and owner of 100% of the equity interests of Seller (the "Parent"), have proposed entering into an Asset Purchase Agreement, dated as of December 19, 2001 (the "Agreement"), pursuant to which Buyer will purchase from Parent and Seller all of the Assets (as defined in the Agreement) used by the Seller in the Business (as defined in the Agreement), other than those specifically excluded thereunder, for consideration comprising cash of thirty three million dollars ($33,000,000.00) and the Assumed Liabilities (as defined in the Agreement) (collectively, the "Consideration"), subject to adjustment as provided in the Agreement. The purchase of the Assets and the related transactions pursuant to the Agreement are referred to herein, collectively, as the "Transactions". You have provided us with a draft copy of the Agreement in substantially final form.

You have asked us to render our opinion, as investment bankers, as to whether the Consideration for the Assets is fair, from a financial point of view, to the Parent.
                   In connection with our opinion, we have:

               (a) solicited third-party indications of interest in acquiring the Assets and bids therefor (the "Initial Bids");

               (b) reviewed 12 Initial Bids and solicited additional offers to purchase the Assets (the "Second Bids") from five parties that submitted Initial Bids;

               (c) reviewed two Second Bids and engaged in discussions thereon with the management of Parent, who following their discussions with us, recommended that the Board of Directors of Parent accept the Second Bid submitted by Buyer based on the terms thereof;

               (d)  reviewed the Agreement;

               (e) reviewed certain financial and other information relating to the Seller that was publicly available or furnished to us by the Seller that we believe appropriate for purposes of rendering this opinion, including, but not limited to: (i) the Parent's Annual Reports on Forms 10-K for the three fiscal years ended December 31, 1998 through December 31, 2000 and the Parent's Quarterly Report on Form 10-

                    Q for the nine-month period ended September 30, 2001; (ii) Seller's unaudited financial statements for the three fiscal years ended December 31, 1998 through December 31, 2000; and
                    (iii) financial projections for and as developed by the Seller;

               (f) met with members of the Seller's management to discuss the business, operations, historical financial results and future prospects of the Seller;

               (g) considered certain financial and securities data of the Seller and compared that data with similar data for other publicly- and privately-held companies in businesses similar to those of the Seller;

               (h) performed a discounted cash flow analysis, a comparable company analysis, a comparable transaction analysis and certain other analyses which we deemed useful in connection therewith; and

               (i) considered and/or performed such other information, financial studies, analyses and investigations and financial, economic and market criteria as we deemed relevant and appropriate for purposes of this opinion.

The opinion expressed below is subject to the following qualifications and limitations:

     1. In arriving at our opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all financial and other information that was publicly available or furnished to us by the Seller. With respect to the financial forecasts examined by us, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Seller's management as to the future financial performance of the Seller. We have not assumed any responsibility for the independent verification of any such information or of the projections provided to us, and we have further relied upon the assurances of the senior management of the Seller and that they are unaware of any facts that would make the information and projections provided to us incomplete or misleading.

     2. Our services with respect to the Transactions do not constitute, nor should they be construed to constitute in any way, a review or audit of, or any other procedures with respect to any financial information, nor should such services be relied upon by any person to disclose weaknesses in internal controls or financial statement errors or irregularities. We have not made an independent evaluation or appraisal of the Assets or liabilities (contingent or otherwise) of Seller or Parent, either on a fair market basis or otherwise, nor have we been provided with any such appraisals.

     3. Our opinion does not address, and should not be construed to address, either the underlying business decision to effect the Transactions, the relative merits of the Transactions as compared to any alternative business strategies that might exist for the Seller, the effects of any other transaction in which the Seller might engage or whether the consideration to be received by the Parent in the Transactions represents the highest price obtainable. We express no view as to the federal, state or local tax consequences of the Transactions.

     4. In arriving at our opinion we have assumed that the Agreement will be consummated in a timely manner and in accordance with the terms of the Agreement, without any regulatory limitations, restrictions, conditions, amendments or modifications that collectively would have an material effect on the Parent.

     5. Our opinion is subject to the assumptions and conditions contained herein and is necessarily based on business, economic, market and other conditions, and the information made available to us, as they exist as of the date hereof or as of the date of the information provided to us.

     6. This opinion is effective as of the date hereof. We have no obligation to update the opinion unless requested by you in writing to do so and expressly disclaim any responsibility to do so in the absence of any such request.

     7. This opinion expresses no view as to the value of the Assets following the consummation of the Agreement.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be received for the Assets by the Parent is fair to the Parent from a financial point of view. We will receive customary compensation for our services in rendering this opinion. We have also acted as financial advisor to the Board of Directors to the Parent in connection with the Transaction and we will receive a customary compensation for our financial advisory services.

Provided that it is reproduced in full, this opinion may be included in any disclosure document filed by the Seller in connection with the consummation of the Agreement with the Securities and Exchange Commission, or otherwise required to be made publicly available. Except as provided in the immediately preceding sentence, any disclosure of this opinion, including that contained in any document filed with the Securities and Exchange Commission or distributed to the stockholders of the Seller, and any description of this opinion, may not be made without the prior written review and approval of Alterity Partners, in all instances not to be unreasonably withheld or delayed.

Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of the Parent and its evaluation of the proposed Agreement, and our opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed Agreement.

                                             Very truly yours,

                                             ALTERITY PARTNERS LLC


                                             By: /s/ Douglas S. Donahue
                                                -----------------------
                                                Name:  Douglas S. Donahue
                                                Title: Managing Director

                                  PROXY CARD

                     ACCESS WORLDWIDE COMMUNICATIONS, INC.


THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. The undersigned hereby constitutes and appoints Michael Dinkins and Richard Lyew, and each of them, true and lawful agents and proxies of the undersigned, with full power of substitution, to represent the undersigned and to vote all shares of common stock of Access Worldwide Communications, Inc. that the undersigned is entitled to vote at the Special Meeting of Stockholders to be held on February 14, 2002 and at any adjournment thereof.

[X] PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE PROPOSAL. THE BOARD RECOMMENDS A VOTE "FOR" THE PROPOSAL.

1. Approval of the Asset Purchase Agreement dated December 19, 2001 by Access Worldwide Communications, Inc., the Phoenix Marketing Group (Holdings), Inc. ("Phoenix") and Express Scripts Inc. ("Express"), providing for the sale to Express of the assets and business of Phoenix.

FOR  [_]

AGAINST [_]

ABSTAIN [_]

2. In the discretion of the proxies named herein, the proxies are authorized to vote upon such other matters as are properly brought before the meeting.

Dated: ____________

                                        ___________________________

                                        Signature


                                        ___________________________

                                        Signature if held jointly


                                        Please sign exactly as name appears
                                        hereon. When shares are held by joint
                                        tenant, both should sign. When signing
                                        as attorney, executor, administrator,
                                        trustee or guardian, please give full
                                        title as such. If a corporation, please
                                        sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

       PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING
                            THE ENCLOSED ENVELOPE.